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As filed with the Securities and Exchange Commission on February 23, 2009

Registration Number 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CF INDUSTRIES HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	2870 (Primary Standard Industrial Classification Code Number)	20-2697511 (IRS Employer Identification No.)

4 Parkway North, Suite 400
Deerfield, Illinois 60015
(847) 405-2400
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Douglas C. Barnard
Vice President, General Counsel, and Secretary
4 Parkway North, Suite 400
Deerfield, Illinois 60015
(847) 405-2400

Copies to:
Brian W. Duwe
Richard C. Witzel, Jr.
Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Chicago, Illinois 60606
(312) 407-0700

            Approximate date of commencement of proposed sale of securities to the public: As soon as practicable after the effective date of this Registration Statement.

            If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box ☐

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

            Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)

Common Stock, par value $0.01 per share (together with the attached preferred share purchase rights)(1)	43,871,998	N/A	$2,414,772,820	$94,900.57

(1)
Each share of CF Industries Holdings, Inc. common stock includes a right to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock pursuant to the Rights Agreement, dated as of July 21, 2005, between CF Industries Holdings, Inc. and The Bank of New York.

(2)
Represents the maximum number of shares of CF Industries Holdings, Inc. common stock (together with the attached preferred share purchase rights) that can be issued in the exchange offer and second-step merger.

(3)
Pursuant to Rule 457(c) and Rule 457(f) under the Securities Act, and solely for the purpose of calculating the registration fee, the market value of the securities to be received was calculated as the product of (i) 103,593,858 shares of Terra Industries Inc. common stock (the sum of (x) 102,131,215 shares of Terra Industries Inc. common stock outstanding as of October 24, 2008 and (y) 1,463,643 shares of Terra Industries Inc. common stock issuable upon the exercise of outstanding stock options, the vesting of restricted stock and the conversion of Terra Industries Inc. preferred stock (as reported in Terra Industries Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, Terra Industries Inc.'s Current Report on Form 8-K, dated October 6, 2008, and Terra Industries Inc.'s Annual Report on Form 10-K for the year ended December 31, 2007, less 1,000 shares of Terra Industries Inc. common stock owned by CF Composite, Inc., a wholly-owned subsidiary of CF Industries Holdings, Inc.) and (ii) the average of the high and low sales prices of Terra Industries Inc. common stock as reported on the New York Stock Exchange on February 17, 2009 ($23.31).

(4)
Calculated as the product of the maximum aggregate offering price and 0.0000393.

            If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered on the registration statement changes, the provisions of Rule 416 shall apply to the registration statement.

            The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus/offer to exchange may be changed. CF Industries Holdings, Inc. and Composite Acquisition Corporation may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus/offer to exchange is not an offer to sell these securities and CF Holdings and Composite Acquisition Corporation are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 23, 2009

Offer to Exchange

Each Outstanding Share of Common Stock
of
TERRA INDUSTRIES INC.
for
0.4235 Shares of Common Stock of CF Industries Holdings, Inc.
(together with the associated preferred stock purchase rights)
by
COMPOSITE ACQUISITION CORPORATION,
a direct wholly-owned subsidiary of
CF INDUSTRIES HOLDINGS, INC.

         Composite Acquisition Corporation ("Composite"), a Maryland corporation and a direct wholly-owned subsidiary of CF Industries Holdings, Inc. ("CF Holdings"), a Delaware corporation, is offering, upon the terms and subject to the conditions set forth in this prospectus/offer to exchange and in the accompanying letter of transmittal, to exchange each of the issued and outstanding shares of common stock, without par value (the "Terra common stock"), of Terra Industries Inc., a Maryland corporation ("Terra"), for 0.4235 shares (the "exchange ratio") of the common stock, par value $0.01 per share, of CF Holdings (together with the associated preferred stock purchase rights) (the "CF Holdings common stock"). In addition, you will receive cash in lieu of any fractional shares of CF Holdings common stock to which you may otherwise be entitled.

         CF Holdings' and Composite's obligation to accept for exchange, and to exchange, shares of Terra common stock for shares of CF Holdings common stock is subject to a number of conditions which are described in the section of this prospectus/offer to exchange entitled "The Exchange Offer—Conditions of the Offer" beginning on page 47.

         THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MAY 15, 2009, OR THE "EXPIRATION DATE," UNLESS EXTENDED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER TO EXCHANGE, BUT NOT DURING ANY SUBSEQUENT OFFERING PERIOD.

         CF Holdings common stock trades on the New York Stock Exchange ("NYSE") under the symbol "CF." Terra common stock trades on the NYSE under the symbol "TRA."

         FOR A DISCUSSION OF RISKS AND OTHER FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE OFFER, PLEASE CAREFULLY READ THE SECTION OF THIS PROSPECTUS/OFFER TO EXCHANGE ENTITLED "RISK FACTORS" BEGINNING ON PAGE 19.

         Neither CF Holdings nor Composite has authorized any person to provide any information or to make any representation in connection with the offer other than the information contained or incorporated by reference in this prospectus/offer to exchange, and if any person provides any of this information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by CF Holdings or Composite.

         CF HOLDINGS IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY TO CF HOLDINGS. As described in this prospectus/offer to exchange, CF Holdings intends to solicit proxies through separate proxy solicitation materials in connection with Terra's 2009 annual meeting of stockholders. Any such proxy solicitation will be made only pursuant to separate proxy materials complying with the requirements of the rules and regulations of the Securities and Exchange Commission.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus/offer to exchange. Any representation to the contrary is a criminal offense.

The dealer managers for the offer are:

Morgan Stanley & Co. Incorporated Toll Free: 888-840-4015	Rothschild Inc. Toll Free: 800-753-5151
The date of this prospectus/offer to exchange is February 23, 2009

i

        THIS PROSPECTUS/OFFER TO EXCHANGE INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT CF HOLDINGS AND TERRA FROM DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, OR THE "SEC," THAT HAVE NOT BEEN INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS/OFFER TO EXCHANGE.

        THIS INFORMATION IS AVAILABLE AT THE INTERNET WEB SITE THE SEC MAINTAINS AT WWW.SEC.GOV, AS WELL AS FROM OTHER SOURCES. PLEASE SEE THE SECTION OF THIS PROSPECTUS/OFFER TO EXCHANGE ENTITLED "WHERE YOU CAN FIND MORE INFORMATION." YOU ALSO MAY REQUEST COPIES OF THESE DOCUMENTS FROM CF HOLDINGS, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO CF HOLDINGS' INFORMATION AGENT AT ITS ADDRESS OR TELEPHONE NUMBER SET FORTH ON THE BACK COVER OF THIS PROSPECTUS/OFFER TO EXCHANGE. IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS, YOU MUST MAKE YOUR REQUEST NO LATER THAN MAY 8, 2009, OR FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE OF THE OFFER, WHICHEVER IS LATER.

        THIS OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES. ANY SOLICITATION OF PROXIES BY CF HOLDINGS WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, OR THE "EXCHANGE ACT." CF HOLDINGS INTENDS TO FILE A PROXY STATEMENT AND OTHER RELEVANT MATERIALS WITH THE SEC TO SOLICIT PROXIES FROM TERRA STOCKHOLDERS IN FAVOR OF A SLATE OF NOMINEES NOMINATED BY A SUBSIDIARY OF

CF HOLDINGS FOR ELECTION AS DIRECTORS AT TERRA'S 2009 ANNUAL MEETING OF STOCKHOLDERS. INVESTORS AND SECURITY HOLDERS OF TERRA ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. INVESTORS AND SECURITY HOLDERS WILL BE ABLE TO OBTAIN FREE COPIES OF ANY DOCUMENTS FILED BY CF HOLDINGS WITH THE SEC THROUGH THE WEB SITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. FREE COPIES OF ANY SUCH DOCUMENTS CAN ALSO BE OBTAINED BY CALLING INNISFREE M&A INCORPORATED TOLL-FREE AT (877) 456-3507.

        CF HOLDINGS, CF COMPOSITE, INC., THEIR RESPECTIVE DIRECTORS AND EXECUTIVE OFFICERS AND THE INDIVIDUALS NOMINATED BY CF COMPOSITE, INC. FOR ELECTION TO TERRA'S BOARD OF DIRECTORS MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES FROM TERRA STOCKHOLDERS FOR TERRA'S 2009 ANNUAL MEETING OF STOCKHOLDERS. INFORMATION REGARDING SUCH PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT AND INDIRECT INTERESTS IN SUCH SOLICITATION, BY SECURITIES HOLDINGS OR OTHERWISE, IS CONTAINED IN THE SCHEDULE 14A FILED BY CF HOLDINGS WITH THE SEC ON FEBRUARY 4, 2009.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

        Below are some of the questions that you as a holder of shares of Terra Industries Inc., or "Terra," common stock may have regarding the exchange offer and answers to those questions. The answers to these questions do not contain all information relevant to your decision whether to tender your shares of Terra common stock, and CF Industries Holdings, Inc., or "CF Holdings," and Composite Acquisition Corporation, or "Composite," and together "we," "us" or "our," urge you to read carefully the remainder of this prospectus/offer to exchange and the letter of transmittal.

Who is offering to buy my shares of Terra common stock?

        The offer is made by CF Industries Holdings, Inc., a Delaware corporation, through its direct wholly-owned subsidiary Composite Acquisition Corporation, a Maryland corporation. CF Holdings is one of the largest manufacturers and distributors of nitrogen and phosphate fertilizer products in North America. Our operations are organized into two business segments: the nitrogen segment and the phosphate segment. Our principal products in the nitrogen segment are ammonia, urea and urea ammonium nitrate solution. Our principal products in the phosphate segment are diammonium phosphate, monoammonium phosphate and potash.

What are the classes and amounts of Terra securities CF Holdings is offering to exchange in the offer?

        We are seeking to acquire all issued and outstanding shares of common stock, without par value, of Terra.

What will I receive for my shares of Terra common stock?

        In exchange for each share of Terra common stock you validly tender and do not withdraw before the expiration date, you will receive 0.4235 shares of CF Holdings common stock, together with the associated preferred stock purchase rights (the "exchange ratio"). In addition, you will receive cash in lieu of any fractional shares of CF Holdings common stock to which you may otherwise be entitled.

What is the value per share of Terra common stock in the offer?

        Based on the closing prices of CF Holdings and Terra common stock on the NYSE on January 15, 2009, the last full trading day before CF Holdings made public its proposal to acquire Terra, the offer represented a premium of $3.71 per share of Terra common stock, or approximately 23% above the closing price per share of Terra common stock. The offer also represented a premium of 34% based on the volume weighted average prices for CF Holdings and Terra common stock in the 30 days prior to the public announcement of CF Holdings' proposal to acquire Terra, and a 29% premium based on the 10-day volume weighted average prior to the public announcement.

        In addition, the exchange ratio of 0.4235 shares of CF Holdings common stock for each share of Terra common stock is at a significant premium to the average share exchange ratio (determined by dividing the closing price of Terra common stock by the closing price of CF Holdings common stock) of 0.3371 based on the daily closing share prices for the two companies during the twelve months prior to CF Holdings' announcement of its proposal to acquire Terra on January 15, 2009.

        Based on the closing prices of CF Holdings common stock and Terra common stock on February 20, 2009, CF Holdings' offer has a value of $23.60 per share of Terra common stock. Please see the section of this prospectus/offer to exchange entitled "Risk Factors" for, among other things, the effect of fluctuations in the market prices of CF Holdings common stock and Terra common stock.

 Will I have to pay any fee or commission to exchange shares of Terra common stock?

        If you are the record owner of your shares and you tender your shares in the offer, you will not have to pay any brokerage fees, commissions or similar expenses. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your shares on your behalf, your broker or such other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Why is CF Holdings making this offer?

        The purpose of the offer is for CF Holdings to acquire control of Terra and ultimately all of the outstanding shares of Terra common stock. The offer, as the first step in the acquisition of Terra, is intended to facilitate the acquisition of Terra. CF Holdings intends, promptly after completion of the offer, to consummate a second-step merger of Composite with and into Terra (the "second-step merger"). The offer is conditioned upon entering into a definitive merger agreement with Terra, which, among other things, would provide for the second-step merger. The purpose of the second-step merger is to acquire all of the issued and outstanding shares of Terra common stock not exchanged pursuant to the offer. Pursuant to the terms of the second-step merger, each remaining issued and outstanding share of Terra common stock (other than shares owned by CF Holdings or any Terra or CF Holdings wholly-owned subsidiary) will be converted into the same fraction of a share of CF Holdings common stock as exchanged in the offer, plus cash in lieu of any fractional shares of CF Holdings common stock.

        CF Holdings believes that the combination of CF Holdings' and Terra's businesses will create significant value for both CF Holdings' and Terra's current stockholders. The CF Holdings common stock to be issued to Terra stockholders in the offer will allow such stockholders to participate in the growth and opportunities of the combined company. We believe the combination of CF Holdings and Terra is a compelling combination with a number of strategic benefits, including the following:

  •
  Global Leader in Nitrogen Fertilizers—The combined company will be the leading global producer of nitrogen fertilizers, as measured by capacity, among publicly traded companies. The combined company will be a stronger, more competitive player in the global nitrogen fertilizer industry.

  •
  Synergies—We expect the transaction to generate more than $100 million in annual cost synergies by combining overlapping corporate functions and optimizing transportation and distribution systems, and through greater economies of scale in procurement and purchasing. We expect the combined company to realize these synergies within two years after the closing of the offer and the second-step merger. We also expect the combined company to benefit from a one-time $30 million-to-$60 million release of cash due to inventory reduction. We believe that realization of these synergies combined with improved financial strength will enhance the combined company's ability to safeguard operating jobs.

  •
  Improved Financial Strength—The combined company would have had 2008 revenues of $6.8 billion and will emerge with a stronger balance sheet, featuring a substantial cash balance and relatively little indebtedness. The combined company will have increased trading liquidity on the NYSE and improved access to the capital markets. We believe these factors will provide the combined company with greater financial resources and flexibility to pursue future growth opportunities and an enhanced ability to weather difficult industry and capital market conditions than either CF Holdings or Terra would have alone.

  •
  Attractive Diversification—The combined company and its stockholders will benefit from increased diversification in plant and distribution facility locations, product mix, and end use customer segments and increased exposure to the global market. CF Holdings provides access to

v

    an extensive in-market distribution network, one of the largest integrated ammonium phosphate complexes in the U.S. (with approximately 14 years of fully-permitted recoverable phosphate reserves remaining at current operating rates), an ammonia/urea complex under development in Peru, and the ability to import or export products efficiently through our 50% interest in KEYTRADE AG, or "Keytrade," a global fertilizer trading company headquartered near Zurich, Switzerland. Terra provides participation in an ammonia complex in Trinidad, a joint venture in the U.K. and a greater number of production facilities in North America. Additionally, Terra provides a position in ammonium nitrate and an increased position in serving industrial/environmental customers.

  •
  Complementary Businesses—CF Holdings' and Terra's complementary footprints will give the combined company increased geographic reach in the U.S. In addition, CF Holdings' and Terra's complementary businesses and locations will allow the combined company to improve efficiency in manufacturing and distribution and enhance customer service.

  •
  Value Creation Potential for All Stockholders—The all-stock nature of the offer will allow stockholders of both Terra and CF Holdings to participate ratably in the growth and long-term value creation potential of the combined company, including the significant synergies. The offer represents a premium of 34% based on the 30-day volume weighted average prices for shares of CF Holdings and Terra common stock prior to the public announcement of CF Holdings' proposal to acquire Terra, and a 29% premium based on the 10-day volume weighted average. We expect the transaction, giving effect to the realization of synergies, to be accretive to CF Holdings stockholders in the second year following the closing of the offer and the second-step merger.

        Please see the section of this prospectus/offer to exchange entitled "Background and Reasons for the Offer—Reasons for the Offer."

Have you discussed this exchange offer with the board of Terra?

        CF Holdings has publicly expressed a desire to enter into a negotiated business combination with Terra. On January 15, 2009, CF Holdings delivered a proposal to the Terra board of directors, proposing to acquire all of the outstanding shares of Terra common stock at a fixed exchange ratio of 0.4235 shares of CF Holdings common stock for each share of Terra common stock. The proposal was subject to the negotiation of a definitive merger agreement and receipt of the necessary board and stockholder approvals, as well as conducting reciprocal confirmatory due diligence.

        On January 28, 2009, the Terra board of directors rejected our proposal without meeting or negotiating with us.

        Please see the section of this prospectus/offer to exchange entitled "Background and Reasons for the Offer—Background of the Offer."

Will I be taxed on the CF Holdings common stock and cash, if any, I receive?

        The offer and the second-step merger are intended to qualify as component parts of an integrated transaction that qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the "Internal Revenue Code." Provided that certain factual assumptions are satisfied, the receipt of CF Holdings common stock pursuant to the offer or the second-step merger will not be a taxable transaction for U.S. federal income tax purposes, except to the extent of any cash received in lieu of a fractional share of CF Holdings common stock. It will be a condition to effecting the second-step merger that Skadden, Arps, Slate, Meagher & Flom, LLP, counsel to CF Holdings, render an opinion to the effect that the offer and the second-step merger qualify as a reorganization. If, contrary to expectations, the offer is completed but the second-step merger does not occur, a holder of Terra common stock who receives shares of CF Holdings common stock in exchange for such stockholder's shares of Terra common stock pursuant to the offer will recognize a taxable gain or loss. It is not a condition to CF Holdings' and Composite's obligation to exchange shares pursuant to this offer that Skadden, Arps, Slate, Meagher & Flom, LLP render a tax opinion.

        For more information, please see the section of this prospectus/offer to exchange under the caption "The Exchange Offer—Material Federal Income Tax Consequences."

        CF Holdings and Composite urge you to contact your own tax advisor to determine the particular tax consequences to you as a result of the offer and/or the second-step merger.

What are the conditions of the offer?

        The offer is conditioned upon, among other things, the following:

  •
  Merger Agreement Condition—Terra shall have entered into a definitive merger agreement with CF Holdings with respect to the second-step merger. Such merger agreement shall provide, among other things, that:

  •
  the board of directors of Terra has approved the offer and advised or approved the second-step merger and irrevocably exempted the offer and the second-step merger from the restrictions imposed by Subtitle 6 of Title 3, or the "Maryland Business Combination Act," of the Maryland General Corporation Law;

  •
  Terra agrees to exercise its right pursuant to its charter to require all holders of Terra's 4.25% Series A cumulative convertible perpetual preferred shares, or the "Terra preferred stock," to exchange such Terra preferred stock for convertible subordinated debentures of Terra and that, prior to the consummation of the second-step merger, no Terra preferred stock shall be outstanding; and

  •
  the board of directors of Terra has removed any other impediment to the consummation of the offer or the second-step merger.

  •
  Regulatory Condition—Any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the "HSR Act," and the Canadian Competition Act shall have expired or been terminated prior to the expiration of the offer and, if the offer is subject to pre-merger notification under the Canada Transportation Act, the transaction shall have been cleared by the Canadian Minister of Transport or the Governor in Council.

  •
  Minimum Tender Condition—Terra stockholders shall have validly tendered and not withdrawn prior to the expiration of the offer at least that number of shares of Terra common stock that, when added to the shares of Terra common stock then owned by CF Holdings or any of its subsidiaries, shall constitute a majority of the then-outstanding shares of Terra common stock on a fully-diluted basis.

  •
  Registration Statement Condition—The registration statement of which this prospectus/offer to exchange is a part shall have become effective under the Securities Act of 1933, or the "Securities Act," no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC, and CF Holdings shall have received all necessary state securities law or "blue sky" authorizations.

  •
  Stockholder Approval Condition—The stockholders of CF Holdings shall have approved the issuance of shares of CF Holdings common stock pursuant to the offer and the second-step merger as required under the rules of the NYSE.

  •
  NYSE Listing Condition—The shares of CF Holdings common stock to be issued pursuant to the offer and the second-step merger shall have been approved for listing on the NYSE.

  •
  Due Diligence Condition—CF Holdings shall have completed to its satisfaction confirmatory due diligence of Terra's non-public information on Terra's business, assets and liabilities and shall have concluded, in its reasonable judgment, that there are no material adverse facts or developments concerning or affecting Terra's business, assets and liabilities that have not been publicly disclosed prior to the commencement of the offer.

        The offer is subject to a number of additional conditions referred to below in the section entitled "The Exchange Offer—Conditions of the Offer."

How long will it take to complete your proposed transaction?

        The timing of completing the offer and the second-step merger will depend, among other things, on if and when Terra enters into a definitive merger agreement with us.

Do you intend to replace Terra's board of directors?

        CF Holdings submitted a notice letter to Terra on February 3, 2009, nominating three persons to be considered for election to the board of directors of Terra at Terra's 2009 annual meeting of stockholders, which CF Holdings expects, based on Terra's practice and Terra's bylaws, to be held between April 15, 2009 and May 15, 2009. We are proposing to nominate and elect these individuals to give you another direct voice with respect to our offer. We believe that the election of our nominees will demonstrate that Terra stockholders support a combination with CF Holdings. If our nominees are elected, they would be obligated to act in the best interests of Terra in accordance with their duties as directors. If elected, our nominees could take steps to try to persuade Terra's other board members to support and facilitate the offer should the nominees, as new directors, deem it appropriate in the exercise of their duties to Terra. Terra's board of directors currently consists of eight directors, divided into three separate classes which are elected in staggered three year terms. Only one class of directors is elected per year. As a result, if CF Holdings' nominees are elected to Terra's board of directors, they will still not constitute a majority of Terra's board of directors. If necessary, CF Holdings presently intends to nominate additional persons to be considered for election to Terra's board of directors at Terra's 2010 annual meeting of stockholders and to ultimately replace a majority of the directors of Terra with its own nominees.

        CF Holdings intends to solicit proxies from Terra stockholders (and, when permitted, to distribute definitive proxy materials and proxy cards to Terra stockholders) to vote in favor of the election of CF Holdings' nominees at Terra's 2009 annual meeting of stockholders. This offer does not constitute a solicitation of proxies in connection with such matter. Any such solicitation will be made only pursuant to separate proxy materials complying with the requirements of the rules and regulations of the SEC.

Do I need to grant a proxy to CF Holdings in connection with the proxy solicitations if I wish to accept the offer?

        No. Your ability to tender your shares of Terra common stock in the offer is not conditioned on Terra stockholders granting proxies to CF Holdings in connection with its proxy solicitation discussed above. However, a tendering stockholder will irrevocably appoint designees of Composite as such stockholder's agents, attorneys-in-fact and proxies, effective as of and only to the extent that Composite accepts such tendered shares for exchange.

        You may validly tender your shares of Terra common stock in the offer, regardless of whether or how you intend to vote for our nominees to Terra's board. However, as of the date of the printing of this prospectus/offer to exchange, Terra's board of directors has not been willing to negotiate with us and there is no guarantee that its position will change in the future even if you vote for our nominees.

Do I have to vote to approve the offer or the second-step merger?

        No. Your vote is not required. You simply need to tender your shares if you choose to do so. However, the offer can only be completed if CF Holdings or Composite (or a wholly-owned subsidiary of CF Holdings), among other things, acquires a majority of Terra's outstanding common stock on a fully-diluted basis in the offer or otherwise.

        Both the board of directors of Terra and Terra stockholders will be required to approve the second-step merger, unless CF Holdings is able to consummate the second-step merger as a "short-form" merger pursuant to Section 3-106 of the Maryland General Corporation Law, in which case the Terra stockholders will not be required to approve the second-step merger. Any solicitation of proxies from Terra stockholders to approve the second-step merger will be made only pursuant to separate proxy materials complying with the requirements of the rules and regulations of the SEC.

Is CF Holdings' financial condition relevant to my decision to tender shares of Terra common stock in the offer?

        Yes. CF Holdings' financial condition is relevant to your decision to tender your shares of Terra common stock because shares of Terra common stock accepted in the offer will be exchanged for shares of CF Holdings common stock. You should therefore consider CF Holdings' financial condition before you decide to become one of CF Holdings' stockholders through the offer. You also should consider the possible effect that CF Holdings' acquisition of Terra will have on CF Holdings' financial condition. This prospectus/offer to exchange contains financial information regarding CF Holdings and Terra, as well as pro forma financial information (which does not reflect any of our expected synergies) for the proposed combination of CF Holdings and Terra, all of which we encourage you to review.

Does CF Holdings have the financial resources to complete the offer and the second-step merger?

        The offer is not subject to a financing condition.

        CF Holdings estimates that the total amount of cash required to complete the transactions contemplated by the offer and the second-step merger, including payment of any fees, expenses and other related amounts incurred in connection with the offer and the second-step merger, will be approximately $60.0 million.

        If the offer is consummated, Terra will be required to offer to repurchase its outstanding senior notes at a price equal to 101% of the notes' principal amount plus accrued and unpaid interest, if any, to the date of repurchase. Assuming all of Terra's senior notes are repurchased in such offer, the total amount of cash required will be approximately $333.3 million, plus accrued interest on the date of repayment. Additional amounts would be required in the event that CF Holdings determines to redeem Terra's outstanding senior notes in connection with a refinancing of those notes or otherwise, though CF Holdings has no present intention to do so.

        CF Holdings expects to have sufficient cash on hand to complete the transactions contemplated by the exchange offer and the second-step merger and to pay fees, expenses and other related amounts. In addition, we intend to evaluate financing options and believe we would be able to secure sufficient funds if we determined that financing the cash required to complete the transactions was in the best financial interests of CF Holdings and the combined company.

        The estimated amount of cash required is based on CF Holdings' due diligence review of Terra's publicly available information to date and is subject to change. For a further discussion of the risks relating to CF Holdings' limited due diligence review, see "Risk Factors—Risk Factors Relating to the Offer and the Second-Step Merger."

What percentage of CF Holdings common stock will former holders of Terra common stock own after the offer?

        CF Holdings estimates that if all shares of Terra common stock are exchanged pursuant to the offer and the second-step merger, former Terra stockholders would own, in the aggregate, approximately 46% of the outstanding shares of CF Holdings common stock. For a detailed discussion of the assumptions on which this estimate is based, please see the section of this prospectus/offer to exchange entitled "The Exchange Offer—Ownership of CF Holdings After the Offer."

When does your offer expire? Can the offer be extended and, if so, under what circumstances?

        The offer is scheduled to expire at 5:00 p.m., New York City time, on May 15, 2009, which is the initial expiration date, unless further extended by CF Holdings or Composite. When we make reference to "the expiration of the offer" anywhere in this prospectus/offer to exchange, this is the time to which we are referring, including, when applicable, any extension period that may apply. For more information, please see the section of this prospectus/offer to exchange entitled "The Exchange Offer—Extension, Termination and Amendment."

        CF Holdings or Composite may, in their sole discretion, extend the offer at any time or from time to time. For instance, the offer may be extended if any of the conditions specified in "The Exchange Offer—Conditions of the Offer" are not satisfied prior to the scheduled expiration date of the offer. CF Holdings may also elect to cause Composite to provide a "subsequent offering period" for the offer. A subsequent offering period would not be an extension of the offer. Rather, a subsequent offering period would be an additional period of time, beginning after CF Holdings, through Composite, has accepted for exchange all shares tendered during the offer, during which stockholders who did not tender their shares in the offer may tender their shares and receive the same consideration provided in the offer. We do not currently intend to include a subsequent offering period, although we reserve the right to do so.

        The offer is conditioned upon, among other things, CF Holdings entering into a merger agreement with Terra, the approval by CF Holdings' stockholders of the issuance of CF Holdings common stock in the offer and the second-step merger and the expiration or termination of any applicable waiting period under the HSR Act. Additionally, we have not commenced the process of obtaining the approval of CF Holdings' stockholders by filing a preliminary proxy statement with the SEC, and therefore we may not be in a position to obtain the requisite approval of our stockholders prior to the current expiration date of the offer. Any decision to extend the offer, including for how long, will be made at such time. The expiration date may also be subject to multiple extensions. Any decision to extend the offer will be made public by an announcement regarding such extension as described under "The Exchange Offer—Extension, Termination and Amendment."

How do I tender my shares?

        To tender shares into the offer, you must deliver the certificates representing your shares, together with a completed letter of transmittal and any other documents required by the letter of transmittal, to BNY Mellon Shareowner Services, the exchange agent for the offer, not later than the time the offer expires. The letter of transmittal is enclosed with this prospectus/offer to exchange. If your shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your shares can be tendered by your nominee by book-entry transfer through The Depository Trust Company.

x

        If you are unable to deliver any required document or instrument to the exchange agent by the expiration of the offer, you may have a limited amount of additional time by having a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the exchange agent by using the enclosed notice of guaranteed delivery. For the tender to be valid, however, the exchange agent must receive the missing items within three NYSE trading days after the date of execution of such notice of guaranteed delivery. If you cannot deliver all necessary documents to the exchange agent in time, you may be able to complete and deliver to the exchange agent, in lieu of the missing documents, the enclosed notice of guaranteed delivery, provided you are able to comply fully with its terms. In all cases, an exchange of tendered shares will be made only after timely receipt by the exchange agent of certificates for such shares (or a confirmation of a book-entry transfer of such shares) and a properly completed and duly executed letter of transmittal and any other required documents for such shares.

        For a complete discussion on the procedures for tendering your shares, please see the section of this prospectus/offer to exchange entitled "The Exchange Offer—Procedure for Tendering."

Until what time can I withdraw tendered shares?

        You may withdraw previously tendered shares at any time prior to the expiration of the offer. Shares of Terra common stock tendered during the subsequent offering period, if any, may not be withdrawn. For a complete discussion on the procedures for withdrawing your shares, please see the section of this prospectus/offer to exchange entitled "The Exchange Offer—Withdrawal Rights."

How do I withdraw previously tendered shares?

        To withdraw previously tendered shares, you must deliver a written or facsimile notice of withdrawal with the required information to the exchange agent while you still have the right to withdraw. If you tendered shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your shares. For a complete discussion on the procedures for withdrawing your shares, please see the section of this prospectus/offer to exchange entitled "The Exchange Offer—Withdrawal Rights."

When and how will I receive the offer consideration in exchange for my tendered shares?

        Composite will exchange all validly tendered and not properly withdrawn shares promptly after the expiration date of the offer, subject to the terms thereof and the satisfaction or waiver of the conditions to the offer, as set forth in the section of this prospectus/offer to exchange entitled "The Exchange Offer—Conditions of the Offer." We will deliver the consideration for your validly tendered and not properly withdrawn shares of Terra common stock by depositing the stock consideration therefor with the exchange agent, which will act as your agent for the purpose of receiving the offer consideration from us and transmitting such consideration to you. In all cases, an exchange of tendered shares of Terra common stock will be made only after timely receipt by the exchange agent of certificates for such shares (or a confirmation of a book-entry transfer of such shares as described in the section of this prospectus/offer to exchange entitled "The Exchange Offer—Procedure for Tendering") and a properly completed and duly executed letter of transmittal and any other required documents for such shares.

Are dissenters' rights available in either the offer or the second-step merger?

        No dissenters' or appraisal rights are available in connection with the offer. So long as shares of Terra common stock remain listed on the NYSE or another national securities exchange on the record date for the determination of stockholders entitled to vote on the second-step merger (or, if

CF Holdings causes the second-step merger to take place without stockholder approval, on the date notice of such transaction is given or waived under Section 3-106 of the Maryland General Corporation Law), Terra stockholders will also not have dissenters' or appraisal rights in connection with the second-step merger. If shares of Terra common stock are not listed on the NYSE or another national securities exchange at such time, Terra stockholders who (a) have not tendered their shares of Terra common stock in the offer, (b) if approval of the second-step merger by Terra stockholders has been obtained, did not vote in favor of the second-step merger and (c) complied with the procedures set forth in the Maryland General Corporation Law will have rights under Maryland law to demand and receive payment of the "fair value" of such stockholder's shares of Terra common stock, as determined by a Maryland court. Please see the section of this prospectus/offer to exchange entitled "The Exchange Offer—Appraisal/Dissenters' Rights."

What is the market value of my shares of Terra common stock as of a recent date?

        On January 15, 2009, the last full trading day before CF Holdings made its offer for Terra public, the closing price of a share of Terra common stock was $16.29. On February 20, 2009, the last trading day prior to the printing of this prospectus/offer to exchange, the closing price of a share of Terra common stock was $24.68. Terra stockholders are encouraged to obtain a recent quotation for shares of Terra and CF Holdings common stock before deciding whether or not to tender your shares.

Where can I find more information on CF Holdings and Terra?

        You can find more information about CF Holdings and Terra from various sources described in the section of this prospectus/offer to exchange entitled "Where You Can Find More Information."

Whom can I talk to if I have questions about the offer?

        You can call the information agent or the dealer managers for the offer.

The information agent for the offer is:

501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders May Call Toll Free: 877-456-3507
Banks and Brokers May Call Collect: 212-750-5833

The dealer managers for the offer are:

Morgan Stanley & Co. Incorporated 1585 Broadway New York, New York 10036 Toll Free: 888-840-4015	Rothschild Inc. 1251 Avenue of the Americas New York, New York 10020 Toll Free: 800-753-5151

 NOTE ON TERRA INFORMATION

        All information concerning Terra, its business, management and operations presented or incorporated by reference in this prospectus/offer to exchange is taken from publicly available information (primarily filings by Terra with the SEC). This information may be examined and copies may be obtained at the places and in the manner set forth in the section entitled "Where You Can Find More Information." CF Holdings is not affiliated with Terra, and Terra has not permitted CF Holdings to have access to its books and records. Therefore, non-public information concerning Terra was not available to CF Holdings for the purpose of preparing this prospectus/offer to exchange. Although CF Holdings has no knowledge that would indicate that statements relating to Terra contained or incorporated by reference in this prospectus/offer to exchange are inaccurate or incomplete, CF Holdings was not involved in the preparation of those statements and cannot verify them.

        Pursuant to Rule 409 under the Securities Act and Rule 12b-21 under the Exchange Act, CF Holdings is requesting that Terra provide CF Holdings with information required for complete disclosure regarding the businesses, operations, financial condition and management of Terra. CF Holdings and Composite will amend or supplement this prospectus/offer to exchange to provide any and all information CF Holdings receives from Terra, if CF Holdings receives the information before CF Holdings' and Composite's offer to exchange expires and CF Holdings considers it to be material, reliable and appropriate.

        An auditor's report was issued on Terra's financial statements and included in Terra's filings with the SEC. Pursuant to Rule 439 under the Securities Act, CF Holdings and Composite require the consent of Terra's independent auditors to incorporate by reference their audit reports included in Terra's Annual Report on Form 10-K for the year ended December 31, 2007 into this prospectus/offer to exchange. CF Holdings is requesting and has, as of the date hereof, not received such consent from Terra's independent auditors. If CF Holdings receives this consent, CF Holdings and Composite will promptly file it as an exhibit to CF Holdings' registration statement of which this prospectus/offer to exchange forms a part.

SUMMARY OF THE OFFER

        This summary highlights selected information from this prospectus/offer to exchange and may not contain all of the information that is important to you. To obtain a better understanding of the offer to holders of shares of Terra common stock, you should read this entire prospectus/offer to exchange carefully, as well as those additional documents to which we refer you. You may obtain the information incorporated by reference into this prospectus/offer to exchange by following the instructions in the section of this prospectus/offer to exchange entitled "Where You Can Find More Information."

The Companies (See page 24)

  CF Holdings

        CF Holdings is a Delaware corporation with principal executive offices at 4 Parkway North, Suite 400, Deerfield, Illinois 60015. The telephone number of CF Holdings' executive offices is (847) 405-2400 and our Internet website address is www.cfindustries.com. CF Holdings is one of the largest manufacturers and distributors of nitrogen and phosphate fertilizer products in North America. Our operations are organized into two business segments: the nitrogen segment and the phosphate segment. Our principal products in the nitrogen segment are ammonia, urea and urea ammonium nitrate solution. Our principal products in the phosphate segment are diammonium phosphate, monoammonium phosphate and potash.

  Composite

        Composite was incorporated as a Maryland corporation on February 9, 2009. Composite's principal executive offices are located at 4 Parkway North, Suite 400, Deerfield, Illinois 60015, and its telephone number is (847) 405-2400. Composite is a direct wholly-owned subsidiary of CF Holdings that was formed for the sole purpose of acquiring the outstanding shares of Terra common stock and consummating a subsequent merger of Composite with and into Terra. Composite has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the offer and the second-step merger.

  Terra

        Terra is a Maryland corporation with principal executive offices at Terra Centre, 600 Fourth Street, P.O. Box 6000, Sioux City, Iowa 51102. The telephone number of Terra's executive offices is (712) 277-1340 and Terra's Internet website address is www.terraindustries.com. Terra is one of the largest North American producers of anhydrous ammonia (or ammonia), the basic building block of nitrogen fertilizers. Terra converts a significant portion of the ammonia it produces into urea ammonium nitrate solutions, ammonium nitrate and urea. Terra also converts ammonia to nitric acid and dinitrogen tetroxide for use in industrial applications.

The Offer (See page 32)

        CF Holdings, through Composite, is offering to exchange each outstanding share of Terra common stock that is validly tendered and not properly withdrawn prior to the expiration date for 0.4235 shares of CF Holdings common stock (together with the associated preferred stock purchase rights), upon the terms and subject to the conditions contained in this prospectus/offer to exchange and the accompanying letter of transmittal. CF Holdings will not issue certificates representing fractional shares of CF Holdings common stock pursuant to the offer. Instead, each tendering stockholder who would otherwise be entitled to a fractional share of CF Holdings common stock will receive cash in an amount equal to such fraction (expressed as a decimal and rounded to the nearest 0.01 of a share) multiplied by the closing price of the CF Holdings common stock on the expiration date.

 Reasons for the Offer (See page 30)

        CF Holdings believes that the combination of CF Holdings' and Terra's businesses will create significant value for both CF Holdings' and Terra's current stockholders. The CF Holdings common stock to be issued to Terra stockholders in the offer will allow such stockholders to participate in the growth and opportunities of the combined company. We believe the combination of CF Holdings and Terra is a compelling combination with a number of strategic benefits, including the following:

  •
  Global Leader in Nitrogen Fertilizers—The combined company will be the leading global producer of nitrogen fertilizers, as measured by capacity, among publicly traded companies. The combined company will be a stronger, more competitive player in the global nitrogen fertilizer industry.

  •
  Synergies—We expect the transaction to generate more than $100 million in annual cost synergies by combining overlapping corporate functions and optimizing transportation and distribution systems, and through greater economies of scale in procurement and purchasing. We expect the combined company to realize these synergies within two years after the closing of the offer and the second-step merger. We also expect the combined company to benefit from a one-time $30 million-to-$60 million release of cash due to inventory reduction. We believe that realization of these synergies combined with improved financial strength will enhance the combined company's ability to safeguard operating jobs.

  •
  Improved Financial Strength—The combined company would have had 2008 revenues of $6.8 billion and will emerge with a stronger balance sheet, featuring a substantial cash balance and relatively little indebtedness. The combined company will have increased trading liquidity on the NYSE and improved access to the capital markets. We believe these factors will provide the combined company with greater financial resources and flexibility to pursue future growth opportunities and an enhanced ability to weather difficult industry and capital market conditions than either CF Holdings or Terra would have alone.

  •
  Attractive Diversification—The combined company and its stockholders will benefit from increased diversification in plant and distribution facility locations, product mix, and end use customer segments and increased exposure to the global market. CF Holdings provides access to an extensive in-market distribution network, one of the largest integrated ammonium phosphate complexes in the U.S. (with approximately 14 years of fully-permitted recoverable phosphate reserves remaining at current operating rates), an ammonia/urea complex under development in Peru, and the ability to import or export products efficiently through our 50% interest in Keytrade. Terra provides participation in an ammonia complex in Trinidad, a joint venture in the U.K. and a greater number of production facilities in North America. Additionally, Terra provides a position in ammonium nitrate and an increased position in serving industrial/environmental customers.

  •
  Complementary Businesses—CF Holdings' and Terra's complementary footprints will give the combined company increased geographic reach in the U.S. In addition, CF Holdings' and Terra's complementary businesses and locations will allow the combined company to improve efficiency in manufacturing and distribution and enhance customer service.

  •
  Value Creation Potential for All Stockholders—The all-stock nature of the offer will allow stockholders of both Terra and CF Holdings to participate ratably in the growth and long-term value creation potential of the combined company, including the significant synergies. The offer represents a premium of 34% based on the 30-day volume weighted average prices for shares of CF Holdings and Terra common stock prior to the public announcement of CF Holdings' proposal to acquire Terra, and a 29% premium based on the 10-day volume weighted average. We expect the transaction, giving effect to the realization of synergies, to be accretive to CF Holdings stockholders in the second year following the closing of the offer and the second-step merger.

 Financing of the Offer; Source and Amount of Funds (See page 53)

        The offer is not subject to a financing condition.

        CF Holdings estimates that the total amount of cash required to complete the transactions contemplated by the offer and the second-step merger, including payment of any fees, expenses and other related amounts incurred in connection with the offer and the second-step merger, will be approximately $60.0 million.

        If the offer is consummated, Terra will be required to offer to repurchase its outstanding senior notes at a price equal to 101% of the notes' principal amount plus accrued and unpaid interest, if any, to the date of repurchase. Assuming all of Terra's senior notes are repurchased in such offer, the total amount of cash required will be approximately $333.3 million, plus accrued interest on the date of repayment. Additional amounts would be required in the event that CF Holdings determines to redeem Terra's outstanding senior notes in connection with a refinancing of those notes or otherwise, though CF Holdings has no present intention to do so.

        CF Holdings expects to have sufficient cash on hand to complete the transactions contemplated by the exchange offer and the second-step merger and to pay fees, expenses and other related amounts. In addition, we intend to evaluate financing options and believe we would be able to secure sufficient funds if we determined that financing the cash required to complete the transactions was in the best financial interests of CF Holdings and the combined company.

        The estimated amount of cash required is based on CF Holdings' due diligence review of Terra's publicly available information to date and is subject to change. For a further discussion of the risks relating to CF Holdings' limited due diligence review, see "Risk Factors—Risk Factors Relating to the Offer and the Second-Step Merger."

Ownership of the Combined Company After the Offer (See page 40)

        Based on certain assumptions regarding the number of Terra shares to be exchanged, CF Holdings estimates that, if all shares of Terra common stock are exchanged pursuant to the offer and the second-step merger, former Terra stockholders would own, in the aggregate, approximately 46% of the outstanding shares of CF Holdings common stock. For a detailed discussion of the assumptions on which this estimate is based, please see the section of this prospectus/offer to exchange entitled "The Exchange Offer—Ownership of CF Holdings After the Offer."

Comparative Market Prices and Share Information (See page 17)

        CF Holdings common stock is listed on the NYSE under the symbol "CF." Terra common stock is listed on the NYSE under the symbol "TRA." The following table sets forth the closing prices of CF Holdings and Terra as reported on Thursday, January 15, 2009, the last day of trading before CF Holdings publicly announced the offer, and February 20, 2009, the last trading day prior to the printing of this prospectus/offer to exchange. The table also shows the implied value of one share of Terra common stock in the offer, which was calculated by multiplying the closing price for one share of CF Holdings common stock by the exchange ratio of 0.4235.

	CF Holdings Common Stock Closing Price	Terra Common Stock Closing Price	Implied Value of Terra Common Stock
January 15, 2009	$47.23	$16.29	$20.00
February 20, 2009	$55.72	$24.68	$23.60

        Based on the closing price of CF Holdings common stock as of January 15, 2009, the offer represented a 22.8% premium over $16.29, the closing price of Terra on January 15, 2009. The offer also represented a premium of 34% based on the volume weighted average prices for CF Holdings and

Terra common stock in the 30 days prior to the public announcement of CF Holdings' proposal to acquire Terra, and a 29% premium based on the 10-day volume weighted average prior to the public announcement.

        In addition, the exchange ratio of 0.4235 shares of CF Holdings common stock for each share of Terra common stock is at a significant premium to the average share exchange ratio (determined by dividing the closing price of Terra common stock by the closing price of CF Holdings common stock) of 0.3371 based on the daily closing share prices for the two companies during the twelve months prior to CF Holdings' announcement of its proposal to acquire Terra on January 15, 2009.

        The value of the offer will change as the market prices of CF Holdings common stock and Terra common stock fluctuate during the offer period and thereafter, and may therefore be different from the prices set forth above at the expiration of the offer period and at the time you receive your shares of CF Holdings common stock. Please see the section of this prospectus/offer to exchange entitled "Risk Factors." Stockholders are encouraged to obtain current market quotations for shares of Terra and CF Holdings common stock prior to making any decision with respect to the offer.

Interest of Executive Officers and Directors of CF Holdings in the Offer (See page 58)

        Except as set forth in this prospectus/offer to exchange, neither we nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Terra. We do not believe that the offer and the second-step merger will be deemed to be a change in control impacting grants under any of our long-term incentive or stock option plans or a change in control under any change in control agreement between CF Holdings and any of its employees.

Appraisal/Dissenter's Rights (See page 44)

        No dissenters' or appraisal rights are available in connection with the offer. So long as shares of Terra common stock remain listed on the NYSE or another national securities exchange on the record date for the determination of stockholders entitled to vote on the second-step merger (or, if CF Holdings causes the second-step merger to take place without stockholder approval, on the date notice of such transaction is given or waived under Section 3-106 of the Maryland General Corporation Law), Terra stockholders will also not have dissenters' or appraisal rights in connection with the second-step merger. If shares of Terra common stock are not listed on the NYSE or another national securities exchange at such time, Terra stockholders who (a) have not tendered their shares of Terra common stock in the offer, (b) if approval of the second-step merger by Terra stockholders has been obtained, did not vote in favor of the second-step merger and (c) complied with the procedures set forth in the Maryland General Corporation Law will have rights under Maryland law to demand and receive payment of the "fair value" of such stockholder's shares of Terra common stock, as determined by a Maryland court.

Material Federal Income Tax Consequences (See page 41)

        The offer and the second-step merger are intended to qualify as component parts of an integrated transaction that qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Provided that certain factual assumptions are satisfied, the receipt of CF Holdings common stock pursuant to the offer or the second-step merger will not be a taxable transaction for U.S. federal income tax purposes, except to the extent of any cash received in lieu of a fractional share of CF Holdings common stock. It will be a condition to effecting the second-step merger that Skadden, Arps, Slate, Meagher & Flom, LLP, counsel to CF Holdings, render an opinion to the effect that the offer and the second-step merger qualify as a reorganization. If, contrary to expectations, the offer is completed but the second-step merger does not occur, a holder of Terra common stock who receives shares of CF Holdings common stock in exchange for such stockholder's shares of Terra common stock pursuant to the offer will recognize a taxable gain or loss. It is not a condition to CF Holdings' and Composite's obligation to exchange shares pursuant to this offer that Skadden, Arps, Slate, Meagher & Flom, LLP render a tax opinion.

        THIS PROSPECTUS/OFFER TO EXCHANGE CONTAINS A GENERAL DESCRIPTION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE SECOND-STEP MERGER. THIS DESCRIPTION DOES NOT ADDRESS ANY NON-U.S. TAX CONSEQUENCES, NOR DOES IT PERTAIN TO STATE, LOCAL OR OTHER TAX CONSEQUENCES. CONSEQUENTLY, CF HOLDINGS AND COMPOSITE URGE YOU TO CONTACT YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER.

Accounting Treatment (See page 60)

        CF Holdings will account for the acquisition of shares of Terra common stock under the acquisition method of accounting for business combinations. In determining the acquirer for accounting purposes, CF Holdings considered the factors required under Statement of Financial Accounting Standards (revised), Business Combinations, which is referred to as SFAS 141(R), and determined that CF Holdings will be considered the acquirer of Terra for accounting purposes.

Regulatory Approval and Status (See page 54)

  Antitrust Clearance

        The offer is subject to review by the Federal Trade Commission (which we refer to in this prospectus/offer to exchange as the "FTC") and the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division"). Under the HSR Act, the offer may not be completed until certain information has been provided to the FTC and the Antitrust Division and a required waiting period has expired or has been terminated.

        CF Holdings filed the required notification and report form with respect to the offer with the Antitrust Division and the FTC on February 18, 2009. The applicable waiting period under the HSR Act for the consummation of the offer will expire at 11:59 p.m., New York City time, on March 20, 2009, the thirtieth day after CF Holdings filed the required notification and report form, unless earlier terminated. However, prior to such time, the FTC or the Antitrust Division may extend the waiting period by requesting additional information and documentary material relevant to the offer from CF Holdings. In the event of such a request, the waiting period would be extended until 11:59 p.m., New York City time, on the thirtieth day after CF Holdings has made a proper response to that request as specified by the HSR Act and the implementing rules.

        The offer is also subject to review pursuant to the Canadian Competition Act. Under the Canadian Competition Act, the offer may not be completed until certain information has been provided to the Canadian Commissioner of Competition, or the "Competition Commissioner," by both CF Holdings and Terra, and a required waiting period has expired or been terminated.

        CF Holdings intends to file the required short-form notification with respect to the offer with the Competition Commissioner as soon as practicable. Upon receipt of CF Holdings' short-form notification, the Competition Commissioner will require that Terra also submit a short-form notification within ten days. The applicable waiting period under the Canadian Competition Act for the consummation of the offer will expire 14 days from the day on which CF Holdings has submitted the required short-form notification, unless earlier terminated. However, prior to such time, the Competition Commissioner may extend the waiting period by requiring that CF Holdings and Terra submit additional, long-form notifications. In the event of such a request, the waiting period would be extended until 42 days from the day on which CF Holdings has submitted its complete long-form notification, unless earlier terminated.

  Other Regulatory Approvals

        CF Holdings may also be required to file a notification to the Canadian Minister of Transport, or the "Transport Minister," pursuant to the Canada Transportation Act in connection with the offer. If such a filing is made, the Transport Minister is required to notify CF Holdings within 42 days of the date on which the Transport Minister receives the notification whether the proposed transaction raises issues with respect to the Canadian public interest as it relates to national transportation. Anytime during or at the end of the 42 day period, the Transport Minister may notify CF Holdings that the transaction does not raise issues with respect to the public interest as it relates to national transportation. Alternatively, if the Transport Minister determines that the proposed transaction raises issues with respect to the public interest as it relates to national transportation, CF Holdings may not complete the offer until it is approved by the Governor in Council, which is the cabinet of the Canadian federal government. If this approval is required, the Transport Minister will direct the Canada Transportation Agency or another person to examine the public interest issues and to report to the Transport Minister within 150 days (or within any longer period that the Transport Minister allows). The Transport Minister will then make a recommendation to the Governor in Council as to whether to approve the proposed transaction. The Governor in Council has the authority to approve the transaction either conditionally or unconditionally

        The offer and the second-step merger may also be subject to review by antitrust authorities in jurisdictions outside the U.S and Canada. CF Holdings intends to identify such jurisdictions as soon as practicable and to file as soon as possible thereafter all notifications necessary or advisable (at CF Holdings' sole discretion) under the competition laws of the respective identified jurisdictions for the consummation of the offer and/or the second-step merger and to file all necessary or advisable (at CF Holdings' sole discretion) post-completion notifications as soon as possible after completion has taken place.

Listing of CF Holdings Common Stock to be Issued Pursuant to the Offer and the Second-Step Merger (See page 45)

        CF Holdings will submit the necessary applications to cause the shares of its common stock to be issued in the offer and the second-step merger to be approved for listing on the NYSE. Approval of this listing is a condition to the offer.

Conditions of the Offer (See page 47)

        The offer is conditioned upon, among other things, the following:

  •
  Merger Agreement Condition—Terra shall have entered into a definitive merger agreement with CF Holdings with respect to the second-step merger. Such merger agreement shall provide, among other things, that:

  •
  the board of directors of Terra has approved the offer and advised or approved the second-step merger and irrevocably exempted the offer and the second-step merger from the restrictions imposed by the Maryland Business Combination Act;

  •
  Terra agrees to exercise its right pursuant to its charter to require all holders of Terra preferred stock to exchange such Terra preferred stock for convertible subordinated debentures of Terra and that, prior to the consummation of the second-step merger, no Terra preferred stock shall be outstanding; and

  •
  the board of directors of Terra has removed any other impediment to the consummation of the offer or the second-step merger.

  •
  Regulatory Condition—Any applicable waiting period under the HSR Act and the Canadian Competition Act shall have expired or been terminated prior to the expiration of the offer and,

    if the offer is subject to pre-merger notification under the Canada Transportation Act, the transaction shall have been cleared by the Transport Minister or the Governor in Council.

  •
  Minimum Tender Condition—Terra stockholders shall have validly tendered and not withdrawn prior to the expiration of the offer at least that number of shares of Terra common stock that, when added to the shares of Terra common stock then owned by CF Holdings or any of its subsidiaries, shall constitute a majority of the then-outstanding shares of Terra common stock on a fully-diluted basis.

  •
  Registration Statement Condition—The registration statement of which this prospectus/offer to exchange is a part shall have become effective under the Securities Act, no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC, and CF Holdings shall have received all necessary state securities law or "blue sky" authorizations.

  •
  Stockholder Approval Condition—The stockholders of CF Holdings shall have approved the issuance of shares of CF Holdings common stock pursuant to the offer and the second-step merger as required under the rules of the NYSE.

  •
  NYSE Listing Condition—The shares of CF Holdings common stock to be issued pursuant to the offer and the second-step merger shall have been approved for listing on the NYSE.

  •
  Due Diligence Condition—CF Holdings shall have completed to its satisfaction confirmatory due diligence of Terra's non-public information on Terra's business, assets and liabilities and shall have concluded, in its reasonable judgment, that there are no material adverse facts or developments concerning or affecting Terra's business, assets and liabilities that have not been publicly disclosed prior to the commencement of the offer.

Comparison of Stockholders' Rights (See page 63)

        You will receive CF Holdings common stock as part of the offer consideration if you tender your shares of Terra common stock in the offer. As CF Holdings is incorporated under Delaware law and Terra is incorporated under Maryland law, there are a number of differences between the rights of a stockholder of Terra and the rights of a stockholder of CF Holdings.

Expiration Date of the Offer (See page 33)

        The offer is scheduled to expire at 5:00 p.m., New York City time, on May 15, 2009, which is the initial expiration date, unless further extended by CF Holdings or Composite.

Extension, Termination and Amendment (See page 33)

        CF Holdings and Composite each reserve the right, in its sole discretion, at any time or from time to time:

  •
  to extend, for any reason, the period of time during which the offer is open;

  •
  to delay acceptance for exchange of, or exchange of, any shares of Terra common stock in order to comply in whole or in part with applicable law;

  •
  to amend or terminate the offer without accepting for exchange, or exchanging, any shares of Terra common stock, if any of the individually subheaded conditions referred to in the section of this prospectus/offer to exchange entitled "The Exchange Offer—Conditions of the Offer" have not been satisfied or if any event specified in the section of this prospectus/offer to exchange captioned "The Exchange Offer—Conditions of the Offer—Other Conditions" has occurred; and

  •
  to waive any conditions to the offer or otherwise amend the offer in any respect;

in each case, by giving oral or written notice of such delay, termination, waiver or amendment to the exchange agent and by making public announcement thereof.

        In addition, even if CF Holdings, through Composite, has accepted for exchange, but not exchanged, shares in the offer, it may terminate the offer and not exchange shares of Terra common stock that were previously tendered if completion of the offer is illegal or if a governmental authority has commenced or threatened legal action related to the offer. We also have not commenced the process of obtaining the approval of CF Holdings' stockholders by filing a preliminary proxy statement with the SEC and therefore we may not be in a position to obtain the requisite approval of CF Holdings' stockholders prior to the current expiration date of the offer. Any decision to extend the offer, and if so, for how long, will be made at such time. The expiration date may also be subject to multiple extensions.

Procedure for Tendering Shares (See page 36)

        The procedure for tendering shares of Terra common stock varies depending on whether you possess physical certificates or a nominee holds your certificates for you and on whether or not you hold your securities in book-entry form. In addition to the procedures outlined in this prospectus/offer to exchange, CF Holdings and Composite urge you to read the accompanying transmittal materials, including the letter of transmittal.

Withdrawal Rights (See page 39)

        You can withdraw tendered shares at any time until the offer has expired and, if CF Holdings, through Composite, has not accepted your shares for exchange by the expiration date, you can withdraw them at any time after such date until it accepts shares for exchange. If CF Holdings decides to cause Composite to provide a subsequent offering period, it will accept shares tendered during that period immediately and you will not be able to withdraw shares tendered in the offer during any subsequent offering period.

Exchange of Shares of Terra Common Stock; Delivery of Shares of CF Holdings Common Stock (See page 35)

        Upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), CF Holdings, through Composite, will accept for exchange, and will exchange for shares of CF Holdings common stock and, as applicable, cash in lieu of fractional shares, all shares of Terra common stock validly tendered and not properly withdrawn as promptly as practicable after the expiration date. If CF Holdings elects to cause Composite to provide a subsequent offering period following the expiration of the offer, shares tendered during such subsequent offering period will be accepted for exchange immediately upon tender and will be promptly exchanged for the offer consideration.

Risk Factors (See page 19)

        The offer and the second-step merger are, and if the offer and the second-step merger are consummated, the combined company will be, subject to a number of risks which you should carefully consider prior to participating in the exchange offer.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR CF HOLDINGS

        The following table sets forth the selected historical consolidated financial and operating data for CF Holdings. The selected consolidated financial and operating data as of and for the fiscal years ended December 31, 2007, 2006, 2005, 2004 and 2003 have been derived from CF Holdings' audited consolidated financial statements. You should not take historical results as necessarily indicative of the results that may be expected for any future period. The selected consolidated financial and operating data as of and for the nine months ended September 30, 2008 and 2007 have been derived from CF Holdings' unaudited consolidated condensed financial statements. The results for the nine months ended September 30, 2008 are not necessarily indicative of results that may be expected for the entire fiscal year. CF Holdings' management believes that its unaudited consolidated interim financial statements reflect all adjustments that are necessary for a fair statement of the results for the interim periods presented.

        You should read this selected consolidated financial and operating data in conjunction with CF Holdings' Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and CF Holdings' Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008. Please see the section of this prospectus/offer to exchange entitled "Where You Can Find More Information."

	Nine months ended September 30,		Year ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(in millions, except per share amounts)
Statement of Operations Data:
Net sales(1)	$2,849.1	$1,904.2	$2,756.7	$2,032.9	$1,967.9	$1,680.7	$1,390.1
Cost of sales(1)	1,987.1	1,470.2	2,086.7	1,885.7	1,758.7	1,464.6	1,355.7

Gross margin	862.0	434.0	670.0	147.2	209.2	216.1	34.4
Selling, general and administrative	53.0	47.8	65.2	54.5	57.0	41.8	38.4
Other operating—net	2.7	(1.2)	3.2	21.4	14.1	25.1	1.6

Operating earnings (loss)	806.3	387.4	601.6	71.3	138.1	149.2	(5.6)
Interest expense (income)—net	(20.6)	(14.0)	(22.7)	(9.6)	(0.6)	16.8	21.6
Loss on extinguishment of debt	—	—	—	—	28.3	—	—
Minority interest	67.1	38.2	54.6	28.8	17.8	23.1	6.0
Impairment of investments in unconsolidated affiliates(2)	—	—	—	—	—	1.1	—
Other non-operating—net	(1.4)	(1.3)	(1.6)	(0.9)	0.1	(0.8)	(0.6)

Earnings (loss) before income taxes, equity in earnings of unconsolidated affiliates and cumulative effect of a change in accounting principle	761.2	364.5	571.3	53.0	92.5	109.0	(32.6)
Income tax provision (benefit)(3)	274.2	127.2	199.5	19.7	128.7	41.4	(12.6)
Equity in earnings of unconsolidated affiliates—net of taxes	7.5	—	0.9	—	—	0.1	1.6
Cumulative effect of a change in accounting principle—net of taxes(4)	—	—	—	—	(2.8)	—	—

Net earnings (loss)	$494.5	$237.3	$372.7	$33.3	$(39.0)	$67.7	$(18.4)

Cash dividends declared per common share	$0.30	$0.06	$0.08	$0.08	$0.02

August 17, 2005 through December 31, 2005
(in millions, except per share amounts)
Post—Initial Public Offering (IPO) Information Net Loss and Loss Per Share:
Loss before cumulative effect of a change in accounting principle	$(109.5)
Cumulative effect of a change in accounting principle—net of taxes	(2.8)

Post-IPO net loss	$(112.3)

Basic and diluted weighted average common shares outstanding	55.0

Basic and diluted net loss per share:
Loss before cumulative effect of a change in accounting principle	$(1.99)
Cumulative effect of a change in accounting principle—net of taxes	(0.05)

Post-IPO net loss	$(2.04)

	Nine months ended September 30,		Year ended December 31,
					Pro forma(5)
	Actual 2008	Actual 2007	Actual 2007	Actual 2006
					2005	2004	2003
	(in millions, except per share amounts)
Share and Per Share Data:
Basic weighted average common shares outstanding	56.3	55.4	55.5	55.0	55.0	55.0	55.0

Basic net earnings (loss) per share:
Earnings (loss) before cumulative effect of a change in accounting principle	$8.78	$4.28	$6.71	$0.60	$(0.66)	$1.23	$(0.33)
Cumulative effect of a change in accounting principle—net of taxes	—	—	—	—	(0.05)	—	—

Net earnings (loss)	$8.78	$4.28	$6.71	$0.60	$(0.71)	$1.23	$(0.33)

Diluted weighted average common shares outstanding	57.5	56.6	56.7	55.1	55.0	55.0	55.0

Diluted net earnings (loss) per share:
Earnings (loss) before cumulative effect of a change in accounting principle	$8.60	$4.19	$6.57	$0.60	$(0.66)	$1.23	$(0.33)
Cumulative effect of a change in accounting principle—net of taxes	—	—	—	—	(0.05)	—	—

Net earnings (loss)	$8.60	$4.19	$6.57	$0.60	$(0.71)	$1.23	$(0.33)

	Nine months ended September 30,		Year ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(in millions)
Other Financial Data:
Depreciation, depletion and amortization	$75.7	$61.1	$84.5	$94.6	$97.5	$108.6	$105.0
Capital expenditures	111.3	77.8	105.1	59.6	72.2	34.2	28.8

	September 30,		December 31,
	2008	2007	2007	2006	2005	2004	2003
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$828.4	$53.0	$366.5	$25.4	$37.4	$50.0	$77.2
Short-term investments(6)	323.8	677.4	494.5	300.2	179.3	369.3	91.7
Total assets	3,018.5	1,825.3	2,012.5	1,290.4	1,228.1	1,556.7	1,415.6
Customer advances	578.1	332.7	305.8	102.7	131.6	211.5	166.0
Total debt	4.6	5.0	4.9	4.2	4.2	258.8	293.5
Stockholders' equity	1,696.3	1,028.4	1,187.0	767.0	755.9	787.3	733.5

(1)
We have corrected our previously presented 2006, 2005, 2004 and 2003 financial results to include shipping and handling amounts that were billed to our customers in net sales. Previously, we reported these shipping and handling amounts as a reduction of cost of sales. This correction increased both net sales and cost of sales in 2006, 2005, 2004 and 2003 by $83.4 million, $59.5 million, $30.0 million and $20.2 million, respectively. The correction did not impact any other financial statement line item or per share amount.

(2)
In 2004, we recorded an impairment of investments in and advances to unconsolidated affiliates for the write-off of the carrying value of our investment in Big Bend Transfer Co., L.L.C.

(3)
In 2005, the income tax provision includes a non-cash charge of $99.9 million to establish a valuation allowance against net operating loss carryforwards generated when we operated as a cooperative.

(4)
The cumulative effect of a change in accounting principle in 2005 represents the adoption of FASB Interpretation (FIN) No. 47—Accounting for Conditional Asset Retirement Obligations.

(5)
Represents the pro forma basic and diluted net earnings (loss) per share calculations as if the weighted average number of shares issued in the initial public offering were outstanding as of the beginning of the earliest period presented.

(6)
In 2008, our investments in available-for-sale auction rate securities became illiquid as auctions for these securities failed on their scheduled auction dates. Therefore we classified these investments, amounting to $190.2 million at September 30, 2008, as a noncurrent asset. Prior to 2008, these investments in auction rate securities were included in short-term investments.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR TERRA

        The following table sets forth the selected historical consolidated financial and operating data for Terra. The selected consolidated financial and operating data as of and for the fiscal years ended December 31, 2007, 2006, 2005, 2004 and 2003 have been derived from Terra's audited consolidated financial statements. You should not take historical results as necessarily indicative of the results that may be expected for any future period. The selected consolidated financial and operating data as of and for the nine months ended September 30, 2008 and 2007 have been derived from Terra's unaudited consolidated condensed financial statements. The results for the nine months ended September 30, 2008 are not necessarily indicative of results that may be expected for the entire fiscal year.

        You should read this selected consolidated financial and operating data in conjunction with Terra's Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and Terra's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008. Please see the section of this prospectus/offer to exchange entitled "Where You Can Find More Information."

	Nine months ended September 30,		Year ended December 31,
	2008	2007	2007(1)	2006	2005	2004(2)	2003(3)
	(in millions, except per share amounts)
Statement of Operations Data:
Total revenues	$2,208.0	$1,773.9	$2,360.1	$1,836.7	$1,939.1	$1,509.1	$1,351.1
Cost of sales	1,532.4	1,396.5	1,825.0	1,732.2	1,800.2	1,348.1	1,281.7

Gross margin	675.6	377.4	535.1	104.5	138.9	161.0	69.4
Selling, general and administrative	58.2	67.2	92.0	55.2	46.6	44.2	39.9
Equity in earnings of unconsolidated affiliates	(45.7)	(10.4)	(16.2)	(17.0)	(21.4)	—	—
Impairment of long-lived assets	—	—	38.9	—	—	—	53.1
Recovery of product claim	—	—	—	—	—	(17.9)	—

Operating earnings (loss)	663.1	320.6	420.4	66.3	113.7	134.7	(23.6)
Interest expense—net	1.3	11.6	11.9	41.6	45.4	49.8	54.5
Loss on early retirement of debt	—	38.8	38.8	—	27.2	11.1	—
Change in fair value of warrant liability	—	—	—	—	(8.9)	—	—

Income (loss) before income taxes and minority interest	661.8	270.2	369.7	24.7	50.0	73.8	(78.1)
Income tax provision (benefit)	229.7	87.4	114.8	9.2	14.2	(5.0)	(57.0)
Minority interest	52.4	33.7	50.3	11.3	13.7	11.2	(8.6)
Equity in earnings (loss) of unconsolidated affiliates	89.0	2.2	(2.7)	—	—	—	—

Income (loss) from continuing operations	468.7	151.3	201.9	4.2	22.1	67.6	(12.5)
Income (loss) from discontinued operations—net of taxes	7.6	(19.1)	—	—	—	—	—

Net income (loss)	476.3	132.2	201.9	4.2	22.1	67.6	(12.5)
Inducement payment of preferred stock conversion	(5.3)	—	—	—	—	—	—
Preferred share dividends	(3.8)	(3.8)	(5.1)	(5.1)	(5.1)	(1.0)	—

Income (loss) available to common shareholders	$467.2	$128.4	$196.8	$(0.9)	$17.0	$66.6	$(12.5)

Cash dividends declared per common share	$0.20	$—	$—	$—	$—	$—	$—

	Nine months ended September 30,		Year ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(in millions, except per share amounts)
Share and Per Share Data:
Basic weighted average common shares outstanding	91.8	91.1	90.6	92.7	92.5	76.5	75.7

Earnings per share—basic:
Income (loss) per share—continuing operations	$5.01	$1.62	$2.17	$(0.01)	$0.18	$0.87	$(0.16)
Income (loss) per share—discontinued operations	0.08	(0.21)	—	—	—	—	—

Net income (loss) per share	$5.09	$1.41	$2.17	$(0.01)	$0.18	$0.87	$(0.16)

Diluted weighted average common shares outstanding	104.9	106.9	106.5	92.7	94.9	79.9	75.7

Earnings per share—diluted:
Income (loss) per share—continuing operations	$4.47	$1.41	$1.90	$(0.01)	$0.18	$0.85	$(0.16)
Income (loss) per share—discontinued operations	0.07	(0.17)	—	—	—	—	—

Net income (loss) per share	$4.54	$1.24	$1.90	$(0.01)	$0.18	$0.85	$(0.16)

	Nine months ended September 30,		Year ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(in millions)
Other Financial Data:
Depreciation of property, plant and equipment and amortization of deferred plant turnaround costs	$58.4	$75.0	$100.8	$108.1	$110.3	$102.2	$107.4
Capital expenditures and plant turnaround expenditures	70.1	59.1	31.7	50.9	30.8	18.5	8.6

	September 30,		December 31,
	2008	2007	2007	2006	2005	2004	2003
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$680.7	$360.5	$698.2	$179.0	$86.4	$223.8	$87.3
Total assets	2,182.9	1,520.5	1,888.3	1,572.7	1,523.6	1,685.5	1,125.1
Customer prepayments	195.0	85.3	299.4	77.1	52.9	115.3	71.9
Long-term debt and capital leases	330.0	330.0	330.0	331.3	331.3	435.2	402.2
Preferred stock	2.0	115.8	115.8	115.8	115.8	133.1	—
Stockholders' equity	949.9	532.0	620.4	483.0	492.9	459.4	265.1

(1)
The 2007 selected financial data includes (i) the effects of contributing the Terra Nitrogen U.K. operations into the GrowHow UK Limited joint venture on September 14, 2007 and (ii) a $39.0 million impairment charge for the Beaumont, Texas assets and (iii) a $38.8 million loss on the early retirement of debt associated with the debt refinancing that was completed during 2007.

(2)
The 2004 selected financial data includes the effects of the December 21, 2004 acquisition of Mississippi Chemical Corporation and the issuance of preferred shares during the 2004 fourth quarter.

(3)
The 2003 selected financial data includes a $53.1 million charge for impairment of long-lived assets.

SELECTED UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL DATA

        The following selected unaudited pro forma combined consolidated statement of operations for the year ended December 31, 2007 and for the nine-months ended September 30, 2008 are presented on:

  •
  a pro forma basis, to give effect to the purchase of Terra and related transactions as if they had occurred on January 1, 2007; and

  •
  as adjusted to give effect to the use of cash to repay the Terra's outstanding 7% senior notes due 2017, or the "Terra senior notes;" as if the purchase, the related transactions and the repayment of the Terra senior notes had occurred on January 1, 2007.

        The following selected unaudited combined consolidated pro forma balance sheet data at September 30, 2008 is presented on:

  •
  a pro forma basis, to give effect to the purchase of Terra and related transactions as if they had occurred on September 30, 2008; and

  •
  as adjusted to give effect to the use of cash to repay the Terra senior notes; as if the purchase, the related transactions and the repayment of the Terra senior notes had occurred on September 30, 2008.

        Such unaudited pro forma financial data is based on the historical financial statements of CF Holdings and Terra and on publicly available information and certain assumptions that we believe are reasonable, which are described in the notes to the "Unaudited Pro Forma Condensed Combined Consolidated Financial Statements." Most significantly, we have not performed any due diligence or detailed valuation analysis necessary to determine the fair market values of the Terra assets to be acquired and liabilities to be assumed, and accordingly the pro forma financial statements do not include an allocation of the purchase price. The unaudited pro forma combined consolidated financial data reflects the retrospective adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51, or "SFAS 160," which impacts net earnings and stockholders' equity. The following should be read in connection with the section of this prospectus/offer to exchange entitled "Unaudited Pro Forma Condensed Combined Consolidated Financial Statements," and other information included in or incorporated by reference into this document.

	Pro Forma		Pro Forma As Adjusted
	Nine months ended September 30, 2008	Year ended December 31, 2007	Nine months ended September 30, 2008	Year ended December 31, 2007
	(in millions)
Statement of Operations Data:
Net sales	$5,057.1	$5,116.8	$5,057.1	$5,116.8
Cost of sales	3,519.5	3,911.7	3,519.5	3,911.7

Gross margin	1,537.6	1,205.1	1,537.6	1,205.1
Selling, general and administrative	111.2	157.2	111.2	157.2
Equity in earnings of unconsolidated affiliates	(45.7)	(16.2)	(45.7)	(16.2)
Other operating—net	2.7	42.2	2.7	42.2

Operating earnings	1,469.4	1,021.9	1,469.4	1,021.9
Interest expense (income)—net	(18.4)	(11.4)	(27.2)	(22.4)
Other non-operating—net	(1.4)	37.2	(1.4)	37.2

Earnings before income taxes, equity in earnings (loss) of unconsolidated affiliates	1,489.2	996.1	1,498.0	1,007.1
Income tax provision	503.5	314.5	507.0	318.9
Equity in earnings (loss) of unconsolidated affiliates—net of taxes	96.5	(1.8)	96.5	(1.8)

Net earnings	$1,082.2	$679.8	$1,087.5	$686.4

			Pro Forma As Adjusted
			Nine months ended September 30, 2008	Year ended December 31, 2007
			(in millions, except per share amounts)
Share and per share data:
Net earnings per share
Basic			$9.67	$5.86
Diluted			$9.55	$5.78
Weighted average common shares oustanding
Basic			100.1	99.3
Diluted			101.4	100.6
	Pro Forma	Pro Forma As Adjusted
	As of September 30, 2008	As of September 30, 2008
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$1,449.1	$1,111.9
Short-term investments	323.8	323.8
Total assets	6,260.8	5,918.2
Customer advances	773.1	773.1
Total debt	336.6	6.6
Stockholders' equity	3,891.4	3,882.7

 HISTORICAL AND PRO FORMA PER SHARE DATA

        The following selected unaudited pro forma combined consolidated per share information for the year ended December 31, 2007 and for the nine months ended September 30, 2008 reflects the purchase of Terra, the related transactions, and as adjusted to give effect to the use of cash to repay the Terra senior notes; as if the purchase, the related transactions and the repayment of the Terra senior notes occurred on January 1, 2007. The unaudited pro forma as adjusted combined consolidated stockholders' equity per basic weighted average common shares outstanding reflects the purchase of Terra, the related transactions, and as adjusted to give effect to the use of cash to repay the Terra senior notes; as if the purchase, the related transactions and the repayment of Terra senior notes occurred on September 30, 2008. The following unaudited pro forma financial data is based on the historical financial statements of CF Holdings and Terra and on publicly available information and certain assumptions that we believe are reasonable, which are described in the notes to the "Unaudited Pro Forma Condensed Combined Consolidated Financial Statements." Most significantly, we have not performed any due diligence or detailed valuation analysis necessary to determine the fair market values of the Terra assets to be acquired and liabilities to be assumed, and accordingly the pro forma financial statements do not include an allocation of the purchase price. The pro forma combined consolidated per share information reflects the impact of the retrospective adoption of SFAS 160. The historical per share information has not been adjusted for the impact of SFAS 160. The following should be read in connection with the section of this prospectus/offer to exchange entitled "Unaudited Pro Forma Condensed Combined Consolidated Financial Statements," and other information included in or incorporated by reference into this document.

        The pro forma data is unaudited and for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will achieve after the consummation of the offer. This pro forma information is subject to risks and uncertainties, including those discussed in the section entitled "Risk Factors."

	Nine months ended September 30, 2008	Year ended December 31, 2007
Unaudited pro forma as adjusted combined consolidated:
Earnings per share from continuing operations:
Basic	$9.67	$5.86
Diluted	9.55	5.78
Dividends declared per common share	0.30	0.08
Stockholders' equity per basic weighted average common shares outstanding	$38.79
CF Holdings historical data:
Earnings per share from continuing operations:
Basic	$8.78	$6.71
Diluted	8.60	6.57
Dividends declared per common share	0.30	0.08
Stockholders' equity per basic weighted average common shares outstanding	30.13	21.39
Terra historical data:
Earnings per share from continuing operations:
Basic	$5.01	$2.17
Diluted	4.47	1.90
Dividends declared per common share	0.20	—
Stockholders' equity per basic weighted average common shares outstanding	10.35	6.85

 COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

        Shares of CF Holdings common stock are listed on the NYSE under the symbol "CF" and shares of Terra common stock are listed on the NYSE under the symbol "TRA."

        The following table sets forth the high and low sales prices per share of CF Holdings and Terra common stock for the periods indicated, in each case as reported on the consolidated tape of the NYSE, as well as cash dividends per share of common stock, as reported in CF Holdings' and Terra's respective Annual Reports on Form 10-K for the year ended December 31, 2007 with respect to the years 2006 and 2007, and thereafter as reported in publicly available sources.

	CF Holdings Common Stock Market Price			Terra Common Stock Market Price
	High	Low	Dividend	High	Low	Dividend
2006
First Quarter	$19.19	$15.10	$0.02	$7.40	$5.45	$—
Second Quarter	$18.75	$13.22	$0.02	$9.19	$5.93	$—
Third Quarter	$17.32	$12.91	$0.02	$7.99	$6.07	$—
Fourth Quarter	$26.60	$17.20	$0.02	$12.40	$7.80	$—
2007
First Quarter	$43.72	$25.70	$0.02	$18.93	$11.08	$—
Second Quarter	$61.99	$37.96	$0.02	$25.90	$17.01	$—
Third Quarter	$77.09	$44.16	$0.02	$32.25	$17.69	$—
Fourth Quarter	$118.88	$68.30	$0.02	$51.15	$27.13	$—
2008
First Quarter	$131.71	$78.73	$0.10	$53.48	$33.80	$—
Second Quarter	$172.99	$97.35	$0.10	$56.25	$33.85	$0.10
Third Quarter	$168.14	$81.13	$0.10	$57.64	$25.85	$0.10
Fourth Quarter	$93.63	$37.71	$0.10	$30.00	$11.21	$0.10
2009
January 1, 2009 to February 20, 2009	$57.64	$42.30	$0.10	$25.45	$14.45	$0.10

        The following table sets forth the closing prices of CF Holdings and Terra as reported on Thursday, January 15, 2009, the last day of trading before CF Holdings publicly announced the offer, and February 20, 2009, the last trading day prior to the printing of this prospectus/offer to exchange. The table also shows the implied value of one share of Terra common stock, which was calculated by multiplying the closing price for one share of CF Holdings common stock by the exchange ratio of 0.4235.

	CF Holdings Common Stock Closing Price	Terra Common Stock Closing Price	Implied Value of Terra Common Stock
January 15, 2009	$47.23	$16.29	$20.00
February 20, 2009	$55.72	$24.68	$23.60

        Based on the closing price of CF Holdings common stock as of January 15, 2009, the offer represented a 22.8% premium over $16.29, the closing price of shares of Terra common stock on January 15, 2009. The offer also represented a premium of 34% based on the volume weighted average prices for CF Holdings and Terra common stock in the 30 days prior to the public announcement of CF Holdings' proposal to acquire Terra, and a 29% premium based on the 10-day volume weighted average prior to the public announcement.

        In addition, the exchange ratio of 0.4235 shares of CF Holdings common stock for each share of Terra common stock is at a significant premium to the average share exchange ratio (determined by dividing the closing price of Terra common stock by the closing price of CF Holdings common stock) of 0.3371 based on the daily closing share prices for the two companies during the twelve months prior to CF Holdings' announcement of its proposal to acquire Terra on January 15, 2009.

        The value of the offer will change as the market prices of CF Holdings common stock and Terra common stock fluctuate during the offer period and thereafter, and may therefore be different from the prices set forth above at the expiration of the offer period and at the time you receive your shares of CF Holdings common stock. You are encouraged to obtain current market quotations for CF Holdings and Terra common stock prior to making any decision with respect to the offer.

        Please also see the section of this prospectus/offer to exchange entitled "The Exchange Offer—Effect of the Offer on the Market for Shares of Terra Common Stock; NYSE Listing; Registration Under the Exchange Act; Margin Regulations" for a discussion of the possibility that Terra's shares will cease to be listed on the NYSE.

RISK FACTORS

        In addition to the other information included and incorporated by reference in this prospectus/offer to exchange (see the section entitled "Where You Can Find More Information"), including the matters addressed in the section entitled "Forward-Looking Statements," you should carefully consider the following risks before deciding whether to tender your shares of Terra common stock in the offer.

Risk Factors Relating to the Offer and the Second-Step Merger

  The exchange ratio of the offer is fixed and will not be adjusted. Because the market price of shares of CF Holdings common stock may fluctuate, Terra stockholders cannot be sure of the market value of the shares of CF Holdings common stock that will be issued in connection with the offer

        Each outstanding share of Terra common stock will be exchanged for the right to receive 0.4235 shares of CF Holdings common stock (together with the associated preferred stock purchase rights) upon consummation of the offer. This exchange ratio is fixed and will not be adjusted in case of any increases or decreases in the price of CF Holdings common stock or Terra common stock. If the price of CF Holdings common stock declines (which may occur as the result of a number of reasons (many of which are out of our control), including as a result of the risks described in the section of this prospectus/offer to exchange entitled "Risk Factors"), Terra stockholders will receive less value for their shares upon exchange of tendered shares in the offer or consummation of the second-step merger than the value calculated pursuant to the exchange ratio on the date the offer was announced. Because the offer and the second-step merger may not be completed until certain conditions have been satisfied or waived (please see the section of this prospectus/offer to exchange entitled "The Exchange Offer—Conditions of the Offer"), a significant period of time may pass between the commencement of the offer and the time that CF Holdings accepts shares of Terra common stock for exchange. Therefore, at the time you tender your shares pursuant to the offer, you will not know the exact market value of the shares of CF Holdings common stock that will be issued if CF Holdings accepts such shares for exchange. However, tendered shares of Terra common stock may be withdrawn at any time prior to the time they are accepted for exchange pursuant to the offer. Please see the section entitled "Comparative Market Price and Dividend Information" for the historical high and low sales prices per share of CF Holdings and Terra common stock, as well as cash dividends per share of CF Holdings and Terra common stock respectively.

        Terra stockholders are urged to obtain current market quotations for CF Holdings and Terra common stock when they consider whether to tender their shares of Terra common stock pursuant to the offer.

  The offer may adversely affect the liquidity and value of non-tendered shares of Terra common stock

        In the event that not all of the shares of Terra common stock are tendered in the offer and we accept for exchange those shares tendered in the offer, the number of stockholders and the number of shares of Terra common stock held by individual holders will be greatly reduced. As a result, CF Holdings' acceptance, through Composite, of shares for exchange in the offer could adversely affect the liquidity and could also adversely affect the market value of the remaining shares of Terra common stock held by the public. Subject to the rules of the NYSE, CF Holdings may also seek to cause Terra to delist the shares of Terra common stock on the NYSE. As a result of such delisting, shares of Terra common stock not tendered pursuant to the offer may become illiquid and may be of reduced value. Please see the section of this prospectus/offer to exchange entitled "The Exchange Offer—Plans for Terra." If shares of Terra common stock are not listed on the NYSE or another national securities exchange on the record date for the determination of stockholders entitled to vote on the second-step merger (or, if CF Holdings causes the second-step merger to take place without stockholder approval, on the date notice of such transaction is given or waived under Section 3-106 of the Maryland General

Corporation Law), Terra stockholders who (a) have not tendered their shares of Terra common stock in the offer, (b) if approval of the second-step merger by Terra stockholders has been obtained, did not vote in favor of the second-step merger and (c) complied with the procedures set forth in Section 3-203 of the Maryland General Corporation Law will have rights under Maryland law to demand and receive payment of the "fair value" of such stockholder's shares of Terra common stock.

  CF Holdings has not negotiated the price or terms of the offer or the second-step merger with Terra's board of directors

        In evaluating this offer, you should be aware that CF Holdings has not negotiated the price or terms of this offer or the second-step merger with Terra or its board of directors. Neither Terra nor its board of directors has approved this offer or the second-step merger. Terra, however, is required under the rules of the SEC to either make a recommendation, or state that it is neutral or is unable to take a position with respect to the offer, and file with the SEC a solicitation/recommendation statement on Schedule 14D-9 describing its position, if any, and certain related information, no later than ten business days from the date this offer was first published, sent or given to holders of Terra common stock. CF Holdings recommends that you review this document when it becomes available.

  CF Holdings has only conducted a review of Terra's publicly available information and has not had access to Terra's non-public information. Therefore, CF Holdings may be subject to unknown liabilities of Terra which may have a material adverse effect on CF Holdings' profitability, financial condition and results of operations

        To date, CF Holdings has only conducted a due diligence review of Terra's publicly available information. The consummation of the offer may constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, or result in the termination, cancellation, acceleration or other change of any right or obligation (including, without limitation, any payment obligation) under agreements of Terra that are not publicly available. As a result, after the consummation of the offer, CF Holdings may be subject to unknown liabilities of Terra, which may have a material adverse effect on CF Holdings' profitability, financial condition and results of operations.

        In respect of all information relating to Terra presented in, incorporated by reference into or omitted from, this prospectus/offer to exchange, CF Holdings has relied upon publicly available information, including information publicly filed by Terra with the SEC. Although CF Holdings has no knowledge that would indicate that any statements contained herein regarding Terra's condition, including its financial or operating condition, based upon such publicly filed reports and documents are inaccurate, incomplete or untrue, CF Holdings was not involved in the preparation of such information and statements. For example, CF Holdings has made adjustments and assumptions in preparing the pro forma financial information presented in this prospectus/offer to exchange that have necessarily involved CF Holdings' estimates with respect to Terra's financial information. Any financial, operating or other information regarding Terra that may be detrimental to CF Holdings following CF Holdings' acquisition of Terra that has not been publicly disclosed by Terra, or errors in CF Holdings' estimates due to the lack of cooperation from Terra, may have an adverse effect on CF Holdings' financial condition or the benefits CF Holdings expects to achieve through the consummation of the offer.

  Uncertainties exist in integrating the business and operations of CF Holdings and Terra

        CF Holdings intends, to the extent possible, to integrate Terra's operations with those of CF Holdings. Although CF Holdings believes that the integration of Terra's operations into CF Holdings will be achievable, there can be no assurance that CF Holdings will not encounter substantial difficulties integrating Terra's operations with CF Holdings' operations, which could result in a delay or the failure to achieve the anticipated benefits and synergies of the combination and, therefore, the expected cost savings. Additionally, these cost savings may be less than CF Holdings currently expects, or may not be realized. The difficulties of combining the operations of the companies include, among other things:

  •
  possible inconsistencies in standards, controls, procedures and policies, and compensation structures between Terra and CF Holdings;

  •
  the complexities of integrating the business and operations of Terra with those of CF Holdings;

  •
  the retention of existing customers and attraction of new customers;

  •
  the retention of key employees;

  •
  the consolidation of corporate and administrative infrastructures;

  •
  the minimization of the diversion of management's attention from ongoing business concerns; and

  •
  the possibility of tax costs or inefficiencies associated with the integration of the operations of the combined company.

        Also, our proposal is not dependent upon the retention or cooperation of Terra's senior management. There can be no assurance that there will not be some level of uncooperativeness on the part of Terra's senior executive management and/or its other employees which could adversely affect the integration process.

  CF Holdings must obtain governmental and regulatory consents to consummate the offer, which, if delayed, not granted or granted with unacceptable conditions, may jeopardize or delay the offer, result in additional expenditures of money and resources and/or reduce the anticipated benefits of the combination contemplated by the offer

        The offer is conditioned on the receipt of all necessary or advisable (at CF Holdings' sole discretion) governmental and regulatory authorizations, consents, orders and approvals or the termination of any necessary or advisable (at CF Holdings' sole discretion) waiting periods, including the expiration or termination of the applicable waiting periods under the HSR Act and the Canadian Competition Act. If CF Holdings does not receive these approvals, or does not receive them on terms that satisfy the conditions set forth in this prospectus/offer to exchange, then CF Holdings will not be obligated to accept shares of Terra common stock for exchange in the offer.

        The governmental agencies from which CF Holdings will seek these approvals have broad discretion in administering the governing regulations. As a condition to their approval of the transactions contemplated by this prospectus/offer to exchange, agencies may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of the combined company's business. These requirements, limitations, costs, divestitures or restrictions could jeopardize or delay the consummation of the offer or may reduce the anticipated benefits of the combination contemplated by the offer. Further, no assurance can be given that the required consents and approvals will be obtained or that the required conditions to the offer will be satisfied, and, if all required consents and approvals are obtained and the conditions to the consummation of the offer are satisfied, no assurance can be given as to the terms, conditions and timing of the approvals. If CF Holdings agrees to any material requirements, limitations, costs, divestitures or restrictions in order to obtain any approvals required to consummate the offer, these requirements, limitations, additional costs or restrictions could adversely affect the two companies' ability to integrate their operations or reduce the anticipated benefits of the combination contemplated by the offer. This could result in a failure to complete the offer and the second-step merger or have a material adverse effect on the business and results of operations of the combined company. Please see the section entitled "The Exchange Offer—Conditions of the Offer" for a discussion of the conditions to the offer and the section entitled "The

Exchange Offer—Certain Legal Matters; Regulatory Approvals" for a description of the regulatory approvals necessary in connection with the offer and the second-step merger.

  Upon your receipt of shares of CF Holdings common stock in the offer, you will become a shareholder in CF Holdings, a Delaware corporation, which may change certain stockholder rights and privileges you hold as a stockholder of Terra, a Maryland corporation

        CF Holdings is a Delaware corporation and is governed by the laws of the State of Delaware and by its certificate of incorporation and bylaws. Delaware corporation law extends to stockholders certain rights and privileges that may not exist under Maryland law and, conversely, does not extend certain rights and privileges that you may have as a stockholder of Terra, which is governed by Maryland law and its charter and bylaws. For a detailed discussion of the rights of CF Holdings stockholders versus the rights of Terra stockholders, see the section entitled "Comparison of Stockholders' Rights."

  The offer could trigger certain provisions contained in Terra's employee benefit plans or agreements that could require CF Holdings to make change of control payments or permit a counter-party to an agreement with Terra to terminate that agreement

        Certain of Terra's employee benefit plans or agreements contain change of control clauses providing for compensation to be granted to certain members of Terra senior management either upon a change of control, or if, following a change of control, Terra terminates the employment relationship between Terra and these employees, or if these employees terminate the employment relationship because their respective positions with Terra have materially changed. If successful, the offer would constitute a change of control of Terra, thereby giving rise to potential change of control payments.

        Because CF Holdings has not had the opportunity to review Terra's non-public information, there may be other agreements that permit a counter-party to terminate an agreement because the offer or the second-step merger would cause a default or violate an anti-assignment, change of control or similar clause. If this happens, CF Holdings may have to seek to replace that agreement with a new agreement. CF Holdings cannot assure you that it will be able to replace a terminated agreement on comparable terms or at all. Depending on the importance of a terminated agreement to Terra's business, failure to replace that agreement on similar terms or at all may increase the costs to CF Holdings of operating Terra's business or prevent CF Holdings from operating part or all of Terra's business.

  The consummation of the offer may constitute a change of control under Terra's existing indebtedness and requires an amendment to CF Holdings' existing credit facility

        Under Terra's existing credit agreements, bond indentures and the instruments governing its Series A convertible preferred shares, CF Holdings' acceptance for exchange of a majority of the outstanding shares of Terra common stock may be deemed a "change of control." Such a change in control could cause the indebtedness under Terra's credit agreements to become immediately due and payable. Under Terra's bond indenture, if a change in control occurs, Terra must offer to buy back the notes under its indenture governing the Terra senior notes for a price equal to 101% of the notes' principal amount, plus any interest or dividends which have accrued and remain unpaid as of the repurchase date. Under the instruments governing the Terra preferred stock, if a change of control occurs, and certain requirements have not been met, Terra may be required to redeem the Terra preferred stock for a price equal to 100% of the liquidation value plus unpaid dividends as of the redemption date. Terra may not be able to refinance its existing debt or have sufficient funds available for any repurchases that could be required by a change of control, either of which may have an adverse effect on the value of the stock of Terra and, indirectly on the value of the stock of CF Holdings. If CF Holdings is unable to complete the second-step merger, CF Holdings may not be able to assist Terra in obtaining alternative financing.

        An amendment would be required under CF Holdings' existing credit facility to permit consummation of the offer and the second-step merger. CF Holdings is currently in discussions with the lenders party to its credit facility regarding an amendment to such credit facility to accommodate the offer and the second-step merger. There can be no assurance that such an amendment can be obtained on terms acceptable to CF Holdings or otherwise. In the event CF Holdings is unable to obtain the consent to such an amendment from the required number of lenders under its existing credit facility, CF Holdings would terminate its existing credit facility and would no longer have access to the liquidity provided by such existing credit facility.

  The market for CF Holdings common stock may be adversely affected by the issuance of shares pursuant to the offer and the second-step merger

        In connection with the completion of the offer and the second-step merger, and as described in the section of this prospectus/offer to exchange entitled "The Exchange Offer—Ownership of CF Holdings After the Offer," CF Holdings estimates to issue approximately 42.6 million shares of CF Holdings common stock. The increase in the number of shares of CF Holdings common stock may lead to sales of such stock or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, CF Holdings common stock.

Risk Factors Relating to CF Holdings' Business

        You should read and consider risk factors specific to CF Holdings' businesses that will also affect the combined company after the merger, described in Part I, Item 1A of CF Holdings' annual report on Form 10-K for the year ended December 31, 2007, and Part II, Item 1A of CF Holdings' quarterly report on Form 10-Q for the quarter ended September 30, 2008, each of which has been filed by CF Holdings with the SEC and all of which are incorporated by reference into this document.

Risk Factors Relating to Terra's Business

        You should read and consider risk factors specific to Terra's businesses that CF Holdings believes would be applicable to the combined company after the merger, described in Part I, Item 1A of Terra's annual report on Form 10-K for the year ended December 31, 2007, and Part II, Item 1A of Terra's quarterly report on Form 10-Q for the quarter ended September 30, 2008, each of which has been filed by Terra with the SEC and all of which are incorporated by reference into this document. CF Holdings has not had the opportunity to conduct comprehensive due diligence on Terra and to evaluate fully the extent to which these risk factors will affect the combined company.

THE COMPANIES

CF Holdings

        CF Holdings is one of the largest manufacturers and distributors of nitrogen and phosphate fertilizer products in North America. Our operations are organized into two business segments: the nitrogen fertilizer business and the phosphate fertilizer business. Our principal products in the nitrogen fertilizer business are ammonia, urea and urea ammonium nitrate solution. Our principal products in the phosphate fertilizer business are diammonium phosphate and monoammonium phosphate.

        Our principal assets include:

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  the largest nitrogen fertilizer complex in North America (Donaldsonville, Louisiana);

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  a 66% economic interest in the largest nitrogen fertilizer complex in Canada (which we operate in Medicine Hat, Alberta, through Canadian Fertilizers Limited);

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  one of the largest integrated ammonium phosphate fertilizer complexes in the United States (Plant City, Florida);

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  the most-recently constructed phosphate rock mine and associated beneficiation plant in the United States (Hardee County, Florida);

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  terminals, warehouses and associated transportation equipment located primarily in the Midwestern United States; and

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  a 50% interest in KEYTRADE AG, a global fertilizer trading company headquartered near Zurich, Switzerland.

        For the year ended December 31, 2008, CF Holdings sold 6.1 million tons of nitrogen fertilizers and 1.8 million tons of phosphate fertilizers, generating net sales of $3.9 billion.

        CF Holdings is a Delaware corporation with principal executive offices at 4 Parkway North, Suite 400, Deerfield, Illinois 60015, and its telephone number is (847) 405-2400.

Composite

        Composite is a direct wholly-owned subsidiary of CF Holdings that was formed for the sole purpose of acquiring the outstanding shares of Terra common stock and consummating a subsequent merger of Composite with and into Terra. Composite has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the offer and the second-step merger.

        Composite was incorporated as a Maryland corporation on February 9, 2009. Composite's principal executive offices are located at 4 Parkway North, Suite 400, Deerfield, Illinois 60015, and its telephone number is (847) 405-2400.

Terra

        Terra Industries Inc. is a leading North American producer and marketer of nitrogen products, serving agricultural and industrial markets. In addition to manufacturing facilities at Port Neal, Iowa; Courtright, Ontario, Canada; Yazoo City, Mississippi; and Woodward, Oklahoma, Terra owns a 75.3% interest in Terra Nitrogen Company, L.P. ("TNCLP"), which, through a subsidiary, operates Terra's manufacturing facility at Verdigris, Oklahoma. Terra is the sole general partner and the majority limited partner of TNCLP. In addition, Terra owns a 50% interest in Point Lisas Nitrogen Limited, an ammonia production joint venture in the Republic of Trinidad and Tobago, and a 50% interest in GrowHow UK Limited, a nitrogen products production joint venture with facilities located in the United Kingdom.

        The principal customers for Terra's North American nitrogen products are national agricultural retail chains, farm cooperatives, independent dealers and industrial customers. Agricultural customers generally use nitrogen products as fertilizer for crops. Industrial customers use nitrogen products to manufacture chemicals, plastics and other products such as acrylonitrile, polyurethanes, fibers, explosives and adhesives; to reduce nitrogen oxides and other emissions from power plants; and in water treatment processes. Terra's facility in Yazoo City, Mississippi produces industrial grade ammonium nitrate prills (a form of dry pellet) and ammonium nitrate solution that are utilized as explosives in the mining industry as well as a raw material in the production of catalyst materials. Terra has a long term supply contract with one of its customers to provide industrial grade ammonium nitrate products for a majority of the Yazoo City capacity.

        Terra is a Maryland corporation with principal executive offices at Terra Centre, 600 Fourth Street, P.O. Box 6000, Sioux City, Iowa 51102, and its telephone number is (712) 277-1340.

 BACKGROUND AND REASONS FOR THE OFFER

Background of the Offer

        Since the late 1990's, management and representatives of CF Holdings (and its predecessor, CF Industries, Inc.) and Terra have engaged in several series of discussions and meetings concerning a potential business combination between the two companies. None of these discussions led to entry into any definitive agreement for a business combination transaction.

        In late 2003, Mr. Michael L. Bennett, President and Chief Executive Officer of Terra contacted Mr. Stephen R. Wilson, then President and Chief Executive Officer of CF Industries, Inc., to discuss a potential business combination between Terra and CF Industries, Inc. The parties then had multiple discussions regarding a possible transaction. On August 9, 2004, Terra announced it had reached a definitive agreement to acquire Mississippi Chemical Corporation for approximately $268 million. On that same day, Mr. Bennett also informed Mr. Wilson that Terra was postponing further discussions to focus its efforts on acquiring and integrating Mississippi Chemical Corporation.

        In August 2005, CF Holdings completed its initial public offering.

        In May 2007, Mr. Wilson, the Chairman, President and Chief Executive Officer of CF Holdings, contacted Mr. Bennett to discuss a potential business combination between CF Holdings and Terra. Over the course of the summer of 2007 and early fall 2007, Mr. Wilson and Mr. Bennett engaged in a number of discussions regarding a potential transaction. In September 2007, Mr. Bennett informed Mr. Wilson that Terra was not interested in pursuing further discussions. In November 2007, Mr. Wilson and David R. Harvey, CF Holdings' lead independent director, met with Mr. Bennett and Henry R. Slack, the chairman of Terra's board of directors. During this meeting, Mr. Bennett reiterated that Terra was not interested in pursuing further discussions regarding a possible business combination transaction.

        On the evening of January 15, 2009, Mr. Wilson met with Mr. Bennett and informed him that the CF Holdings board of directors had authorized him to make an offer for Terra of 0.4235 shares of CF Holdings common stock for each share of Terra common stock, subject to the negotiation of a definitive merger agreement, receipt of necessary approvals and limited confirmatory due diligence. At this meeting, Mr. Wilson delivered a letter containing CF Holdings' proposal to Mr. Bennett. The letter read as follows:

January 15, 2009
Board of Directors Terra Industries Inc. Terra Centre 600 Fourth Street P.O. Box 6000 Sioux City, Iowa 51102-6000
Attention:	Henry R. Slack, Chairman of the Board Michael L. Bennett, President and Chief Executive Officer
Dear Members of the Board:

I am writing on behalf of the Board of Directors of CF Industries Holdings, Inc. to make a proposal for a business combination between CF and Terra Industries Inc. Under our proposal, CF would acquire all of the outstanding shares of Terra common stock at a fixed exchange ratio of 0.4235 CF shares for each Terra common share. Our proposal represents a premium of 34% based on the 30-day volume weighted average prices for the shares of our two companies, and a 29% premium based on the 10-day volume weighted average. Our proposal also represents a 23% premium over the closing price of your shares today.

Since you first approached us several years ago regarding a combination of our companies, we believe that we have developed mutual respect for the two organizations and have both recognized that a combination makes strategic sense. Combining the talents and creative energy of our respective workforces will substantially enhance our ability to maximize value for shareholders going forward. CF respects the strong culture of Terra, an attribute we believe is highly complementary to our business, and we believe there are attractive opportunities at the combined company for Terra's employees.

We anticipate annual run-rate operating synergies from the combination will be in excess of $100 million and your shareholders will share in the value of those synergies through their continued ownership of the combined company. In addition, the resulting company would emerge a global leader in nitrogen fertilizer production. Together we would create a company with greater scale and an improved strategic platform better able to compete in a global commodity industry. The combination creates a larger and better capitalized company than either company currently. A combination would provide shareholders greater market liquidity, a stronger and more flexible balance sheet and improved access to capital. An enhanced financial profile could support additional opportunities to pursue value-creating projects and attractive new investment opportunities. Furthermore, the combination provides Terra shareholders with important diversification from a single crop nutrient, nitrogen, into a strong new position in phosphate and participation in and global market insights through our 50% interest in KEYTRADE AG.

We have dedicated considerable time and resources to an analysis of a potential transaction and are confident that the combination will receive all necessary regulatory approvals. We are confident that you agree with this assessment given that you initially approached us regarding a combination.

Our proposal is subject to the negotiation of a definitive merger agreement and receipt of the necessary board and shareholder approvals. Because our proposal is based solely on publicly available information, it is subject to our having the opportunity to conduct limited confirmatory due diligence. In addition, because the merger consideration is payable in CF stock, we would provide you with an opportunity to conduct appropriate due diligence with respect to CF. We are prepared to send you a draft merger agreement and to begin discussions and due diligence immediately.
We understand that Terra's debt may need to be refinanced as a result of the combination. Our proposal is not subject to any financing contingency.
In light of the significance of this proposal to your shareholders and ours, as well as the potential for selective disclosures, our intention is to release the text of this letter to the public.
My leadership team and I would be happy to make ourselves available to meet with your management team and Board at your earliest convenience.
We believe this proposal represents a unique opportunity to create significant value for Terra's shareholders and employees, and that the combined company will be better positioned to provide an enhanced value proposition to customers. We hope that you share our enthusiasm, and we look forward to a favorable reply. We respectfully request that you respond no later than January 30, 2009.
Sincerely yours,
Stephen R. Wilson Chairman, President and Chief Executive Officer CF Industries Holdings, Inc.

        In considering whether to make an offer to acquire Terra, the CF Holdings board of directors believed, based on the prior discussions between the parties, that further private negotiations would not likely lead to a definitive agreement within a reasonable period of time. For this reason, as well as our belief in the significance of the proposal to Terra's and CF Holdings' stockholders, we publicly released the terms of the proposal and the text of the above letter later in the evening of January 15, 2009.

        On January 16, 2009, Terra issued a press release confirming receipt of CF Holdings' proposal to acquire all of the outstanding shares of Terra common stock, indicating that Terra's board of directors was considering and evaluating CF Holdings' proposal with its advisors and advised Terra's stockholders to take no action at that time pending the review by Terra's board of directors.

        On the morning of January 28, 2009, Mr. Wilson received a telephone message from Mr. Bennett informing him that shortly he would be receiving a written response to CF Holdings' proposal and that the response would be released to the public. Mr. Bennett subsequently delivered a letter to Mr. Wilson explaining that the Terra board of directors had declined to accept the proposal. The letter read as follows:

January 28, 2009
Mr. Stephen R. Wilson Chairman, President and Chief Executive Officer CF Industries Holdings, Inc. 4 Parkway North, Suite 400 Deerfield, IL 60015
Dear Mr. Wilson:

The Board of Directors of Terra Industries Inc., with the assistance of its financial and legal advisors, has carefully considered your unsolicited proposal to combine our companies. Although we are perplexed by your decision to make a public approach that is conditioned on and subject to due diligence, we have nonetheless examined thoroughly the full range of strategic, industrial, financial and legal aspects of the combination you propose.

We concluded that your proposal does not present a compelling case to create additional value for the shareholders of either company, and that it substantially undervalues Terra on an absolute basis and relative to your company. Accordingly, our Board has unanimously concluded that your proposal is not in the best interests of Terra and our shareholders and we decline to accept it.
Sincerely,
Michael L. Bennett President and Chief Executive Officer	Henry R. Slack Chairman of the Board

        On the evening of January 28, 2009, CF Holdings issued a press release reiterating its commitment to CF Holdings' proposal to acquire all of the outstanding shares of Terra common stock.

        On the evening of February 3, 2009, CF Holdings delivered a notice to Terra, in accordance with Terra's bylaws, nominating three individuals for election as Terra directors at Terra's 2009 annual meeting of stockholders. Also on February 3, 2009, CF Holdings issued a press release in connection with this notice and announced its intention to commence an exchange offer for shares of Terra common stock.

        On February 9, 2009, Mr. Wilson and a representative of Morgan Stanley & Co. Incorporated met with Mr. Bennett and an advisor to Terra to review the terms of CF Holdings' proposal to acquire Terra. During the meeting, Mr. Wilson also communicated to Mr. Bennett the information set forth below in the February 23, 2009 letter from Mr. Wilson to the board of directors of Terra, including CF Holdings' willingness to review any information that Terra believed justified a change in the terms of CF Holdings' proposal. The advisor to Terra informed Mr. Wilson that Terra had scheduled a meeting of its board of directors to be held during the week of February 16, 2009 and that CF Holdings could expect to hear from Terra during that week.

        On February 18, 2009, an advisor to Terra contacted a representative of Morgan Stanley and informed him that Terra had a different view as to Terra's strategy. The advisor also did not communicate any willingness on the part of Terra to provide CF Holdings with information.

        On February 18, 2009, CF Holdings filed the notification and report form required under the HSR Act with respect to the offer.

        On February 23, 2009, Mr. Wilson sent a letter to the board of directors of Terra, which read as follows:

February 23, 2009
Board of Directors Terra Industries Inc. Terra Centre 600 Fourth Street P.O. Box 6000 Sioux City, Iowa 51102-6000

Attention:	Henry R. Slack, Chairman of the Board Michael L. Bennett, President and Chief Executive Officer

Dear Members of the Board:

As you are aware, it has been over one month since we made our offer for a business combination with Terra Industries. Our offer has been very well received in the market. Terra's shares are up over 50% since the offer, which is over three times the percentage increase of the peer group. The market clearly has recognized that the combination is compelling.

As we have communicated to you and your advisors since we made our offer, we view the transaction as a merger in which your stockholders are receiving stock and sharing in the future upside of the combined company, including over $100 million of annual operating synergies. We believe that the elements of your strategy of which we are aware, including expansion of industrial nitrogen applications, would only be enhanced through a combination. As we also have communicated, we would welcome having a number of your board members join the board of the combined company. It is important to us that Mike Bennett be one of those board members and that he continue to serve in a senior executive capacity. Also, we would consider locating some functions of the combined company in the Sioux City area, while preserving the synergies in the transaction.

Given the significant premium we have offered, and the very positive market reaction, we have not seen any reason to consider changing the terms of our proposal. Our conversations with our stockholders (who significantly overlap with your stockholders) also lead us to believe that we have no reason to consider changing the terms. However, we have communicated to you that we are prepared to review any information you can provide us that you believe justifies a change in terms, and we are prepared to keep an open mind in that regard.

We are going forward with our proxy contest to replace three of your directors at the upcoming Annual Meeting. We are confident that your stockholders will show their support for a combination by voting for our slate. We also are commencing an exchange offer under which each share of Terra common stock would be exchanged for .4235 shares of CF Industries common stock. The exchange offer is subject to entering into a negotiated merger agreement since, as you are aware, under Maryland law we cannot close a transaction without the approval of your board. The exchange offer is scheduled to expire on May 15, 2009, which is the last date that your bylaws permit you to hold your Annual Meeting. By that time we believe your stockholders will have shown their support of a combination by voting for our slate.
We remain interested in entering into meaningful discussions for a negotiated transaction, and we are open to reviewing any information you believe we should consider.
Sincerely yours,
Stephen R. Wilson Chairman, President and Chief Executive Officer CF Industries Holdings, Inc.

        On February 23, 2009, CF Holdings and Composite commenced the exchange offer by filing the registration statement of which this prospectus/offer to exchange is a part with the SEC, delivering a request to Terra pursuant to Rule 14d-5 of the Exchange Act and issuing a press release regarding the commencement of the exchange offer.

Reasons for the Offer

        CF Holdings believes that the combination of CF Holdings' and Terra's businesses will create significant value for both CF Holdings' and Terra's current stockholders. The CF Holdings common stock to be issued to Terra stockholders in the offer will allow such stockholders to participate in the growth and opportunities of the combined company. We believe the combination of CF Holdings and Terra is a compelling combination with a number of strategic benefits, including the following:

  •
  Global Leader in Nitrogen Fertilizers—The combined company will be the leading global producer of nitrogen fertilizers, as measured by capacity, among publicly traded companies. The combined company will be a stronger, more competitive player in the global nitrogen fertilizer industry.

  •
  Synergies—We expect the transaction to generate more than $100 million in annual cost synergies by combining overlapping corporate functions and optimizing transportation and distribution systems, and through greater economies of scale in procurement and purchasing. We expect the combined company to realize these synergies within two years after the closing of the offer and the second-step merger. We also expect the combined company to benefit from a one-time $30 million-to-$60 million release of cash due to inventory reduction. We believe that realization of these synergies combined with improved financial strength will enhance the combined company's ability to safeguard operating jobs.

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  Improved Financial Strength —The combined company would have had 2008 revenues of $6.8 billion and will emerge with a stronger balance sheet, featuring a substantial cash balance and relatively little indebtedness. The combined company will have increased trading liquidity on the NYSE and improved access to the capital markets. We believe these factors will provide the combined company with greater financial resources and flexibility to pursue future growth opportunities and an enhanced ability to weather difficult industry and capital market conditions than either CF Holdings or Terra would have alone.

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  Attractive Diversification —The combined company and its stockholders will benefit from increased diversification in plant and distribution facility locations, product mix, and end use customer segments and increased exposure to the global market. CF Holdings provides access to an extensive in-market distribution network, one of the largest integrated ammonium phosphate complexes in the U.S. (with approximately 14 years of fully-permitted recoverable phosphate reserves remaining at current operating rates), an ammonia/urea complex under development in Peru, and the ability to import or export products efficiently through Keytrade. Terra provides participation in an ammonia complex in Trinidad, a joint venture in the U.K. and a greater number of production facilities in North America. Additionally, Terra provides a position in ammonium nitrate and an increased position in serving industrial/environmental customers.

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  Complementary Businesses —CF Holdings' and Terra's complementary footprints will give the combined company increased geographic reach in the U.S. In addition, CF Holdings' and Terra's complementary businesses and locations will allow the combined company to improve efficiency in manufacturing and distribution and enhance customer service.

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  Value Creation Potential for All Stockholders—The all-stock nature of the offer will allow stockholders of both Terra and CF Holdings to participate ratably in the growth and long-term value creation potential of the combined company, including the significant synergies. The offer represents a premium of 34% based on the 30-day volume weighted average prices for shares of CF Holdings and Terra common stock prior to the public announcement of CF Holdings' proposal to acquire Terra, and a 29% premium based on the 10-day volume weighted average. We expect the transaction, giving effect to the realization of synergies, to be accretive to CF Holdings stockholders in the second year following the closing of the offer and the second-step merger.

        CF Holdings realizes that there can be no assurance about future results, including results considered or expected as described in the factors listed above, such as assumptions regarding potential synergies. It should be noted that this explanation of CF Holdings' reasoning and all other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled "Forward-Looking Statements."

THE EXCHANGE OFFER

        CF Holdings, through Composite, is offering to exchange for each outstanding share of Terra common stock that is validly tendered and not properly withdrawn prior to the expiration date 0.4235 shares of CF Holdings common stock (together with the associated preferred stock purchase rights), upon the terms and subject to the conditions contained in this prospectus/offer to exchange and the accompanying letter of transmittal. In addition, you will receive cash instead of any fractional shares of CF Holdings common stock to which you may otherwise be entitled.

        The term "expiration date" means 5:00 p.m., New York City time, on May 15, 2009, unless CF Holdings or Composite extends the period of time for which the offer is open, in which case the term "expiration date" means the latest time and date on which the offer, as so extended, expires.

        The offer is subject to a number of conditions which are described in the section of this prospectus/offer to exchange entitled "The Exchange Offer—Conditions of the Offer." CF Holdings and Composite expressly reserve the right, subject to the applicable rules and regulations of the SEC, to waive any condition of the offer described herein in its discretion, except for the conditions described under the subheadings "Regulatory Condition," "Registration Statement Condition," "Stockholder Approval Condition," and "NYSE Listing Condition" under the caption "The Exchange Offer—Conditions of the Offer" below, each of which cannot be waived. CF Holdings and Composite expressly reserve the right to make any changes to the terms and conditions of the offer (subject to any obligation to extend the offer pursuant to the applicable rules and regulations of the SEC), including, without limitation, with respect to increasing or decreasing the consideration payable per share of Terra common stock in the offer.

        We also have not commenced the process of obtaining the approval of CF Holdings' stockholders by filing a preliminary proxy statement with the SEC and therefore we may not be in a position to obtain the requisite approval of CF Holdings' stockholders prior to the current expiration date of the offer. Any decision to extend the offer, and if so, for how long, will be made at such time. The expiration date may also be subject to multiple extensions.

        If you are the record owner of your shares and you tender your shares in the offer, you will not have to pay any brokerage fees or similar expenses. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your shares on your behalf, your broker or such other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

        The purpose of the offer is for CF Holdings to acquire control of, and ultimately the entire interest in, Terra. CF Holdings has publicly expressed a desire to enter into a negotiated business combination with Terra. As of the date of the printing of this prospectus/offer to exchange, Terra has not been willing to negotiate with CF Holdings. CF Holdings believes that the offer will significantly benefit both CF Holdings stockholders and Terra stockholders and is therefore taking the offer directly to Terra stockholders.

        CF Holdings intends, promptly following Composite's acceptance for exchange and exchange of shares of Terra common stock in the offer, to consummate a second-step merger of Composite with and into Terra. The offer is conditioned upon entering into a definitive merger agreement with Terra, which, among other things, would provide for the second-step merger. In the second-step merger, each remaining share of Terra common stock (other than shares of Terra common stock owned by CF Holdings (or wholly-owned subsidiaries of CF Holdings or Terra) or held by Terra stockholders who properly exercise applicable appraisal rights under Maryland law, if available) will be converted into the right to receive the same number of shares of CF Holdings common stock as are received by Terra stockholders pursuant to the offer. CF Holdings and Composite reserve the right to amend the offer

(including amending the number of shares of common stock to be exchanged, the offer price and the consideration to be offered in the second-step merger), or to negotiate a merger agreement with Terra not involving an exchange offer, in which event we would terminate the offer and the shares of Terra common stock would, upon consummation of such merger, be converted into the right to receive the consideration negotiated by CF Holdings and Terra. Please see the section of this prospectus/offer to exchange entitled "The Exchange Offer—Plans for Terra."

        Based on certain assumptions regarding the number of Terra shares to be exchanged, CF Holdings estimates that if all shares of Terra common stock are exchanged pursuant to the offer and the second-step merger, former Terra stockholders would own, in the aggregate, approximately 46% of the outstanding shares of CF Holdings common stock. For a detailed discussion of the assumptions on which this estimate is based, please see the section of this prospectus/offer to exchange entitled "The Exchange Offer—Ownership of CF Holdings After the Offer."

Expiration Date of the Offer

        The offer is scheduled to expire at 5:00 p.m., New York City time, on May 15, 2009, which is the initial expiration date, unless further extended by CF Holdings or Composite. For more information, you should read the discussion below under the caption "The Exchange Offer—Extension, Termination and Amendment."

Extension, Termination and Amendment

        Subject to the applicable rules of the SEC and the terms and conditions of the offer, CF Holdings and Composite expressly reserve the right (but will not be obligated) (1) to extend, for any reason, the period of time during which the offer is open, (2) to delay acceptance for exchange of, or exchange of, shares of Terra common stock in order to comply in whole or in part with applicable laws (any such delay shall be effected in compliance with Rule 14e-1(c) under the Exchange Act, which requires CF Holdings to pay the consideration offered or to return shares of Terra common stock deposited by or on behalf of stockholders promptly after the termination or withdrawal of the offer), (3) to amend or terminate the offer without accepting for exchange of, or exchanging, shares of Terra common stock if any of the individually subheaded conditions referred to in the section of this prospectus/offer to exchange entitled "The Exchange Offer—Conditions of the Offer" have not been satisfied or if any event specified in the section of this prospectus/offer to exchange entitled "The Exchange Offer—Conditions of the Offer" under the subheading "Other Conditions" has occurred and (4) to amend the offer or to waive any conditions to the offer at any time, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the exchange agent and by making public announcement thereof.

        Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, which, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(d)(i), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes), and without limiting the manner in which CF Holdings or Composite may choose to make any public announcement, neither CF Holdings nor Composite will have any obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.

        CF Holdings and Composite acknowledge that Rule 14e-1(c) under the Exchange Act requires CF Holdings to pay the consideration offered or return the shares of Terra common stock tendered promptly after the termination or withdrawal of the offer.

        If CF Holdings increases or decreases the percentage of shares of Terra common stock being sought or increases or decreases the stock consideration to be paid for shares of Terra common stock pursuant to the offer and the offer is scheduled to expire at any time before the expiration of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the offer will be extended until the expiration of 10 business days from, and including, the date of such notice. If CF Holdings makes a material change in the terms of the offer (other than a change in the price to be paid in the offer or the percentage of securities sought) or in the information concerning the offer, or waives a material condition of the offer, CF Holdings or Composite will extend the offer, if required by applicable law, for a period sufficient to allow you to consider the amended terms of the offer. CF Holdings and Composite will comply with Rule 14d-4(d)(2) under the Exchange Act in connection with material changes to the terms of the offer.

        As used in this prospectus/offer to exchange, a "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. If, prior to the expiration date, CF Holdings increases the stock consideration being exchanged for shares of Terra common stock pursuant to the offer, such increased consideration will be received by all stockholders whose shares of Terra common stock are exchanged pursuant to the offer, whether or not such shares of Terra common stock were tendered prior to the announcement of the increase of such consideration.

        Pursuant to Rule 14d-11 under the Exchange Act, CF Holdings may, subject to certain conditions, cause Composite to elect to provide a subsequent offering period of at least three business days in length following the expiration of the offer on the expiration date and acceptance for exchange of the shares of Terra common stock tendered in the offer (we refer to this period in this prospectus/offer to exchange as a "subsequent offering period"). A subsequent offering period would be an additional period of time, following the first exchange of shares of Terra common stock in the offer, during which stockholders could tender shares of Terra common stock not tendered in the offer.

        During a subsequent offering period, tendering stockholders would not have withdrawal rights and CF Holdings, through Composite, would promptly exchange and pay for any shares of Terra common stock tendered at the same price paid in the offer. Rule 14d-11 under the Exchange Act provides that CF Holdings may cause Composite to provide a subsequent offering period so long as, among other things, (1) the initial period of at least 20 business days of the offer has expired, (2) CF Holdings offers the same form and amount of consideration for shares of Terra common stock in the subsequent offering period as in the initial offer, (3) CF Holdings, through Composite, immediately accepts and promptly pays for all shares of Terra common stock tendered during the offer prior to its expiration, (4) CF Holdings announces the results of the offer, including the approximate number and percentage of shares of Terra common stock deposited in the offer, no later than 9:00 a.m., Eastern time, on the next business day after the expiration date and immediately begins the subsequent offering period and (5) CF Holdings, through Composite, immediately accepts and promptly pays for shares of Terra common stock as they are tendered during the subsequent offering period. If CF Holdings elects to cause Composite to include a subsequent offering period, it will notify stockholders of Terra by making a public announcement on the next business day after the expiration date consistent with the requirements of Rule 14d-11 under the Exchange Act.

        Pursuant to Rule 14d-7(a)(2) under the Exchange Act, no withdrawal rights apply to shares tendered during a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to shares tendered in the offer and accepted for exchange. The same consideration will be received by stockholders tendering shares of Terra common stock in the offer or in a subsequent offering period, if one is included. Please see the section of this prospectus/offer to exchange entitled "The Exchange Offer—Withdrawal Rights."

        A request is being made to Terra pursuant to Rule 14d-5 under the Exchange Act for the use of Terra's stockholder lists and security position listings for the purpose of disseminating the offer to stockholders. Upon compliance by Terra with this request, this offer, the letter of transmittal and all other relevant materials will be mailed to record holders of shares of Terra common stock and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Terra's stockholders lists, or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares of Terra common stock by CF Holdings or, if it so elects, the materials will be mailed by Terra.

Acceptance for Exchange, and Exchange, of Terra Shares; Delivery of CF Holdings Common Stock

        Upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), CF Holdings will cause Composite to accept for exchange promptly after the expiration date all shares of Terra common stock validly tendered (and not withdrawn in accordance with the procedure set out in the section of this prospectus/offer to exchange entitled "The Exchange Offer—Withdrawal Rights") prior to the expiration date. Composite will exchange all shares of Terra common stock validly tendered and not withdrawn promptly following the acceptance of shares of Terra common stock for exchange pursuant to the offer. CF Holdings and Composite expressly reserve the right, in its discretion, but subject to the applicable rules of the SEC, to delay acceptance for and thereby delay exchange of shares of Terra common stock in order to comply in whole or in part with applicable laws or if any of the conditions referred to in the section of this prospectus/offer to exchange entitled "The Exchange Offer—Conditions of the Offer" have not been satisfied or if any event specified in that section has occurred. If CF Holdings decides to cause Composite to include a subsequent offering period, CF Holdings will, through Composite, accept for exchange, and promptly exchange, all validly tendered shares of Terra common stock as they are received during the subsequent offering period. Please see the section of this prospectus/offer to exchange entitled "The Exchange Offer—Withdrawal Rights."

        In all cases (including during any subsequent offering period), Composite will exchange all shares of Terra common stock tendered and accepted for exchange pursuant to the offer only after timely receipt by the exchange agent of (1) the certificates representing such shares of Terra common stock or timely confirmation (a "book-entry confirmation") of a book-entry transfer of such shares of Terra common stock into the exchange agent's account at The Depository Trust Company pursuant to the procedures set forth in the section of this prospectus/offer to exchange entitled "The Exchange Offer—Procedure for Tendering," (2) the letter of transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, in the case of a book-entry transfer, or an Agent's Message (as defined below) and (3) any other documents required under the letter of transmittal. This prospectus/offer to exchange refers to The Depository Trust Company as the "Book-Entry Transfer Facility." As used in this prospectus/offer to exchange, the term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the exchange agent and forming a part of the book-entry confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the shares of Terra common stock that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the letter of transmittal and that Composite may enforce such agreement against such participant.

        For purposes of the offer (including during any subsequent offering period), Composite will be deemed to have accepted for exchange, and thereby exchanged, shares of Terra common stock validly tendered and not properly withdrawn as, if and when CF Holdings or Composite gives oral or written notice to the exchange agent of Composite's acceptance for exchange of such shares of Terra common stock pursuant to the offer. Upon the terms and subject to the conditions of the offer, exchange shares of Terra common stock accepted for exchange pursuant to the offer will be made by deposit of stock consideration being exchanged therefor with the exchange agent, which will act as agent for tendering stockholders for the purpose of receiving the offer consideration from CF Holdings and transmitting such consideration to tendering stockholders whose shares of Terra common stock have been accepted for exchange. Under no circumstances will CF Holdings pay interest on the offer consideration for shares of Terra common stock, regardless of any extension of the offer or other delay in making such exchange.

        If any tendered shares of Terra common stock are not accepted for exchange for any reason pursuant to the terms and conditions of the offer, or if certificates representing such shares are submitted representing more shares of Terra common stock than are tendered, certificates representing unexchanged or untendered shares of Terra common stock will be returned, without expense to the tendering stockholder (or, in the case of shares of Terra common stock tendered by book-entry transfer into the exchange agent's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in the section of this prospectus/offer to exchange entitled "The Exchange Offer—Procedure for Tendering," such shares of Terra common stock will be credited to an account maintained at such Book-Entry Transfer Facility), promptly following the expiration or termination of the offer.

        Each of CF Holdings and Composite reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to exchange all or any portion of the shares of Terra common stock tendered pursuant to the offer, but any such transfer or assignment will not relieve CF Holdings or Composite of its obligations under the offer or prejudice the rights of tendering stockholders to exchange shares of Terra common stock validly tendered and accepted for exchange pursuant to the offer.

Cash Instead of Fractional Shares of CF Holdings Common Stock

        CF Holdings will not issue certificates representing fractional shares of CF Holdings common stock pursuant to the offer. Instead, each tendering stockholder who would otherwise be entitled to a fractional share of CF Holdings common stock will receive cash in an amount equal to such fraction (expressed as a decimal and rounded to the nearest 0.01 of a share) multiplied by the closing price of CF Holdings common stock on the expiration date.

Procedure for Tendering

        In order for a holder of shares of Terra common stock validly to tender shares of Terra common stock pursuant to the offer, the exchange agent must receive prior to the expiration date the letter of transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the letter of transmittal, at one of its addresses set forth on the back cover of this offer and either (1) the certificates representing tendered shares of Terra common stock must be received by the exchange agent at such address or such shares of Terra common stock must be tendered pursuant to the procedure for book-entry transfer described below and a book-entry confirmation must be received by the exchange agent (including an Agent's Message), in each case prior to the expiration date or the expiration of the subsequent offering period, if any, or (2) the tendering stockholder must comply with the guaranteed delivery procedures described below.

        The method of delivery of share certificates and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        Book-Entry Transfer.    The exchange agent will establish accounts with respect to the shares of Terra common stock at the Book-Entry Transfer Facility for purposes of the offer within two business days after the date of this offer. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of shares of Terra common stock by causing the Book-Entry Transfer Facility to transfer such shares of Terra common stock into the exchange agent's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of shares of Terra common stock may be effected through book-entry transfer at the Book-Entry Transfer Facility, an Agent's Message and any other required documents must, in any case, be received by the exchange agent at one of its addresses set forth on the back cover of this offer prior to the expiration date or the expiration of the subsequent offering period, if any, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the exchange agent.

        Signature Guarantees.    No signature guarantee is required on a letter of transmittal (1) if the letter of transmittal is signed by a registered holder of shares of Terra common stock who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the letter of transmittal or (2) if shares of Terra common stock are tendered for the account of a financial institution that is a member of the Security Transfer Agent Medallion Signature Program, or by any other "Eligible Guarantor Institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. If a certificate representing shares of Terra common stock is registered in the name of a person other than the signer of the letter of transmittal, then such certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the letter of transmittal.

        Guaranteed Delivery.    If a stockholder desires to tender shares of Terra common stock pursuant to the offer and such stockholder's certificate representing such shares of Terra common stock are not immediately available, such stockholder cannot deliver such certificates and all other required documents to the exchange agent prior to the expiration date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such shares of Terra common stock may nevertheless be tendered, provided that all the following conditions are satisfied:

          (1)   such tender is made by or through an Eligible Institution;

          (2)   a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by CF Holdings, through Composite, is received prior to the expiration date by the exchange agent as provided below; and

          (3)   the share certificates (or a book-entry confirmation) representing all tendered shares of Terra common stock, in proper form for transfer, in each case together with the letter of transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the letter of transmittal are received by the exchange agent within three NYSE trading days after the date of execution of such notice of guaranteed delivery.

        The notice of guaranteed delivery may be delivered by hand or mail or by facsimile transmission to the exchange agent and must include a guarantee by an Eligible Institution in the form set forth in the notice of guaranteed delivery. The procedures for guaranteed delivery above may not be used during any subsequent offering period.

        In all cases (including during any subsequent offering period), exchange of shares of Terra common stock tendered and accepted for exchange pursuant to the offer will be made only after timely receipt by the exchange agent of the certificates representing such shares of Terra common stock, or a book-entry confirmation of the delivery of such shares of Terra common stock (except during any subsequent offering period), and the letter of transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the letter of transmittal.

        Determination of Validity.    CF Holdings' and Composite's interpretation of the terms and conditions of the offer (including the letter of transmittal and the instructions thereto) will be final and binding to the fullest extent permitted by law. All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of Terra common stock will be determined by CF Holdings and Composite, in their discretion, which determination shall be final and binding to the fullest extent permitted by law. CF Holdings reserves the absolute right to cause Composite to reject any and all tenders determined by it not to be in proper form or the acceptance of or for exchange for which may, in the opinion of its counsel, be unlawful. CF Holdings also reserves the absolute right to cause Composite to waive any condition of the offer to the extent permitted by applicable law or any defect or irregularity in the tender of any shares of Terra common stock of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of shares of Terra common stock will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of CF Holdings or Composite or any of their respective affiliates or assigns, the dealer managers, the exchange agent, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

        A tender of shares of Terra common stock pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the offer, as well as the tendering stockholder's representation and warranty to CF Holdings and Composite that (1) such stockholder owns the tendered shares of Terra common stock (and any and all other shares of Terra common stock or other securities issued or issuable in respect of such shares of Terra common stock), (2) the tender complies with Rule 14e-4 under the Exchange Act, (3) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered shares of Terra common stock (and any and all other shares of Terra common stock or other securities issued or issuable in respect of such shares of Terra common stock) and (4) when the same are accepted for exchange by Composite, Composite will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

        The acceptance for exchange by Composite of shares of Terra common stock pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder, CF Holdings and Composite upon the terms and subject to the conditions of the offer.

        Appointment as Proxy.    By executing the letter of transmittal, or through delivery of an Agent's Message, as set forth above, a tendering stockholder irrevocably appoints designees of Composite as such stockholder's agents, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the letter of transmittal, to the full extent of such stockholder's rights with respect to the shares of Terra common stock tendered by such stockholder and accepted for exchange by Composite (and with respect to any and all other shares of Terra common stock or other securities issued or issuable in respect of such shares of Terra common stock on or after the date of this offer). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered shares of Terra common stock (and such other shares of Terra common stock and securities). Such appointment will be effective when, and only to the extent that, Composite accepts such shares of Terra common stock for exchange. Upon appointment, all prior powers of attorney and proxies given by such stockholder with respect to such shares of Terra common stock (and such other shares of Terra common stock and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Composite will, with respect to the shares of Terra common stock (and such other shares of Terra common stock and securities) for which the appointment is effective, be empowered to exercise all voting, consent and other rights of such stockholder as they in their discretion may deem proper at any annual or special meeting of Terra stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. CF Holdings and Composite each reserve the right to require that, in order for shares of Terra common stock to be deemed validly tendered, immediately upon Composite's acceptance of shares of Terra common stock for exchange, CF Holdings must be able to exercise full voting, consent and other rights with respect to such shares of Terra common stock (and such other shares of Terra common stock and securities).

        The foregoing proxies are effective only upon acceptance for exchange of shares of Terra common stock tendered pursuant to the offer. The offer does not constitute a solicitation of proxies for any meeting of Terra stockholders, which will be made only pursuant to separate proxy materials or consent solicitation materials complying with the requirements of the rules and regulations of the SEC.

Withdrawal Rights

        Tenders of shares of Terra common stock made pursuant to the offer are irrevocable except that such shares of Terra common stock may be withdrawn at any time prior to the expiration date. If CF Holdings elects to cause Composite to extend the offer, and is delayed in its acceptance for exchange of shares of Terra common stock or is unable to accept shares of Terra common stock for exchange pursuant to the offer for any reason, then, without prejudice to CF Holdings' or Composite's rights under the offer, the exchange agent may, on behalf of CF Holdings and Composite, retain tendered shares of Terra common stock, and such shares of Terra common stock may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this section. Any such delay will be by an extension of the offer to the extent required by law. If CF Holdings decides to cause Composite to include a subsequent offering period, shares of Terra common stock tendered during the subsequent offering period may not be withdrawn. Please see the section of this prospectus/offer to exchange entitled "The Exchange Offer—Extension, Termination and Amendment."

        For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the exchange agent at one of its addresses set forth on the back cover page of this offer. Any such notice of withdrawal must specify the name of the person who tendered the shares of Terra common stock to be withdrawn, the number of shares of Terra common stock to be withdrawn and the name of the registered holder of such shares of Terra common stock, if different from that of the person who tendered such shares of Terra common stock. If certificates representing shares of Terra common stock to be withdrawn have been delivered or otherwise identified to the exchange agent, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the exchange agent and, unless such shares of Terra common stock have been tendered by or for the account of an Eligible Institution, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares of Terra common stock have been tendered pursuant to the procedure for book-entry transfer as set forth in the section of this prospectus/offer to exchange entitled "The Exchange Offer—Procedure for Tendering," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares of Terra common stock.

        Withdrawals of shares of Terra common stock may not be rescinded. Any shares of Terra common stock properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer. However, withdrawn shares of Terra common stock may be re-tendered at any time prior to the expiration date (or during the subsequent offering period, if any) by following one of the procedures described in the section of this prospectus/offer to exchange entitled "The Exchange

Offer—Procedure for Tendering" (except shares of Terra common stock may not be re-tendered using the procedures for guaranteed delivery during any subsequent offering period).

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by CF Holdings and Composite, in their discretion, whose determination will be final and binding to the fullest extent permitted by law. None of CF Holdings or Composite or any of their respective affiliates or assigns, the dealer managers, the exchange agent, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

  Announcement of Results of the Offer

        CF Holdings will announce the final results of the offer, including whether all of the conditions to the offer have been fulfilled or waived and whether Composite will accept the tendered shares of common stock of Terra for exchange after expiration of the offer. The announcement will be made by a press release.

Ownership of CF Holdings After the Offer

        Upon consummation of the offer and the second-step merger, former Terra stockholders would own in the aggregate approximately 46% of the outstanding shares of CF Holdings common stock, assuming that:

  •
  CF Holdings exchanges, pursuant to the offer or the second-step merger, all of the outstanding shares of Terra common stock, which is assumed to be 99,300,000 (the total number of shares reported by Terra to be outstanding on February 19, 2009 as disclosed on Terra's Internet website);

  •
  CF Holdings exchanges, pursuant to the offer or the second-step merger, the shares of Terra common stock issuable upon exercise or conversion of all outstanding stock options to purchase shares of Terra common stock and the vesting of shares of Terra's restricted common stock, which is assumed to be 1,300,859 in the aggregate. This amount is based on Terra's reported outstanding stock options and restricted stock as of December 31, 2007 as reported in Terra's Annual Report on Form 10-K after giving effect to the withholding of shares of common stock to satisfy the aggregate exercise price of such options and the exchange ratio; and

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  48,391,584 shares of CF Holdings common stock (including restricted shares) were outstanding on December 31, 2008 and 979,000 shares of common stock that would be issued upon the exercise of outstanding stock options after giving effect to the withholding of shares of common stock to satisfy the aggregate exercise price of such options using the CF Holdings stock price on the last trading date prior to announcement of this offer of $47.23.

Material Federal Income Tax Consequences

        The following is a summary of the anticipated material U.S. federal income tax consequences to holders of Terra common stock who exchange Terra common stock for CF Holdings common stock and cash in lieu of fractional shares of CF Holdings common stock pursuant to the offer or the second-step merger. This discussion is based on provisions of the Internal Revenue Code, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of United States federal income taxation that may be applicable to holders of Terra common stock in light of their particular circumstances or to holders of Terra common stock subject to special treatment under United States federal income tax law including, without limitation:

  •
  partnerships,

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  foreign persons,

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  certain financial institutions,

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  insurance companies,

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  tax-exempt entities,

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  cooperatives,

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  dealers in securities,

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  traders in securities that elect to apply a mark-to-market method of accounting,

  •
  certain U.S. expatriates,

  •
  persons who hold Terra common stock as part of a straddle, hedge, conversion transaction or other integrated investment,

  •
  holders of Terra common stock whose functional currency is not the United States dollar,

  •
  holders of Terra common stock who acquired Terra common stock through the exercise of employee stock options or otherwise as compensation, and

  •
  holders of Terra common stock who exercise appraisal/dissenters' rights as described below under the heading "Exchange Offer—Appraisal/Dissenters' Rights."

        This discussion is limited to holders of Terra common stock who hold their shares of Terra common stock as capital assets and does not consider the tax treatment of holders of Terra common stock who hold Terra common stock through a partnership or other pass-through entity. Furthermore, this summary does not discuss any aspect of state, local or foreign taxation or any aspect of U.S. federal taxation other than income taxation.

        It will be a condition to effecting the second-step merger that Skadden, Arps, Slate, Meagher & Flom LLP, counsel to CF Holdings, render an opinion that the offer and the second-step merger, taken together, will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

        The opinion described above will be based, in part, on certain assumptions and on certain representations that will be received from CF Holdings and Terra, each of which must be accurate as of the effective time of the second-step merger. If any such assumptions or representations are inaccurate as of that time, the tax consequences to holders of Terra common stock of an exchange of stock pursuant to the offer and the second-step merger could differ materially from those described below.

        Opinions of counsel neither bind the Internal Revenue Service or any court, nor preclude the Internal Revenue Service from adopting a contrary position. No ruling has been or will be sought from the Internal Revenue Service on the tax consequences of the offer or the second-step merger, and no assurance can be given that the Internal Revenue Service will not take, or that a court will not sustain, a position contrary to any of the U.S. federal income tax consequences set forth below.

        Assuming that the offer and the second-step merger, taken together, qualify as a reorganization under Section 368(a) of the Internal Revenue Code, the anticipated material U.S. federal income tax consequences to holders of Terra common stock will be as follows:

  •
  No gain or loss will be recognized by a holder of Terra common stock solely as the result of the receipt of CF Holdings common stock in exchange for such holder's Terra common stock in the offer or the second-step merger (other than gain or loss recognized by holders of Terra common stock on the receipt of cash in lieu of fractional shares of Terra common stock, as described below).

  •
  The aggregate tax basis of the shares of CF Holdings common stock received by a holder of Terra common stock in exchange for Terra common stock pursuant to the offer and the second-step merger will be the same as the aggregate tax basis of the Terra common stock surrendered in exchange therefor.

  •
  The holding period of the shares of CF Holdings common stock received by a holder of Terra common stock pursuant to the offer and the second-step merger will include the holding period of the Terra common stock surrendered in exchange therefor.

  •
  Cash received by a holder of Terra common stock in lieu of a fractional share of CF Holdings common stock will be treated as received in redemption of such fractional share interest, and a holder of Terra common stock will recognize a gain or loss measured by the difference between the amount of cash received and the portion of the basis of the CF Holdings common shares allocable to such fractional interest. Such gain or loss generally will constitute capital gain or loss and will constitute long-term capital gain or loss if such holder's holding period in the Terra common stock exchanged was greater than one year as of the date of the exchange.

        It is not a condition to CF Holdings' and Composite's obligation to exchange shares pursuant to the offer that Skadden, Arps, Slate, Meagher & Flom LLP render an opinion to the effect described above. If, contrary to expectations, the offer is completed but the second-step merger does not occur, a holder of Terra common stock that receives shares of CF Holdings common stock and cash in lieu of a fractional share of CF Holdings common stock in exchange for such stockholder's shares of Terra common stock pursuant to the offer will recognize taxable gain or loss equal to the difference between the fair market value of the shares of CF Holdings common stock and cash received and such stockholder's adjusted tax basis in the shares of Terra common stock exchanged therefor. Such recognized gain or loss will constitute capital gain or loss, and will constitute long-term capital gain or loss if the holder's holding period for the shares of Terra common stock exchanged is greater than one year as of the date of the exchange.

        Holders of Terra common stock are urged to consult their tax advisors concerning the United States federal, state, local and foreign tax consequences of the offer and the second-step merger to them.

Purpose and Structure of the Offer

        The purpose of our offer is for CF Holdings to acquire control of, and ultimately the entire equity interest in, Terra. If the offer is consummated, we intend, promptly after completion of the offer, to consummate a merger of a wholly-owned subsidiary of CF Holdings with and into Terra (this merger is sometimes referred to as the second-step merger). The offer is conditioned upon entering into a definitive merger agreement with Terra, which, among other things, would provide for the second-step merger. The purpose of this second-step merger is for CF Holdings to acquire all outstanding shares of

Terra common stock that were not acquired in the offer. In this second-step merger, each remaining share of Terra common stock (other than shares already owned by CF Holdings or its wholly-owned subsidiaries) will be converted into the right to receive the same number of shares of CF Holdings common stock as are received by Terra stockholders pursuant to the offer. After this second-step merger, the former Terra stockholders will no longer have any ownership interest in Terra, but in CF Holdings.

        CF Holdings and Composite each reserves the right to amend the offer (including amending the number of shares of common stock to be exchanged, the offer price and the consideration to be offered in the second-step merger), or to negotiate a merger agreement with Terra not involving an exchange offer, in which event we would terminate the offer and the shares of Terra common stock would, upon consummation of such merger, be converted into the right to receive the consideration negotiated by CF Holdings and Terra.

Statutory Requirements; Approval of the Second-Step Merger

        Under the Maryland General Corporation Law, the second-step merger must be advised by Terra's board of directors and approved by the holders of Terra common stock entitled to cast a majority of the votes entitled to be cast on the matter. If CF Holdings acquired, through Composite pursuant to the offer or otherwise, at least a majority of the outstanding shares of Terra common stock and the second-step merger is advised or approved by Terra's board of directors, CF Holdings would have sufficient voting power to approve the second-step merger without the affirmative vote of any other stockholder of Terra.

        The exact timing and details of the second-step merger or any other merger or other business combination involving Terra will necessarily depend upon a variety of factors, including the number of shares of Terra common stock CF Holdings acquires pursuant to the offer. Although CF Holdings currently intends to propose the second-step merger generally on the terms described herein, it is possible that, as a result of substantial delays in its ability to effect such a transaction, actions Terra may take in response to the offer, information CF Holdings obtains hereafter, changes in general economic or market conditions or in the business of Terra or other currently unforeseen factors, such a transaction may not be so proposed, may be delayed or abandoned or may be proposed on different terms. CF Holdings reserves the right not to propose the second-step merger or any other merger or other business combination with Terra or to propose such a transaction on terms other than those described above.

Short-Form Merger

        Under the Maryland General Corporation Law, if CF Holdings acquires, through Composite pursuant to the offer or otherwise, at least 90% of the then outstanding shares of Terra common stock, CF Holdings will be able to effect the second-step merger, subject to approval of Terra's board of directors and upon at least 30 days notice to all other remaining Terra stockholders, without a vote of Terra stockholders. In such event, CF Holdings intends to take all necessary and appropriate action to cause the second-step merger to become effective as promptly as reasonably practicable after such acquisition, without a meeting of Terra stockholders. If, however, CF Holdings does not acquire at least 90% of the outstanding shares of Terra common stock through Composite pursuant to the offer or otherwise and a vote of Terra stockholders is required under Maryland law, a significantly longer period of time would be required to effect the second-step merger (please see the section entitled "The Exchange Offer—Statutory Requirements; Approval of the Second-Step Merger" above).

 Appraisal/Dissenters' Rights

        No dissenters' or appraisal rights are available in connection with the offer. CF Holdings must provide notice of the second-step merger at least 30 days before it becomes effective to all other holders of Terra common stock

        So long as shares of Terra common stock remain listed on the NYSE or another national securities exchange on the record date for the determination of stockholders entitled to vote on the second-step merger (or, if CF Holdings causes the second-step merger to take place without stockholder approval, on the date notice of such transaction is given or waived under Section 3-106 of the Maryland General Corporation Law), Terra stockholders will not have dissenters' or appraisal rights in connection with the second-step merger. If shares of Terra common stock are not listed on the NYSE or another national securities exchange at such time, Terra stockholders who (a) have not tendered their shares of Terra common stock in the offer, (b) if approval of the second-step merger by Terra stockholders has been obtained, did not vote in favor of the second-step merger and (c) complied with the procedures set forth in Section 3-203 of the Maryland General Corporation Law will have rights under Maryland law to demand and receive payment of the "fair value" of such stockholder's shares of Terra common stock. Stockholders who perfect dissenters' rights by complying with the procedures set forth in Section 3-203 of the Maryland General Corporation Law will be entitled to receive a cash payment equal to the "fair value" of their shares of Terra common stock, as determined by a Maryland court.

        If appraisal rights are available, CF Holdings does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any stockholder in the second-step merger and the demand for appraisal of, and payment in cash for the fair value of, the shares of Terra common stock. CF Holdings would, however, cause the corporation surviving from the second-step merger to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each share is less than or equal to the consideration being offered in the second-step merger. In this regard, stockholders should be aware that opinions of investment banking firms, if any, as to the fairness from a financial point of view are not necessarily opinions as to "fair value" under the Maryland General Corporation Law.

        The foregoing summary of the rights, if any, of dissenting stockholders does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise dissenters' rights under Maryland law in connection with the second-step merger. Failure to follow the steps required for perfecting dissenters' rights, if any, may result in the loss of those rights.

Plans for Terra

        The purpose of the offer is for CF Holdings to acquire control of, and ultimately the entire interest in, Terra. CF Holdings intends, promptly following Composite's acceptance for exchange, and exchange, of shares of Terra common stock in the offer, to consummate a second-step merger of Composite with and into Terra. The offer is conditioned upon entering into a definitive merger agreement with Terra, which, among other things, would provide for the second-step merger. In the second-step merger, each remaining share of Terra common stock (other than shares of Terra common stock owned by CF Holdings (or wholly-owned subsidiaries of CF Holdings or Terra) or held by Terra stockholders who properly exercise applicable dissenters' rights under Maryland law, if available) will be converted into the right to receive the same number of shares of CF Holdings common stock as are received by Terra stockholders pursuant to the offer. If the offer is successful, CF Holdings intends to consummate the second-step merger as promptly as practicable.

        CF Holdings submitted a notice letter to Terra on February 3, 2009, nominating three persons to be considered for election to the board of directors of Terra at Terra's 2009 annual meeting of stockholders, which CF Holdings expects, based on Terra's practice and Terra's bylaws, to be held between April 15, 2009 and May 15, 2009. We are proposing to nominate and elect these individuals to give you another direct voice with respect to our offer. We believe that the election of our nominees will demonstrate that Terra stockholders support a combination with CF Holdings. If our nominees are elected, they would be obligated to act in the best interests of Terra in accordance with their duties as directors. If elected, our nominees could take steps to try to persuade Terra's other board members to support and facilitate the offer should the nominees, as new directors, deem it appropriate in the exercise of their duties to Terra. Terra's board of directors currently consists of eight directors, divided into three separate classes which are elected in staggered three year terms. Only one class of directors is elected per year. As a result, if CF Holdings' nominees are elected to Terra's board of directors, they will still not constitute a majority of Terra's board of directors. If necessary, CF Holdings presently intends to nominate additional persons to be considered for election to Terra's board of directors at Terra's 2010 annual meeting of stockholders and to ultimately replace a majority of the directors of Terra with its own nominees.

        If, and to the extent that CF Holdings (and/or any of CF Holdings' subsidiaries) acquires control of Terra or otherwise obtains access to the books and records of Terra, CF Holdings intends to conduct a detailed review of Terra's business, operations, capitalization and management and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. It is expected that, initially following the second-step merger, the business and operations of Terra will, except as set forth in this offer, be continued substantially as they are currently being conducted, but CF Holdings expressly reserves the right to make any changes that it deems necessary, appropriate or convenient to optimize exploitation of Terra's potential in conjunction with CF Holdings' businesses in light of CF Holdings' and CF Holdings' review or in light of future developments. Such changes could include, among other things, changes in Terra's business, corporate structure, assets, properties, marketing strategies, capitalization, management, personnel or dividend policy and changes to Terra's charter and bylaws.

        Except as indicated in this offer, neither CF Holdings nor any of CF Holdings' subsidiaries has any current plans or proposals which relate to or would result in (1) any extraordinary transaction, such as a merger, reorganization or liquidation of Terra or any of its subsidiaries, (2) any purchase, sale or transfer of a material amount of assets of Terra or any of its subsidiaries, (3) any material change in the present dividend rate or policy, or indebtedness or capitalization of Terra or any of its subsidiaries, (4) any change in the current board of directors or management of Terra or any change to any material term of the employment contract of any executive officer of Terra, (5) any other material change in Terra's corporate structure or business, (6) any class of equity security of Terra being delisted from a national stock exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association or (7) any class of equity securities of Terra becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act.

Effect of the Offer on the Market for Shares of Terra Common Stock; NYSE Listing; Registration under the Exchange Act; Margin Regulations

  Effect of the Offer on the Market for the Shares of Terra Common Stock

        The exchange of shares of Terra common stock by CF Holdings and Composite pursuant to the offer will reduce the number of shares of Terra common stock that might otherwise trade publicly and will reduce the number of holders of shares of Terra common stock, which could adversely affect the liquidity and market value of the remaining shares of Terra common stock held by the public. The extent of the public market for Terra common stock and the availability of quotations reported in the over-the-counter market depends upon the number of stockholders holding Terra common stock, the aggregate market value of the shares remaining at such time, the interest of maintaining a market in the shares on the part of any securities firms and other factors. According to (1) Terra's Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, as of September 30, 2008, there were 102,081,135 shares of Terra common stock outstanding and (2) Terra's Annual Report on Form 10-K for the fiscal year ended December 31, 2007, there were approximately 5,840 holders of record of Terra common stock as of February 22, 2008.

  NYSE Listing

        The shares of Terra common stock are quoted on the NYSE. Depending upon the number of shares of Terra common stock exchanged pursuant to the offer and the number of Terra stockholders remaining thereafter, the shares of Terra common stock may no longer meet the requirements of the NYSE for continued listing and may be delisted from the NYSE. According to the NYSE's published guidelines, the NYSE would consider delisting the shares of Terra common stock if, among other things, (1) the number of total stockholders of Terra should fall below 400, (2) the number of total stockholders should fall below 1,200 and the average monthly trading volume for the shares of Terra common stock is less than 100,000 for the most recent 12 months or (3) the number of publicly held shares of Terra common stock (exclusive of holdings of officers and directors of Terra and their immediate families and other concentrated holdings of 10% or more) should fall below 600,000.

        If, as a result of the exchange of shares of Terra common stock pursuant to the offer or otherwise, the shares of Terra common stock no longer meet the requirements of the NYSE for continued listing and the listing of the shares of Terra common stock is discontinued, the market for the shares of Terra common stock could be adversely affected. If the NYSE were to delist the shares of Terra common stock, it is possible that the shares of Terra common stock would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the shares of Terra common stock on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. CF Holdings cannot predict whether the reduction in the number of shares of Terra common stock that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the shares of Terra common stock or whether it would cause future market prices to be greater or less than the consideration being offered in the offer. If shares of Terra common stock are not listed on the NYSE or another national securities exchange on the record date for the determination of stockholders entitled to vote on the second-step merger (or, if CF Holdings causes the second-step merger to take place without stockholder approval, on the date notice of such transaction is given or waived under Section 3-106 of the Maryland General Corporation Law), Terra stockholders who (a) have not tendered their shares of Terra common stock in the offer, (b) if approval of the second-step merger by Terra stockholders has been obtained, did not vote in favor of the second-step merger and (c) complied with the procedures set forth in Section 3-203 of the Maryland General Corporation Law will have rights under Maryland law to demand and receive payment of the "fair value" of such stockholder's shares of Terra common stock.

        If Terra common stock is not delisted prior to the second-step merger, then Terra common stock will cease to be listed on the NYSE upon consummation of the second-step merger.

  Registration Under Exchange Act

        Terra common stock is currently registered under the Exchange Act. This registration may be terminated upon application by Terra to the SEC if Terra common stock is not listed on a "national securities exchange" and there are fewer than 300 record holders. Termination of registration would substantially reduce the information required to be furnished by Terra to holders of Terra common stock and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Exchange Act Rule 13e-3 with respect to "going private" transactions, no longer applicable to Terra common stock. In addition, "affiliates" of Terra and persons holding "restricted securities" of Terra may be deprived of the ability to dispose of these securities pursuant to Rule 144 under the Securities Act. If registration of Terra common stock is not terminated prior to the second-step merger, then the registration of Terra common stock under the Exchange Act will be terminated upon consummation of the second-step merger.

  Margin Regulations

        Shares of Terra common stock are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the offer it is possible that the shares of Terra common stock might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such shares of Terra common stock could no longer be used as collateral for loans made by brokers. In addition, if registration of the shares of Terra common stock under the Exchange Act were terminated, the shares of Terra common stock would no longer constitute "margin securities."

Conditions of the Offer

        Notwithstanding any other provision of the offer and in addition to (and not in limitation of) CF Holdings' and Composite's right to extend and amend the offer at any time, in its discretion, neither CF Holdings nor Composite shall be required to accept for exchange any shares of Terra common stock tendered pursuant to the offer, shall not (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) be required to make any exchange for shares of Terra common stock accepted for exchange and may extend, terminate or amend the offer, if immediately prior to the expiration of the offer, in the reasonable judgment of CF Holdings, any one or more of the following conditions shall not have been satisfied:

  Merger Agreement Condition

        Terra shall have entered into a definitive merger agreement with CF Holdings with respect to the second-step merger. Such merger agreement shall provide, among other things, that:

    •
    the board of directors of Terra has approved the offer and advised or approved the second-step merger and irrevocably exempted the offer and the second-step merger from the restrictions imposed by the Maryland Business Combination Act;

    •
    Terra agrees to exercise its right pursuant to its charter to require all holders of Terra preferred stock to exchange such Terra preferred stock for convertible subordinated debentures of Terra and that, prior to the consummation of the second-step merger, no Terra preferred stock shall be outstanding; and

    •
    the board of directors of Terra has removed any other impediment to the consummation of the offer or the second-step merger.

  Regulatory Condition

        Any applicable waiting period under the HSR Act and the Canadian Competition Act shall have expired or been terminated prior to the expiration of the offer and, if the offer is subject to pre-merger notification under the Canada Transportation Act, the transaction shall have been cleared by the Canadian Minister of Transport or the Governor in Council.

  Minimum Tender Condition

        Terra stockholders shall have validly tendered and not withdrawn prior to the expiration of the offer at least that number of shares of Terra common stock that, when added to the shares of Terra common stock then owned by CF Holdings or any of its subsidiaries, shall constitute a majority of the then outstanding shares of Terra common stock on a fully-diluted basis.

  Registration Statement Condition

        The registration statement of which this prospectus/offer to exchange is a part shall have become effective under the Securities Act, no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and CF Holdings shall have received all necessary state securities law or "blue sky" authorizations.

  Stockholder Approval Condition

        The stockholders of CF Holdings shall have approved the issuance of shares of CF Holdings common stock pursuant to the offer and the second-step merger as required under the rules of the NYSE.

  NYSE Listing Condition

        The shares of CF Holdings common stock to be issued pursuant to the offer and the second-step merger shall have been approved for listing on the NYSE.

  Due Diligence Condition

        CF Holdings shall have completed to its satisfaction confirmatory due diligence of Terra's non-public information on Terra's business, assets and liabilities and shall have concluded, in its reasonable judgment, that there are no material adverse facts or developments concerning or affecting Terra's business, assets and liabilities that have not been publicly disclosed prior to the commencement of the offer.

  Other Conditions

        Additionally, neither CF Holdings nor Composite shall be required to accept for exchange any shares of Terra common stock tendered pursuant to the offer, shall not (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) be required to make any exchange for shares of Terra common stock accepted for exchange, and may extend, terminate or amend the offer, if at any time on or after date the date of this prospectus/offer to exchange and prior to the expiration of the offer any of the following conditions exists:

          (a)   there shall have been threatened, instituted or be pending any litigation, suit, claim, action, proceeding or investigation before any supra-national, national, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal or judicial or arbitral body (each of which we refer to in this prospectus/offer to exchange as a "governmental authority") (1) challenging or seeking to, or which, in the reasonable judgment of CF Holdings, is reasonably likely to, make illegal, delay or otherwise, directly or indirectly, restrain or prohibit or make more costly, or in which there are allegations of any violation of law, rule or regulation relating to, the making of or terms of the offer or the provisions of this offer or, the acceptance for exchange of any or all of the shares of Terra common stock by Composite, CF Holdings or any other affiliate of CF Holdings, or seeking to obtain material damages in connection with the offer or the second-step merger; (2) seeking to, or which in the reasonable judgment of CF Holdings is reasonably likely to, individually or in the aggregate, prohibit or limit the full rights of ownership or operation by Terra, CF Holdings or any of their affiliates of all or any of the business or assets of Terra, CF Holdings or any of their affiliates (including in respect of the capital stock or other equity of their respective subsidiaries) or to compel Terra, CF Holdings or any of their subsidiaries to dispose of or to hold separate all or any portion of the business or assets of Terra, CF Holdings or any of their affiliates; (3) seeking to, or which in the reasonable judgment of CF Holdings is reasonably likely to, impose or confirm any voting, procedural, price or other requirements in addition to those required by federal securities laws and the Maryland General Corporation Law (as in effect on the date of this prospectus/offer to exchange) in connection with the making of the offer, the acceptance for exchange, or exchange, of some or all of the shares of Terra common stock by CF Holdings or any other affiliate of CF Holdings or the consummation by CF Holdings or any other affiliate of CF Holdings of the second-step merger or other business combination with Terra, including, without limitation, the right to vote any shares of Terra common stock acquired by CF Holdings pursuant to the offer or otherwise on all matters properly presented to Terra stockholders; (4) seeking to require divestiture by CF Holdings or any other affiliate of CF Holdings of any shares of Terra common stock; (5) seeking, or which in the reasonable judgment of CF Holdings is reasonably likely to result in, any material diminution in the benefits expected to be derived by CF Holdings, Composite or any other affiliate of CF Holdings as a result of the transactions contemplated by the offer, the second-step merger or any other business combination with Terra; (6) relating to the offer or the proxy solicitation contemplated by this prospectus/offer to exchange which, in the reasonable judgment of CF Holdings, might materially adversely effect Terra or any of its affiliates or CF Holdings or any other affiliate of CF Holdings or the value of the shares of Terra common stock or (7) which in the reasonable judgment of CF Holdings could otherwise prevent, adversely affect or materially delay consummation of the offer, the second-step merger or the ability of CF Holdings to conduct proxy solicitations contemplated by this prospectus/offer to exchange;

          (b)(1) any final order, approval, permit, authorization, waiver, determination, favorable review or consent of any governmental authority including those referred to or described in this prospectus/offer to exchange in the section entitled "The Exchange Offer—Certain Legal Matters; Regulatory Approvals" below shall contain terms that, in the reasonable judgment of CF Holdings, results in, or is reasonably likely to result in, individually or in the aggregate with such other final orders, approvals, permits, authorizations, waivers, determinations, favorable reviews or consents, a significant diminution in the benefits expected to be derived by CF Holdings or any affiliate of CF Holdings as a result of the transactions contemplated by the offer, the second-step merger or any other business combination with Terra; or (2) any final order, approval, permit, authorization, waiver, determination, favorable review or consent of any governmental authority, including those referred to or described in this prospectus/offer to exchange in the section entitled "The Exchange Offer—Certain Legal Matters; Regulatory Approvals and including that CF Holdings shall have been advised in writing by the Competition Commissioner that the Competition Commissioner has determined not to make an application for an order under Part VIII of the Canadian Competition Act in respect of the offer, other than in connection with the Regulatory Condition shall not have been obtained, and on terms reasonably satisfactory to CF Holdings, or any applicable waiting periods for such clearances or approvals shall not have expired;

          (c)   there shall have been action taken or any statute, rule, regulation, legislation, order, decree or interpretation enacted, enforced, promulgated, amended, issued or deemed, or which becomes, applicable to (1) CF Holdings, Terra or any subsidiary or affiliate of CF Holdings or Terra or (2) the offer, the second-step merger or any other business combination with Terra, by any legislative body or governmental authority with appropriate jurisdiction, other than the routine application of the waiting period provisions of the HSR Act to the offer, that in the reasonable judgment of CF Holdings might result, directly or indirectly, individually or in the aggregate, in any of the consequences referred to in clauses (1) through (7) of paragraph (a) above;

          (d)   any event, condition, development, circumstance, change or effect shall have occurred or be threatened that, individually or in the aggregate with any other events, condition, development, circumstances, changes and effects occurring after the date of this offer is or may be materially adverse to the business, properties, condition (financial or otherwise), assets (including leases), liabilities, capitalization, stockholders' equity, licenses, franchises, operations, results of operations or prospects of Terra or any of its affiliates or CF Holdings shall have become aware of any facts that, in its reasonable judgment, have or may have material adverse significance with respect to either the value of Terra or any of its affiliates or the value of the shares of Terra common stock to CF Holdings or any of its affiliates;

          (e)   there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (2) a declaration of a banking moratorium or any suspension of payments in respect of banks by Federal or state authorities in the United States, (3) any limitation (whether or not mandatory) by any governmental authority or agency on, or other event which, in the reasonable judgment of CF Holdings, might materially adversely affect, the extension of credit by banks or other lending institutions, (4) commencement of a war, armed hostilities or the occurrence of any other national or international calamity directly or indirectly involving the United States or any attack on, or outbreak or act of terrorism involving, the United States, (5) a material change in the United States dollar or any other currency exchange rates or a suspension of, or limitation on, the markets therefor, (6) any change in the general political, market, economic or financial conditions in the United States or other jurisdictions in which Terra or its affiliates do business that could, in the reasonable judgment of CF Holdings, have a material adverse effect on the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, licenses, franchises, results of operations or prospects of Terra or any of its affiliates or the trading in, or value of, the shares of Terra common stock, (7) any decline in either the Dow Jones Industrial Average, or the Standard & Poor's Index of 500 Industrial Companies or the NASDAQ-100 Index by an amount in excess of 15% measured from the close of business at the time of commencement of the offer or any material adverse change in the market price in the shares of Terra common stock or (8) in the case of any of the foregoing existing at the time of commencement of the offer, a material acceleration or worsening thereof;

          (f)    (1) a tender or exchange offer for some or all of the shares of Terra common stock has been publicly proposed to be made or has been made by another person (including Terra or any of its subsidiaries or affiliates), or has been publicly disclosed, or CF Holdings otherwise learns that any person or "group" (as defined in Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of any class or series of capital stock of Terra (including the shares of Terra common stock), through the acquisition of stock, the formation of a group or otherwise, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of Terra (including the shares of Terra common stock) and other than as disclosed in a Schedule 13D or 13G on file with the SEC on or prior to the date of this offer, (2) any such person or group which, on or prior to the date of this offer, had filed such a Schedule 13D or 13G with the SEC has acquired or proposes to acquire beneficial ownership of additional shares of any class or series of capital stock of Terra, through the acquisition of stock, the formation of a group or otherwise, constituting 1% or more of any such class or series, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares of any class or series of capital stock of Terra constituting 1% or more of any such class or series, (3) any person or group has entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender or exchange offer of some or all of the shares of Terra common stock or a merger, consolidation or other business combination with or involving Terra or any of its subsidiaries or (4) any person (other than CF Holdings) has filed a Notification and Report Form under the HSR Act (or amended a prior filing to increase the applicable threshold set forth therein) or made a public announcement reflecting an intent to acquire Terra or any assets, securities or subsidiaries of Terra;

          (g)   Terra or any of its subsidiaries has (1) split, combined or otherwise changed, or authorized or proposed the split, combination or other change of, the shares of Terra common stock or its capitalization, (2) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding shares of Terra common stock or other securities; (3) issued, distributed or sold, or authorized or proposed the issuance, distribution or sale of, any additional shares of Terra common stock, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights or warrants, conditional or otherwise, to acquire, any of the foregoing (other than (i) the issuance of shares of Terra common stock pursuant to, and in accordance with, their publicly disclosed terms in effect as of the date of this offer, of employee stock options or other equity awards, in each case publicly disclosed by Terra as outstanding prior to such date and (ii) the issuance of shares of Terra common stock or convertible subordinated debentures in exchange for outstanding shares of Terra preferred stock pursuant to the terms and conditions of Terra's charter in existence as of the date of this offer), or any other securities or rights in respect of, in lieu of, or in substitution or exchange for any shares of its capital stock; (4) permitted the issuance or sale of any shares of any class of capital stock or other securities of any subsidiary of Terra; (5) other than cash dividends required to be paid on the shares of Terra preferred stock that have been publicly disclosed by Terra as outstanding prior to the date of this offer and regular quarterly cash dividends on shares of Terra common stock, declared, paid or proposed to declare or pay any dividend or other distribution on any shares of capital stock of Terra, including by adoption of a stockholders rights plan; (6) altered or proposed to alter any material term of any outstanding security, issued or sold, or authorized or proposed the issuance or sale of, any debt securities or otherwise incurred or authorized or proposed the incurrence of any debt other than in the ordinary course of business consistent with past practice or any debt containing, in the reasonable judgment of CF Holdings, burdensome covenants or security provisions; (7) authorized, recommended, proposed, announced its intent to enter into or entered into an agreement with respect to or effected any merger, consolidation, recapitalization, liquidation, dissolution, business combination, acquisition of assets, disposition of assets or release or relinquishment of any material contract or other right of Terra or any of its subsidiaries or any comparable event not in the ordinary course of business consistent with past practice (other than the merger agreement described in the section of this prospectus/offer to exchange entitled "The Exchange Offer — Conditions of the Offer — Merger Agreement Condition"); (8) authorized, recommended, proposed, announced its intent to enter into or entered into any agreement or arrangement with any person or group that, in CF Holdings' reasonable judgment, has or may have material adverse significance with respect to either the value of Terra or any of its subsidiaries or affiliates or the value of the shares of Terra common stock to CF Holdings or any of its subsidiaries or affiliates; (9) entered into or amended any employment, severance or similar agreement, arrangement or plan with any of its employees other than in the ordinary course of business consistent with past practice or entered into or amended any such agreements, arrangements or plans that provide for increased benefits to employees as a result of or in connection with the making of the offer, the acceptance for exchange, or exchange, some of or all the shares of Terra common stock by CF Holdings or the consummation of any merger or other business combination involving Terra and CF Holdings (and/or any of CF Holdings' subsidiaries); (10) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) of Terra or any of its subsidiaries, or CF Holdings shall have become aware of any such action which was not previously announced; or (11) amended, or authorized or proposed any amendment to, its charter or bylaws (or other similar constituent documents), including any amendment that would cause any acquisition by any person of shares of Terra common stock to be subject to the provisions of Subtitle 7 of Title 3 of the Maryland General Corporation Law, or the "Maryland Control Share Acquisition Act," or CF Holdings becomes aware that Terra or any of its subsidiaries shall have amended, or authorized or proposed any amendment to, its charter or bylaws (or other similar constituent documents), including any amendment that would cause any acquisition by any person of shares of Terra common stock to be subject to the provisions of the Maryland Control Share Acquisition Act, which has not been publicly disclosed prior to the date of this offer;

          (h)   CF Holdings or any of its affiliates enters into a definitive agreement or announces an agreement in principle with Terra providing for a merger or other business combination with Terra or any of its subsidiaries or the purchase or exchange of securities or assets of Terra or any of its subsidiaries, or CF Holdings and Terra reach any other agreement or understanding, in either case, pursuant to which it is agreed that the offer will be terminated; or

          (i)    Terra or any of its subsidiaries shall have (1) granted to any person proposing a merger or other business combination with or involving Terra or any of its subsidiaries or the purchase or exchange of securities or assets of Terra or any of its subsidiaries any type of option, warrant or right which, in CF Holdings' reasonable judgment, constitutes a "lock-up" device (including, without limitation, a right to acquire or receive any shares of Terra common stock or other securities, assets or business of Terra or any of its subsidiaries) or (2) paid or agreed to pay any cash or other consideration to any party in connection with or in any way related to any such business combination, purchase or exchange;

which in the reasonable judgment of CF Holdings in any such case, and regardless of the circumstances (including any action or omission by CF Holdings) giving rise to any such condition, makes it inadvisable to proceed with the offer and/or with acceptance for exchange, or exchange, of shares of Terra common stock.

        The foregoing conditions are for the sole benefit of CF Holdings and Composite and may be asserted by CF Holdings or Composite regardless of the circumstances giving rise to any such condition or, other than the "Regulatory Condition," "Stockholder Approval Condition," "Registration Statement Condition," and "NYSE Listing Condition," may be waived by CF Holdings or Composite in whole or in part at any time and from time to time prior to the expiration of the offer in its discretion. To the extent CF Holdings or Composite waives a condition set forth in this section with respect to one tender, CF Holdings or Composite will waive that condition with respect to all other tenders. The failure by CF Holdings or Composite at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time until the expiration of the offer. Any determination by CF Holdings or Composite concerning any condition or event described in this prospectus/offer to exchange shall be final and binding on all parties to the fullest extent permitted by law.

 Dividends and Distributions

        If, on or after the date of this prospectus/offer to exchange, Terra:

  •
  splits, combines or otherwise changes the shares of Terra common stock or its capitalization;

  •
  acquires or otherwise causes a reduction in the number of outstanding shares of Terra common stock; or

  •
  issues or sells any additional shares of Terra common stock (other than shares of Terra common stock issued pursuant to, and in accordance with, the terms in effect on the date of this offer of employee stock options or stock units outstanding prior to such date), shares of any other class or series of capital stock of Terra or any options, warrants, convertible securities or other rights of any kind to acquire any shares of the foregoing, or any other ownership interest (including, without limitation, any phantom interest), of Terra then, without prejudice to CF Holdings' or Composite's rights under the section of this prospectus/offer to exchange entitled "The Exchange Offer—Conditions of the Offer," CF Holdings may make such adjustments to the offer consideration and other terms of the offer and the second-step merger (including the number and type of securities to be exchanged) as it deems appropriate to reflect such split, combination or other change.

        If, on or after the date of this prospectus/offer to exchange, Terra declares, sets aside, makes or pays any dividend, except for Terra's regular quarterly cash dividend, on the shares of Terra common stock or makes any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the shares of Terra common stock that is payable or distributable to stockholders of record on a date prior to the transfer to the name of Composite or its nominee or transferee on Terra's stock transfer records of the shares of Terra common stock exchanged pursuant to the offer, then, without prejudice to CF Holdings' or Composite's rights under "The Exchange Offer—Extension, Termination and Amendment" and "The Exchange Offer—Conditions of the Offer":

  •
  the consideration per share of Terra common stock payable by CF Holdings pursuant to the offer will be reduced to the extent any such dividend or distribution is payable in cash; and

  •
  the whole of any such non-cash dividend, distribution or issuance to be received by the tendering stockholders will (1) be received and held by the tendering stockholders for the account of Composite and will be required to be promptly remitted and transferred by each tendering stockholder to the exchange agent for the account of Composite, accompanied by appropriate documentation of transfer or (2) at the direction of Composite, be exercised for the benefit of Composite, in which case the proceeds of such exercise will promptly be remitted to Composite.

        Pending such remittance and subject to applicable law, Composite will be entitled to all the rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire offer consideration or deduct from the offer consideration the amount or value thereof, as determined by Composite in its discretion.

Financing of the Offer; Source and Amount of Funds

        The offer is not subject to a financing condition.

        CF Holdings estimates that the total amount of cash required to complete the transactions contemplated by the offer and the second-step merger, including payment of any fees, expenses and other related amounts incurred in connection with the offer and the second-step merger, will be approximately $60.0 million.

        If the offer is consummated, Terra will be required to offer to repurchase its outstanding senior notes at a price equal to 101% of the notes' principal amount plus accrued and unpaid interest, if any, to the date of repurchase. Assuming all of Terra's senior notes are repurchased in such offer, the total amount of cash required will be approximately $333.3 million, plus accrued interest on the date of repayment. Additional amounts would be required in the event that CF Holdings determines to redeem Terra's outstanding senior notes in connection with a refinancing of those notes or otherwise, though CF Holdings has no present intention to do so.

        CF Holdings expects to have sufficient cash on hand to complete the transactions contemplated by the exchange offer and the second-step merger and to pay fees, expenses and other related amounts. In addition, we intend to evaluate financing options and believe we would be able to secure sufficient funds if we determined that financing the cash required to complete the transactions was in the best financial interests of CF Holdings and the combined company.

        The estimated amount of cash required is based on CF Holdings' due diligence review of Terra's publicly available information to date and is subject to change. For a further discussion of the risks relating to CF Holdings' limited due diligence review, see "Risk Factors—Risk Factors Relating to the Offer and the Second-Step Merger."

Certain Legal Matters; Regulatory Approvals

  General

        CF Holdings is not aware of any governmental license or regulatory permit that appears to be material to Terra's business that might be adversely affected by CF Holdings' or Composite's acquisition of shares of Terra common stock pursuant to the offer or, except as described below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for CF Holdings' or Composite's acquisition or ownership of shares of Terra common stock pursuant to the offer. Should any of these approvals or other actions be required, CF Holdings currently contemplates that these approvals or other actions will be sought. There can be no assurance that any of these approvals or other actions, if needed, will be obtained (with or without substantial conditions) or that if these approvals were not obtained or these other actions were not taken adverse consequences might not result to Terra's business or certain parts of Terra's or CF Holdings', or any of their respective subsidiaries', businesses might not have to be disposed of or held separate, any of which could cause CF Holdings to elect to terminate the offer without the exchange of shares of Terra common stock under the offer. CF Holdings' and Composite's obligation under the offer to accept for exchange, and exchange, shares of Terra common stock is subject to certain conditions. Please see the section of this prospectus/offer to exchange entitled "The Exchange Offer—Conditions of the Offer."

  Antitrust and Other Regulatory

        Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The exchange of shares of Terra common stock pursuant to the offer is subject to such requirements.

        Pursuant to the requirements of the HSR Act, CF Holdings filed the required notification and report form with respect to the offer with the Antitrust Division and the FTC on February 18, 2009. The applicable waiting period under the HSR Act for the consummation of the offer will expire at 11:59 p.m., New York City time, on March 20, 2009, the thirtieth day after CF Holdings filed the required notification and report form, unless earlier terminated. However, prior to such time, the FTC or the Antitrust Division may extend the waiting period by requesting additional information and documentary material relevant to the offer from CF Holdings. In the event of such a request, the waiting period would be extended until 11:59 p.m., New York City time, on the thirtieth day after CF Holdings has made a proper response to that request as specified by the HSR Act and the implementing rules. Shares of Terra common stock will not be accepted for exchange, or exchanged, pursuant to the offer until the expiration or earlier termination of the applicable waiting period under the HSR Act. Please see the section of this prospectus/offer to exchange entitled "The Exchange Offer—Conditions of the Offer." Subject to certain circumstances described in the section of this prospectus/offer to exchange entitled "The Exchange Offer—Extension of Tender Period; Termination; Amendment," any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. Please see the section of this prospectus/offer to exchange entitled "The Exchange Offer—Withdrawal Rights."

        The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as CF Holdings' acquisition of shares pursuant to the offer through Composite. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the exchange of shares pursuant to the offer or seeking divestiture of the shares so acquired or divestiture of CF Holdings' or Terra's material assets. Private parties (including individual states) may also bring legal actions under the antitrust laws. Based on an examination of the publicly available information relating to the businesses in which Terra is engaged, CF Holdings does not believe that the consummation of the offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. Please see the section of this prospectus/offer to exchange entitled "The Exchange Offer—Conditions of the Offer" for certain conditions to the offer, including conditions with respect to litigation and certain governmental actions.

        The offer is also subject to review pursuant to the Canadian Competition Act. Under the Canadian Competition Act, the offer may not be completed until certain information has been provided to the Competition Commissioner by both CF Holdings and Terra, and a required waiting period has expired or been terminated.

        CF Holdings intends to file the required short-form notification with respect to the offer with the Competition Commissioner as soon as practicable. Upon receipt of CF Holdings' short-form notification, the Competition Commissioner will require that Terra also submit a short-form notification within ten days. The applicable waiting period under the Canadian Competition Act for the consummation of the offer will expire fourteen (14) days from the day on which CF Holdings has submitted the required short-form notification, unless earlier terminated. However, prior to such time, the Competition Commissioner may extend the waiting period by requiring that CF Holdings and Terra submit additional, long-form notifications. In the event of such a request, the waiting period would be extended until 42 days from the day on which CF Holdings has submitted its complete long-form notification, unless earlier terminated.

        CF Holdings may also be required to file a notification to Transport Minister pursuant to the Canada Transportation Act in connection with the offer. If such a filing is made, the Transport Minister is required to notify CF Holdings within 42 days of the date on which the Transport Minister receives the notification whether the proposed transaction raises issues with respect to the Canadian public interest as it relates to national transportation. Anytime during or at the end of the 42 day period, the Transport Minister may notify CF Holdings that the transaction does not raise issues with respect to the public interest as it relates to national transportation. Alternatively, if the Transport Minister determines that the proposed transaction raises issues with respect to the public interest as it relates to national transportation, CF Holdings may not complete the offer until it is approved by the Governor in Council, which is the cabinet of the Canadian federal government. If this approval is required, the Transport Minister will direct the Canada Transportation Agency or another person to examine the public interest issues and to report to the Transport Minister within 150 days (or within any longer period that the Transport Minister allows). The Transport Minister will then make a recommendation to the Governor in Council as to whether to approve the proposed transaction. The Governor in Council has the authority to approve the transaction either conditionally or unconditionally.

        The offer and/or the second-step merger may also be subject to review by antitrust authorities in jurisdictions outside the U.S. Under some of these jurisdictions, the offer and/or the second-step merger may not be consummated before a notification has been submitted to the relevant antitrust authority and/or certain consents, approvals, permits or authorizations have been obtained and/or the applicable waiting period has expired or has been terminated; moreover, there may be jurisdictions where the submission of a notification is only voluntary but advisable. CF Holdings intends to identify such jurisdictions as soon as possible. CF Holdings intends to make all necessary and advisable (at the sole discretion of CF Holdings) notifications in these jurisdictions as soon as practicable. The consummation of the offer and/or of the second-step merger is subject to the condition that all necessary or advisable (at CF Holdings' sole discretion) consents, approvals, permits, authorizations under the competition laws of the identified jurisdictions necessary for the consummation shall have been granted or deemed granted and all necessary or advisable (at CF Holdings' sole discretion) waiting periods applicable to the offer and/or the second-step merger under any identified jurisdiction necessary or advisable (at CF Holdings' sole discretion) to the consummation shall have expired or been terminated.

  State Takeover Statutes

  The Maryland Business Combination Act

        The offer is subject to the condition that Terra shall have entered into a definitive merger agreement with CF Holdings with respect to the second-step that provides, among other things, that the board of directors of Terra has approved the offer and the second-step merger and irrevocably exempted the offer and advised or approved the second-step merger from the restrictions imposed by the Maryland Business Combination Act.

        The Maryland Business Combination Act would otherwise apply to the second-step merger or any other "business combination" (as defined in the Maryland Business Combination Act) involving CF Holdings or Composite (and/or any of CF Holdings' subsidiaries) and Terra. The Maryland Business Combination Act could significantly delay CF Holdings' or Composite's (and/or any of CF Holdings' subsidiaries') ability to acquire the entire equity interest in Terra. The Maryland Business Combination Act, in general, prevents an "interested stockholder" (generally, a stockholder and an affiliate or associate thereof owning 10% or more of a corporation's outstanding voting stock) from engaging in a business combination (such as a merger or consolidation and certain other transactions) with a Maryland corporation for a period of five years following the time such stockholder became an interested stockholder. A person is not an interested stockholder if the corporation's board of directors approved in advance the transaction by which such person would otherwise have become an interested stockholder. In approving such a transaction, the board of directors of a corporation may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors of the corporation. The approval of the board of directors may be altered or repealed at any time unless the resolution adopted by the board of directors is made irrevocable by its terms. After the five year period following the time such stockholder became an interested stockholder, any business combination between the Maryland corporation and the interested stockholder must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation, voting together as a single class and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation, other than voting stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder.

        The description of the Maryland Business Combination Act above is qualified in its entirety be reference to such section, a copy of which is attached to this prospectus/offer to exchange as Annex A.

        Going Private Transactions.    The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the second-step merger or another business combination following the exchange of shares of Terra common stock pursuant to the offer in which CF Holdings seeks to acquire the remaining shares of Terra common stock not held by it. CF Holdings believes that Rule 13e-3 should not be applicable to the second-step merger; however, the SEC may take a different view in the event that nominees of CF Holdings constitute a majority of Terra's board of directors at the time of the second-step merger. Rule 13e-3 requires, among other things, that certain financial information concerning Terra and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

  Other State Takeover Statutes

        A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. To the extent that these state takeover statutes (other than the Maryland Business Combination Act) purport to apply to the offer or the second-step merger, CF Holdings believes that there are reasonable bases for contesting such laws. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma because they would subject those corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in Grand Metropolitan P.L.C. v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

        Terra, directly or through its subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. CF Holdings does not know whether any of these laws will, by their terms, apply to the offer or the second-step merger and has not complied with any such laws. Should any person seek to apply any state takeover law, CF Holdings will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the offer or the second-step merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the offer, CF Holdings might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, CF Holdings might be unable to accept for exchange any shares of Terra common stock tendered pursuant to the offer, or be delayed in continuing or consummating the offer and the second-step merger. In such case, CF Holdings may not be obligated to accept for exchange any shares of Terra common stock tendered.

        The foregoing discussion of certain provisions of the Maryland General Corporation Law and the Exchange Act is not a complete description of the Maryland General Corporation Law or the Exchange Act or such provisions thereof and is qualified in its entirety by reference to the Maryland General Corporation Law and the Exchange Act.

Certain Relationships with Terra and Interests of CF Holdings and Composite in the Offer

        Except as set forth in this prospectus/offer to exchange, none of CF Holdings, Composite or, to the best of our knowledge, any of their respective directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Terra, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as otherwise described in this prospectus/offer to exchange, there have been no contacts, negotiations or transactions since January 1, 2007, between CF Holdings, Composite, any of CF Holdings' subsidiaries or, to the best of our knowledge, any of the persons listed on Schedule I or Schedule II to this prospectus/offer to exchange, and Terra or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, an exchange offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets.

        As of the date of the offer, CF Composite, Inc., or "CF Composite," a wholly-owned subsidiary of CF Holdings, beneficially owns of record 1,000 shares of Terra common stock, representing less than 1% of the outstanding shares of Terra common stock. CF Holdings shares beneficial ownership of these shares of Terra common stock with CF Composite. These shares were purchased through an ordinary brokerage transaction on the open market as set forth on Schedule III to this prospectus/offer to exchange. With the exception of the foregoing, none of CF Holdings, Composite or CF Composite has effected any transaction in securities of Terra in the past 60 days. CF Composite was formed for the purposes of acquiring shares of Terra common stock and has not engaged in any other business. CF Composite's address is 4 Parkway North, Suite 400, Deerfield, Illinois 60015.

        The name, citizenship, business address, business telephone number, principal occupation or employment, and five-year employment history for each of the directors and executive officers of CF Holdings and Composite and certain other information are set forth in Schedule I and Schedule II to this prospectus/offer to exchange. Except as described in this prospectus/offer to exchange and in Schedule I and Schedule II hereto, none of CF Holdings, Composite or, to the best knowledge of CF Holdings and Composite, any of the persons listed on Schedule I or Schedule II to this prospectus/offer to exchange, has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. Except as set forth in this prospectus/offer to exchange, to CF Holdings' knowledge, after reasonable inquiry, none of the persons listed on Schedule I or Schedule II hereto, nor any of their respective associates or majority owned subsidiaries, beneficially owns or has the right to acquire any securities of Terra or has effected any transaction in securities of Terra during the past 60 days.

        Terra leases storage space at CF Holdings' distribution facility in Fremont, Nebraska. Under the lease, Terra pays CF Holdings a fixed monthly rent, plus additional amounts based on the amount of product moved through the facility. The term of the lease runs through June 2009. Terra paid CF Holdings approximately $170,000 during each of 2007 and 2008 pursuant to this arrangement.

        During 2008, CF Holdings paid Terra approximately $120,000 in connection with demurrage charges arising from a 2007 product shipment. During 2007, CF Holdings purchased approximately $5.4 million of fertilizer from Terra.

        CF Holdings and Terra were parties to certain product exchange agreements that terminated at the end of 2008. The agreements provided for the physical exchange of similar product between the parties on mutually satisfactory terms. During 2007 and 2008, the parties engaged in a number of product exchanges pursuant to the exchange agreement. As a result of these exchanges, Terra supplied CF Holdings, on a net basis, with approximately 9,600 tons of ammonia during 2008, and CF Holdings supplied Terra, on a net basis, with approximately 3,400 tons of ammonia and approximately 250 tons of UAN during 2007. CF Holdings' average selling price of ammonia was approximately $560 per ton during 2008 and approximately $388 per ton during 2007. CF Holdings' average selling price for UAN was approximately $215 per ton during 2007.

        We do not believe that the offer and the second-step merger will result in a change of control under any of CF Holdings' stock option plans or any change in control agreement between CF Holdings and any of its employees. As a result, no options or other equity grants held by such persons will vest as a result of the offer and the second-step merger.

Fees and Expenses

        CF Holdings has retained Morgan Stanley & Co. Incorporated and Rothschild Inc. to act as financial advisors and dealer managers in connection with the offer. The dealer managers may contact beneficial owners of shares of Terra common stock regarding the offer and may request brokers, dealers, commercial banks, trust companies and other nominees to forward this prospectus/offer to exchange and related materials to beneficial owners of Terra common stock. CF Holdings has agreed to pay the dealer managers a reasonable and customary fee for their services as financial advisors and dealer managers in connection with the offer, a substantial portion of which is contingent upon consummation of the offer. In addition, CF Holdings will reimburse the dealer managers for their reasonable out-of-pocket expenses, including the reasonable fees and expenses of their legal counsel. CF Holdings has also agreed to indemnify the dealer managers and their respective affiliates against certain liabilities in connection with their engagement, including liabilities under the federal securities laws.

        In the ordinary course of their respective businesses, the dealer managers and their respective affiliates may hold positions, for their own accounts or for the accounts of their respective customers, in the securities of CF Holdings and Terra. The dealer managers or their affiliates have provided and may in the future continue to provide investment banking and other financial services, including the provision of credit facilities, for CF Holdings and Terra in the ordinary course of business.

        CF Holdings has retained Innisfree M&A Incorporated as information agent in connection with the offer. The information agent may contact holders of Terra common stock by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward material relating to the offer to beneficial owners of Terra common stock. CF Holdings will pay the information agent reasonable and customary compensation for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. CF Holdings agreed to indemnify the information agent against certain liabilities and expenses in connection with the offer, including certain liabilities under the U.S. Federal securities laws.

        In addition, CF Holdings has retained BNY Mellon Shareowner Services as the exchange agent in connection with the offer. CF Holdings will pay the exchange agent reasonable and customary compensation for its services in connection with the offer, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against certain liabilities and expenses, including certain liabilities under the U.S. Federal securities laws.

        Except as set forth above, neither CF Holdings nor Composite will pay any commissions or fees to any broker, dealer or other person for soliciting tenders of shares pursuant to the offer. CF Holdings or Composite will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

Accounting Treatment

        SFAS 141(R) requires the use of the acquisition method of accounting for business combinations. In applying the acquisition method, it is necessary to identify the accounting acquiree and accounting acquiror. In a business combination effected through an exchange of equity interest, the entity that issues the interest (CF Holdings in this case) is generally the acquiring entity. However, there are other factors in SFAS 141(R) which must also be considered. CF Holdings management considered these other factors and determined that CF Holdings will be considered the acquiror of Terra for accounting purposes. The total purchase price will be allocated to the identifiable assets acquired and liabilities assumed from Terra based on their fair values as of the date of the completion of the transaction, with any excess being allocated to goodwill. Reported financial condition and results of operations of CF Holdings issued after completion of the merger will reflect Terra's balances and results after completion of the merger, but will not be restated retroactively to reflect the historical financial position or results of operations of Terra. Following the completion of the merger, the earnings of the combined company will reflect purchase accounting adjustments; for example, additional depreciation of property, plant and equipment, amortization of identified intangible assets or other impacts from the purchase price allocation.

DESCRIPTION OF CF HOLDINGS CAPITAL STOCK

        CF Holdings' authorized capital stock consists of 500,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share, of which 500,000 have been designated Series A Junior Participating Preferred Stock. As of December 31, 2008, there were 48,391,584 shares of CF Holdings common stock outstanding and held of record by approximately 21 stockholders, and no shares of preferred stock were outstanding. On such date, there were 1,778,385 stock options outstanding to acquire shares of CF Holdings common stock.

        The following description of the terms of the common stock and preferred stock of CF Holdings is not complete and is qualified in its entirety by reference to CF Holdings' Amended and Restated Certificate of Incorporation and its Amended and Restated Bylaws, each of which are filed as an exhibit to the registration statement of which this prospectus is a part. To find out where copies of these documents can be obtained, see "Where to Obtain More Information."

Common Stock

        The outstanding shares of CF Holdings common stock are fully paid and nonassessable. Each holder of CF Holdings common stock is entitled to one vote per share. The holders of CF Holdings common stock have no preemptive rights and no rights to convert their common stock into any other securities. There are also no redemption or sinking fund provisions applicable to the CF Holdings common stock.

        Subject to the preferences applicable to any shares of CF Holdings preferred stock outstanding at the time, holders of CF Holdings common stock are entitled to receive dividends when and as declared by the CF Holdings board of directors from funds legally available therefor and are entitled, in the event of liquidation, to share ratably in all assets remaining paid after payment of liquidation.

        CF Holdings common stock is listed on NYSE under the symbol "CF." The transfer agent and registrar for the common stock is BNY Mellon Shareowner Services.

Preferred Stock

        CF Holdings' board of directors has the authority, without further action by the stockholders, to issue up to 50,000,000 shares of CF Holdings preferred stock in one or more series and to fix the following terms of the preferred stock:

  •
  the designation of each series;

  •
  the number of shares of each series, as well as the powers, preferences and rights, as well as the qualifications, limitations or restrictions thereof;

  •
  dividends rights and the dividend rate, if any;

  •
  the rights and terms of conversion or exchange, if any;

  •
  the voting rights, if any;

  •
  the rights and terms of redemption (including sinking fund provisions), if any, and the redemption price; and

  •
  the rights of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of CF Holdings.

Any or all of these rights may be greater than the rights of the CF Holdings common stock. CF Holdings' board of directors has designated 500,000 shares of preferred stock "Series A Junior Participating Preferred Stock," which shares are issuable upon certain events specified in CF Holdings' rights plan, as described below.

 Rights Plan

        On July 21, 2005, CF Holdings' board of directors declared a dividend of one preferred stock purchase right for each share of common stock, par value $0.01 per share. As long as the rights are attached to CF Holdings common stock, CF Holdings will issue one right (subject to adjustment) with each new share of CF Holdings common stock so that all shares of CF Holdings will have attached rights.

        When exercisable, each right will entitle the registered holder to purchase from CF Holdings one one-thousandth of a share of Series A Junior Participating Preferred Stock at a price of $90.00, subject to adjustment. Until a right is exercised, the holder of the right has no right to vote or receive dividends or any other rights as a stockholder as a result of holding the right. The rights trade automatically with shares of CF Holdings common stock and may be exercised only in connection with certain attempts to takeover CF Holdings. The rights are designed to protect the interests of CF Holdings and its stockholders against coercive takeover tactics and to encourage potential acquirors to negotiate with its board of directors before attempting a takeover. The preferred stock purchase rights theoretically could, but are not intended to, deter takeover proposals that might be in the best interests of CF Holdings stockholders.

        The description and terms of the preferred stock purchase rights set forth above is not complete and is qualified in its entirety by reference to the rights agreement, dated as of July 21, 2005 (as the same may be amended from time to time), between CF Holdings and The Bank of New York, as Rights Agent. The rights expire on July 21, 2015, unless this expiration date is extended or the rights are otherwise redeemed or exchanged at an earlier date.

Restated Certificate of Incorporation and Bylaw Provisions

        Various provisions contained in CF Holdings' restated certificate of incorporation and bylaws could delay or discourage some transactions involving an actual or potential change in control of CF Holdings or its management and may limit the ability of CF Holdings stockholders to remove current management or approve transactions that CF Holdings stockholders may deem to be in their best interests. These provisions:

  •
  authorize CF Holdings' board of directors to establish one or more series of undesignated preferred stock, the terms of which can be determined by the board of directors at the time of issuance;

  •
  require that any action required or permitted to be taken by CF Holdings stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing;

  •
  provide an advanced written notice procedure with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of CF Holdings' board of directors or a committee of its board of directors;

  •
  state that special meetings of CF Holdings stockholders may be called only by the chairman of its board of directors, its chief executive officer or a majority of the directors in office;

  •
  provide that certain provisions of CF Holdings' restated certificate of incorporation can be amended only by supermajority vote (66 2/3%) of the outstanding shares; and

  •
  allow CF Holdings' directors, and not its stockholders, to fill vacancies on its board of directors, including vacancies resulting from removal or enlargement of the board.

COMPARISON OF STOCKHOLDERS' RIGHTS

        Holders of shares of Terra common stock who validly tender their shares in the offer and do not withdraw such shares will receive shares of CF Holdings common stock following consummation of the offer. Upon completion of the second-step merger, all remaining outstanding shares of Terra common stock (other than shares for which appraisal rights, if available, are properly exercised and shares held by CF Holdings or any subsidiary of CF Holdings or Terra) will be converted into shares of CF Holdings common stock. Terra is organized under the laws of the State of Maryland and CF Holdings is organized under the laws of the State of Delaware. Accordingly, differences in the rights of holders of Terra capital stock and CF Holdings capital stock arise both from differences between their charters, bylaws and any certificates of designation and also from differences between Maryland and Delaware law. As holders of CF Holdings common stock, your rights with respect thereto will be governed by Delaware law, including the Delaware General Corporation Law, as well as CF Holdings' constituent documents. This section summarizes the material differences between the rights of Terra stockholders and the rights of CF Holdings stockholders.

        The following summary is not a complete statement of the rights of stockholders of either of the two companies or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to the Delaware General Corporation Law, the Maryland General Corporation Law, and Terra's and CF Holdings' constituent documents, which you are urged to read carefully. Although the Maryland General Corporation Law and the Delaware General Corporation Law are similar in most respects, there are a number of differences between the two statutes, many (but not all) of which are summarized below. In addition, there is a substantial body of case law in Delaware interpreting the corporation laws of that state. A comparable body of judicial interpretations does not exist in Maryland such that there may be less certainty as to the outcome of matters governed by Maryland corporation law than would be the case under Delaware corporation law. Copies of the companies' constituent documents have been filed with the SEC. To find out where you can get copies of these documents, see the section captioned "Where You Can Find More Information."

	CF Industries Holdings, Inc.	Terra Industries Inc.
Authorized Capital	The authorized capital stock of CF Holdings is 550,000,000 shares of capital stock, consisting of (i) 500,000,000 shares of common stock, par value $0.01 per share, and (ii) 50,000,000 shares of preferred stock, par value $0.01 per share, of which 500,000 shares are designated as Series A Junior Participating Preferred Stock.	The authorized stock of Terra is 133,500,000 shares of stock, without par value, of which 133,380,000 shares are classified as Terra common stock and 120,000 shares are classified as Terra preferred stock.
Common Stock	Each stockholder represented at a meeting of the stockholders is entitled to cast one vote for each share of the common stock entitled to vote thereat held by such stockholder.	Each share of common stock has one vote and the holders of the outstanding common shares will vote together as a single class.
Preferred Stock

CF Holdings' charter authorizes the CF Holdings board of directors, without any further stockholder action or approval, to issue shares of preferred stock in one or more classes or series, and to fix the rights, preferences and privileges of the shares of each wholly unissued class or series and any of its qualifications,

On October 6, 2008, Terra reported in a Current Report on Form 8-K that 1,600 shares of Terra preferred stock were outstanding. Holders of Terra preferred stock are entitled to cumulative annual dividends of $42.50 per share. Dividends on the Terra preferred stock are paid quarterly in arrears when and if declared

CF Industries Holdings, Inc.	Terra Industries Inc.

limitations or restrictions. No shares of preferred stock have been issued. In connection with its stockholder rights plan, 500,000 shares of preferred stock have been designated as Series A Junior Participating Preferred Stock. For a description of the rights plan, please see the section entitled "Description of CF Holdings Common Stock—Rights Plan."

by the Terra board of directors. The shares of Terra preferred stock have a liquidation preference of $1,000 per share, plus accumulated and unpaid dividends. The shares of Terra preferred stock are not redeemable at Terra's option, however, holders of Terra preferred stock are entitled to require Terra to repurchase their shares of Terra preferred stock for the liquidation preference plus any accrued and unpaid dividends to, but excluding, the repurchase date in connection with certain fundamental changes to Terra's corporate structure, which would include the closing of the Offer. Under certain circumstances, Terra may require holders of Terra preferred stock to exchange their shares of Terra preferred stock for shares of common stock or convertible subordinated debentures that have similar terms as the Terra preferred stock. Holders of shares of Terra preferred stock are entitled to vote as a separate class on the issuance or classification of any shares of stock ranking senior to the Terra preferred stock as to dividends or upon liquidation and on any amendment, alteration or repeal of Terra's charter, whether by merger, consolidation or otherwise, that would adversely amend, alter or affect any power, preference or special right of the outstanding shares of Terra preferred stock or the holders thereof. If dividends are not paid on shares of Terra preferred stock for six quarters, whether or not consecutive, or Terra fails to pay the repurchase price of shares of Terra preferred stock in connection with a fundamental change to Terra's corporate structure, holders of shares of Terra preferred stock will be entitled to elect two additional directors to Terra's board of directors until such amounts are paid in full or set aside for payment.

Except as provided above with respect to the Terra preferred stock, Terra's board of directors may, without stockholder approval, classify and reclassify any unissued shares of Terra's stock of any class into other classes or series of stock, including one or more classes or series of stock that have priority with respect to voting rights, dividends or upon liquidation over Terra's common stock, and authorize Terra to issue the newly-classified shares.

	CF Industries Holdings, Inc.	Terra Industries Inc.
Number of Directors

The CF Holdings board of directors currently has 8 members. CF Holdings' charter provides that the CF Holdings board of directors consist of not less than 3 or more than 15 members, the exact number of which will be fixed from time to time by resolution adopted by the affirmative vote of a majority of the entire CF Holdings board of directors.

The Terra board of directors currently has 8 members. Terra has elected to be subject to certain elective provisions of the Maryland General Corporation Law, which provide that the number of directors of an electing Maryland corporation may be fixed only by vote of the board of directors.

Structure of Board of Directors; Term of Directors

CF Holdings' charter provides that directors are divided into three classes, designated class I, class II, and class III. Each class must consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire CF Holdings board of directors. At each succeeding annual meeting of stockholders beginning in 2006, successors to the class of directors whose term expires at that annual meeting are elected for a three-year term. A director holds office until the annual meeting for the year in which his term expires and until his successor is elected and qualified.

As a result of Terra's election to be subject to certain provisions of the Maryland General Corporation Law, the members of Terra's board of directors are divided into three classes, class I, class II, and class III directors. To the extent possible, each class will have the same number of directors. One class of directors is elected each year for a term continuing until the annual meeting of stockholders held in the third year following the year of their election and until their successors are elected and qualify.

Removal of Directors

CF Holdings' charter provides that any director of CF Holdings or the entire CF Holdings board of directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of CF Holdings' then issued and outstanding capital stock entitled to vote generally at an election of directors (subject to applicable law and the rights, if any, of the holders of any series of preferred stock).

Stockholders of Terra may remove any director by the affirmative vote of at least two-thirds of all the votes entitled to be cast by the stockholders generally in the election of directors. Under Maryland law, if directors have been divided into classes, as Terra's directors are, a director may not be removed without cause unless the charter provides otherwise, which Terra's charter does not.

Vacancies on the Board of Directors

CF Holdings' charter provides that any vacancy on the CF Holdings board of directors that results from an increase in the number of directors may only be filled by a majority of the CF Holdings board of directors then in office, provided that a quorum is present, and any other vacancy occurring on the CF Holdings board of directors may only be filled by a majority of the CF Holdings board of directors then in office, even if less than a quorum, or by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold

As a result of Terra's election to be subject to certain elective provisions of the Maryland General Corporation Law, any vacancy on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum. Any director elected to fill a vacancy will hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies.

	CF Industries Holdings, Inc.	Terra Industries Inc.

office for a term that coincides with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

Stockholder Action by Written Consent

CF Holdings' charter provides that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders, and stockholders do not have the right to act by written consent.

Under the Maryland General Corporation Law, any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting if a unanimous consent, in writing or by electronic transmission, that sets forth the action, is given by each stockholder entitled to vote on the matter and is filed with the minutes of meetings of stockholders.

Special Meetings of Stockholders

CF Holdings' charter provides that special meetings of stockholders, for any purpose, may be called by either (i) the Chairman of the CF Holdings board of directors, (ii) the President or (iii) the CF Holdings board of directors. At a special meeting of stockholders, only such business shall be conducted as shall be specified in the notice of meeting.

Special meetings of Terra's stockholders may be called at any time by the Terra board of directors, the chief executive officer or the President, and will be called by the Secretary upon the written request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at such meeting. The request must state the purpose of the meeting and the matters proposed to be acted on. No business can be transacted at a special meeting except as specifically designated in the notice. The Terra board of directors has the sole power to fix (i) the record date for determining stockholders entitled to request a special meeting of stockholders and the record date for determining stockholders entitled to notice of, and to vote at, such special meeting; and (ii) the date, time, and place of the special meeting.

Stockholder Proposals

CF Holdings' bylaws provide that no business may be transacted at an annual meeting of stockholders, other than business that is either (a) specified in the notice of meeting given by or at the direction of the CF Holdings board of directors, (b) otherwise properly brought before the annual meeting by or at the direction of the CF Holdings board of directors, or (c) otherwise properly brought before the annual meeting by any stockholder (i) who is a

Terra's bylaws provide that a proposal of matters to be considered and voted on by the stockholders at an annual meeting may be made only (a) pursuant to the notice of meeting, (b) by or at the direction of the Terra board of directors, or (c) by any stockholder of Terra who was a stockholder of record both at the time of giving the notice required by the bylaws and at the time of the annual meeting of stockholders and who is entitled to vote at the meeting and

	CF Industries Holdings, Inc.	Terra Industries Inc.

stockholder of record on the date of the giving of the notice provided for in the bylaws and on the record date for the determination of stockholders entitled to notice of and to vote at such annual meeting and (ii) who complies with the notice procedures (timing and informational) set forth in bylaws.

who complies with the notice procedures (timing and informational) set forth in the bylaws.
Stockholder Nominations

CF Holdings' bylaws provide that nominations of persons for election to the CF Holdings board of directors may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors, (a) by or at the direction of the CF Holdings board of directors or (b) by any stockholder (i) who is a stockholder of record on the date of the giving of the notice provided for in the bylaws and on the record date for the determination of stockholders entitled to vote at such meeting and (ii) who complies with the notice procedures (timing and informational) set forth in the bylaws.

Terra's bylaws provide that nominations of persons for election as directors at an annual meeting of stockholders, or at any special meeting of stockholders at which directors are to be elected, may be made only (a) pursuant to the notice of meeting, (b) by or at the direction of the Terra board of directors, or (c) by any stockholder of Terra who was a stockholder of record both at the time of giving the notice required by the bylaws and at the time of the annual or special meeting of stockholders, as applicable, and who shall be entitled to vote at the meeting and who complies with the notice procedures (timing and informational) set forth in the bylaws.

Charter Amendments

Under Delaware law, CF Holdings' charter may be amended by the adoption of a resolution of the CF Holdings board of directors, followed by the vote of a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon.

Notwithstanding any other provision in the charter (and in addition to any other vote that may be required by law), the affirmative vote of the holders of at least two-thirds of the voting power of CF Holdings' then issued and outstanding capital stock entitled to vote generally at an election of directors is required to amend any provision inconsistent with Articles V (management of the corporation by the board of directors), VIII (stockholder action), IX (stockholder meetings), X (amendment of bylaws), and XI (amendment of charter) of the charter.

Except for certain amendments to Terra's charter that may be approved by Terra's board of directors without stockholder approval under Maryland law, Terra's board of directors must adopt a resolution declaring any amendment to Terra's charter advisable and directing that the amendment be submitted to Terra's stockholders for approval, and the amendment must be approved by affirmative vote of Terra's stockholders entitled to cast a majority of all of the votes entitled to be cast on the amendment.

	CF Industries Holdings, Inc.	Terra Industries Inc.
Amendment of Bylaws

CF Holdings' charter provides that the affirmative vote of at least a majority of the entire CF Holdings board of directors is required to adopt, amend, alter, change or repeal the bylaws. The bylaws also may be adopted, amended, altered, changed or repealed by the affirmative vote of the holders of at least two-thirds of the voting power of the then issued and outstanding capital stock entitled to vote generally at an election of directors.

Terra's bylaws provide that any and all provisions of the bylaws may be altered or repealed and new bylaws may be adopted at any annual meeting of the stockholders, or at any special meeting called for that purpose, and the board of directors has the power, at any regular or special meeting thereof, to make and adopt new bylaws, or to amend, alter or repeal any of the bylaws.

Limitation on Director Liability

CF Holdings' charter provides that no director will be personally liable to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law. The Delaware General Corporation Law permits a Delaware corporation to, via a provision in its charter, limit the liability of its directors and officers to the corporation and its stockholders for money damages for breach of fiduciary duty as a director, except such provision shall not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under § 174 of the Delaware General Corporation Law (unlawful payment of dividends or stock repurchases); or (d) for any transaction from which the director derived an improper personal benefit.

Terra's charter provides that to the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of Terra will be personally liable to Terra or its stockholders for money damages. Maryland law permits a Maryland corporation to limit the liability of its directors and officers to the corporation and its stockholders for money damages by provision in its charter, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty which is established by a final judgment and is material to the cause of action.

Indemnification

CF Holdings' charter provides that CF Holdings will indemnify each of its directors and officers to the fullest extent permitted by law against any threatened, pending or completed action, suit or proceeding that arose by reason of the fact that such person is or was a director or officer of CF Holdings. However, except for proceedings to enforce rights to indemnification, CF Holdings is not obligated to indemnify any director or officer in connection with a proceeding initiated by such person unless such proceeding was authorized or consented to by the CF Holdings board of directors. The right to indemnification includes the right to advancement of

Terra's charter provides that Terra will indemnify (a) its directors to the full extent provided by Maryland laws, including the advance of expenses under the procedures provided by such law; (b) its officers to the same extent it indemnifies its directors; and (c) its officers who are not directors to such further extent as is authorized by the board of directors. Terra may also indemnify other employees and agents consistent with law. Maryland law requires a Maryland corporation (unless its charter provides otherwise, which Terra's charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in

CF Industries Holdings, Inc.	Terra Industries Inc.

expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. CF Holdings' charter also provides that CF Holdings may provide indemnification to employees and agents of CF Holdings to the fullest extent permissible under Delaware law.

CF Holdings' bylaws provide that CF Holdings will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director of officer of CF Holdings against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed the best interests of CF Holdings. CF Holdings' bylaws provide equivalent indemnification rights with respect to actions, suits or proceedings by or in the right of CF Holdings, except if such director or officer is adjudged to be liable to CF Holdings in such action, suit or proceeding, and the relevant court determines that despite the finding of liability, such person is nonetheless entitled to indemnity for such expenses which the court shall deem proper. However, except for proceedings to enforce rights to indemnification, CF Holdings is not obligated to indemnify any director or officer in connection with a proceeding initiated by such person unless such proceeding was authorized or consented to by the CF Holdings board of directors.

Any indemnification under CF Holdings' bylaws shall be made by (a) a majority vote of the directors who are not party to the action, suit or proceeding, (b) by a committee of such directors designated by a majority of such directors, (c) if there are no such directors, by independent legal counsel or (d) by the stockholders of CF Holdings.

the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty,

•  the director or officer actually received an improper personal benefit in money, property or services or

•  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or in the right of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

	CF Industries Holdings, Inc.	Terra Industries Inc.
Dividends

In February 2008, the CF Holdings board of directors approved an increase in the quarterly dividend from $0.02 to $0.10 per common share. CF Holdings expects to pay quarterly cash dividends on its common stock at an annual rate of $0.40 per share for the foreseeable future. The declaration and payment of dividends to common stockholders is at the discretion of the CF Holdings board of directors and will depend on many factors. Its ability to pay dividends on its common stock is limited under the terms of its senior secured revolving credit facility.

In May 2008, the Terra board of directors instituted a common stock dividend, declaring a dividend of $0.10 per common share. Future dividends are necessarily dependent upon future earnings, capital requirements, general financial condition, general business conditions, approval from Terra's board of directors and other factors, including limitations imposed by the indenture governing Terra's 7% Senior Notes due 2017.

Stockholder Rights Plan	CF Holdings adopted a stockholder rights plan. For a description of the rights plan, please see the section entitled "Description of CF Holdings Common Stock—Rights Plan."	According to Terra's public filings, Terra does not have a stockholders' rights plan or "poison pill" in effect.
Restrictions on Business Combinations

CF Holdings has not opted out from the requirements of Section 203 of the Delaware General Corporation Law.

Under Section 203 of the Delaware General Corporation Law, CF Holdings is prohibited from engaging in a business combination with an interested stockholder (a person or group of affiliates owning at least 15% of the voting power of CF Holdings) for a period of three years after such interested stockholder became an interested stockholder unless (a) before the stockholder became an interested stockholder, CF Holdings' board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of CF Holdings outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (c) at or subsequent to the time the stockholder

According to Terra's public filings with the SEC, Terra has not opted out from the requirements of the Maryland Business Combination Act.

Under the Maryland Business Combination Act, business combinations between Terra and an interested stockholder or an affiliate of an interested stockholder are prohibited for 5 years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as any person who beneficially owns 10% or more of the voting power of Terra's voting stock; or an affiliate or associate of Terra who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of Terra. A person is not an interested stockholder under the Maryland Business Combination Act if the board of directors approved in advance the transaction by which such person otherwise would have become an interested stockholder. In approving such a transaction, however, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and

	CF Industries Holdings, Inc.	Terra Industries Inc.

became an interested stockholder the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder at an annual or special meeting of the stockholders of CF Holdings.

conditions determined by the board. The approval of the board of directors may be altered or repealed at any time unless the resolution adopted by the board of directors is made irrevocable by its terms. After the 5-year moratorium, any business combination between Terra and an interested stockholder must be recommended by the board of directors of Terra and approved by the affirmative vote of at least: (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of Terra, voting together as a single voting class, and (b) two-thirds of the votes entitled to be cast by holders of voting stock of Terra, other than voting stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These supermajority vote requirements do not apply if Terra's common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder.

Control Share Acquisition Act	The Delaware General Corporation Law does not contain a control share acquisition provision.

Subtitle 7 of Title 3 of the Maryland General Corporation Law, or the "Maryland Control Share Acquisition Act," provides that control shares of a Maryland corporation acquired in a control share acquisition generally have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers or by employees who are directors of the corporation. Control shares are, generally, voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

• one-tenth or more but less than one-third,

CF Industries Holdings, Inc.	Terra Industries Inc.
• one-third or more but less than a majority, or
• a majority or more of all voting power.

A person who has made or proposes to make a control share acquisition may, subject to the satisfaction of certain conditions including an undertaking to pay the expenses of the meeting, compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiror does not deliver an acquiring person statement as required by the statute, then the corporation may, subject to certain limitations and conditions, redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Terra's bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of Terra's stock, however, this provision may be repealed at any time, whether before or after an acquisition of control shares.

	CF Industries Holdings, Inc.	Terra Industries Inc.
Appraisal Rights

Under the Delaware General Corporation Law, a stockholder of a Delaware corporation generally has the right to dissent from a merger or consolidation in which the corporation is participating or a sale of all or substantially all of the assets of the corporation, subject to specified procedural requirements. The Delaware General Corporation Law does not confer appraisal rights, however, if the corporation's stock is either (a) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or (b) held of record by more than 2,000 holders.

Even if a corporation's stock meets the foregoing requirements (as CF Holdings' currently does), the Delaware General Corporation Law provides that appraisal rights generally will be permitted if stockholders of the corporation are required to accept for their stock in any merger, consolidation or similar transaction anything other than (a) shares of the corporation surviving or resulting from the transaction, or depository receipts representing shares of the surviving or resulting corporation, or those shares or depository receipts plus cash in lieu of fractional interests; (b) shares of any other corporation, or depository receipts representing shares of the other corporation, or those shares or depository receipts plus cash in lieu of fractional interests, unless those shares or depository receipts are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders; or (c) any combination of the foregoing.

Under the Maryland General Corporation Law, a stockholder has the right to demand and receive payment of the fair value of his stock from the successor if (a) the corporation consolidates or merges with another corporation, (b) the stockholder's stock is to be acquired in a share exchange, (c) the corporation transfers all or substantially all of its assets, (d) the corporation alters its charter in a way which alters the contract rights as set forth in the charter of any outstanding stock and substantially adversely affects the stockholder's rights, unless the right to do so is reserved in the charter, or (e) the transaction is one governed by the Maryland Business Combination Act or exempted pursuant to the minimum price provisions. However, this right to demand and receive payment of fair value is not available, except for transactions subject pursuant to the Maryland Business Combination Act, if (i) the stock is listed on a national securities exchange, with limited exceptions, (ii) the stock is that of a successor in a merger, unless the merger alters the contract rights of the stock and the charter does not reserve the right to do so or the stock is changed into something other than stock in the successor or cash, scrip or other rights or interest arising out of the treatment of fractional shares, (iii) the stock is not entitled to be voted on the transaction, (iv) the charter provides that the holders of the stock are not entitled to exercise the rights of an objecting stockholder, or (v) the stock is that of an open-end investment company.

Terra's charter does not provide that holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder, but Terra common stock is currently listed on a national securities exchange.

UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed combined consolidated financial statements, or the "pro forma financial statements," have been derived from the historical consolidated financial statements of CF Holdings and Terra, both of which are incorporated by reference into this prospectus/offer to exchange. For a summary of the proposed business combination, see the section of this prospectus/offer to exchange entitled "The Exchange Offer." The transaction is accounted for by applying the acquisition method under Statement of Financial Accounting Standards ("SFAS") No. 141(R), Business Combinations, as outlined in the accompanying notes to pro forma condensed combined consolidated financial statements, or the "pro forma notes."

        The purchase transaction and related transactions reflected on the accompanying pro forma financial statements include (i) the exchange of all outstanding shares of Terra common stock at the fixed exchange ratio of 0.4235 shares of CF Holdings common stock for each share of Terra common stock ("the exchange ratio"), (ii) the vesting of all of Terra's outstanding unvested restricted stock and the exchange of such restricted stock for CF Holdings common stock, as described in (i) above, (iii) the exercise of all outstanding options to purchase Terra common stock (after giving effect to the withholding of shares of Terra common stock to satisfy the aggregate exercise price of such options and the exchange of the Terra common stock acquired through the exercise of such option into shares of CF Holdings common stock, as described in (i) above), and (iv) the conversion of Terra preferred stock into convertible subordinated debentures.

        The historical consolidated financial statements for both CF Holdings and Terra, that are the basis of these pro forma financial statements, were derived from the Annual Reports on Form 10-K for the year ended December 31, 2007 and the Quarterly Reports on Form 10-Q for the quarter ended September 30, 2008 that have been filed by CF Holdings and Terra with the SEC that are incorporated by reference into this prospectus/offer to exchange.

        The unaudited pro forma condensed combined consolidated balance sheet as of September 30, 2008, or the "pro forma balance sheet," is presented on:

  •
  a pro forma basis, to give effect to the purchase of Terra and related transactions as if they had occurred on September 30, 2008; and

  •
  as adjusted to give effect to the use of cash to repay Terra's outstanding 7% senior notes due 2017, or the "Terra senior notes," as if the purchase, the related transactions and the repayment of the Terra senior notes had occurred on September 30, 2008.

        The accompanying unaudited pro forma condensed combined consolidated statements of operations, or the "pro forma statements of operations," for the year ended December 31, 2007 and for the nine-months ended September 30, 2008 are presented on:

  •
  a pro forma basis, to give effect to the purchase of Terra and related transactions as if they had occurred on January 1, 2007; and

  •
  as adjusted to give effect to the use of cash to repay the Terra senior notes; as if the purchase, the related transactions and the repayment of the Terra senior notes had occurred on January 1, 2007.

        The unaudited pro forma adjustments are based on publicly available information and certain assumptions that we believe are reasonable, which are described in the pro forma notes. These assumptions and adjustments have been developed from publicly available information from Terra's Annual Report on Form 10-K for the year ended December 31, 2007 and from Terra's Quarterly Report on Form 10-Q for the quarter ended September 30, 2008. Non-public or confidential information concerning Terra was not available to CF Holdings for purposes of preparing these pro forma financial statements or performing any financial or other due diligence. Terra has not participated in the preparation of these pro forma financial statements or prospectus/offer to exchange and has not reviewed or verified the information or assumptions relating to Terra in these pro forma financial statements. Pro forma adjustments have been included only to the extent appropriate information is known, factually supportable, and reasonably available to CF Holdings.

        CF Holdings has not performed detailed valuation analyses necessary to determine the fair market values of the Terra assets to be acquired and liabilities to be assumed and accordingly the pro forma financial statements do not include an allocation of the purchase price. Further, given the absence of due diligence procedures and the lack of access to Terra's proprietary or confidential information, CF Holdings has not yet identified all of the adjustments which would result from conforming Terra's critical accounting policies to those of CF Holdings or identified other items, actions or events, including events that could occur upon a change in control, that could significantly change the purchase price, the purchase price allocation, or any of the assumptions that have been made in the preparation of these pro forma financial statements. As a result, we have characterized the amount of the purchase price over the reported book value of the assets acquired and liabilities assumed as excess purchase price, and have not allocated any amounts to reflect the fair market values of the assets and liabilities assumed or considered any related income tax effects that could result from such allocation. In addition, we have not been able to ascertain the existence of additional liabilities that may need to be recorded on Terra's opening balance sheet, or additional depreciation, or amortization, that may result from increased values in the tangible and intangible assets acquired from Terra, which will need to be identified and recorded at estimated fair market values, and the related income tax effects, as applicable, in completing the allocation of the purchase price. It is expected that an increase in the recorded book value of the property, plant and equipment, equity investments and/or the identification of certain finite-lived intangible assets will occur under the provisions of SFAS No. 141(R) upon the finalization of this transaction. Accordingly, actual results will differ from those reflected in the pro forma financial statements once we have determined the final purchase price for Terra and completed the valuation analyses necessary to finalize the required purchase price allocations and identified any necessary conforming accounting changes or other acquisition-related adjustments. There can be no assurance that such finalization will not result in material changes to the pro forma financial statements.

        The pro forma financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of CF Holdings would have been had the acquisition of Terra occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or financial position. The pro forma financial statements do not reflect any cost savings from operating efficiencies or synergies, or any expenditures related to restructuring actions to achieve cost savings. The effects of both cost savings and expenditures for restructuring could materially impact these pro forma financial statements.

        The pro forma financial statements should be read in conjunction with the pro forma notes, and the separate historical consolidated financial statements and accompanying notes contained in CF Holdings' and Terra's Annual Reports on Form 10-K for the year ended December 31, 2007 and Quarterly Reports on Form 10-Q for the quarter ended September 30, 2008.

CF HOLDINGS AND TERRA

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET

September 30, 2008
(amounts in millions)

Assets	CF Holdings	Terra(a)	Reclasses(b)	Acquisition Adjustments(g)(k)		Pro forma	Other Adjustments		Pro forma As Adjusted
Current assets:
Cash and cash equivalents	$828.4	$680.7		$(60.0	)(d)	$1,449.1	$(333.3	)(f)	$1,111.9
							(3.9	)(f)
Short-term investments	323.8	—		—		323.8			323.8
Accounts receivable	154.0	235.6		—		389.6			389.6
Inventories	617.2	175.9		—		793.1			793.1
Prepaid income taxes	81.7	—		—		81.7			81.7
Deferred income taxes	0.6	—		—		0.6			0.6
Margin deposits with derivative counterparties	—	132.1	23.3	—		155.4			155.4
Current assets held for sale—discontinued operations	—	45.6		—		45.6			45.6
Other	35.8	62.1	(23.3)	—		74.6			74.6

Total current assets	2,041.5	1,332.0	—	(60.0)		3,313.5	(337.2)		2,976.3
Property, plant and equipment—net	665.1	407.0	29.3	—		1,101.4			1,101.4
Deferred plant turnaround costs, net	—	29.3	(29.3)	—		—			—
Goodwill	0.9	—		—		0.9			0.9
Excess purchase price	—	—		1,117.9	(c)	1,117.9			1,117.9
Asset retirement obligation escrow account	28.7	—		—		28.7			28.7
Investments in and advances to unconsolidated affiliates	49.3	382.6		—		431.9			431.9
Investments in auction rate securities	190.2	—		—		190.2			190.2
Other assets	42.8	32.0		1.5	(d)	76.3	(5.4	)(f)	70.9

Total assets	$3,018.5	$2,182.9	$—	$1,059.4		$6,260.8	$(342.6)		$5,918.2

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$230.0	$124.1	$113.1	$—		$467.2	$(3.9	)(f)	$463.3
Customer advances	578.1	195.0		—		773.1			773.1
Distributions payable to minority interest	27.0	—		—		27.0			27.0
Derivative hedge liabilities	—	218.7	119.1	—		337.8			337.8
Current liabilities held for sale—discontinued operations	—	2.7		—		2.7			2.7
Other	125.3	113.1	(232.2)	—		6.2			6.2

Total current liabilities	960.4	653.6	—	—		1,614.0	(3.9)		1,610.1

Long term debt	—	330.0		—		330.0	(330.0	)(f)	—
Notes payable	4.6	—		—		4.6			4.6
Deferred income taxes	115.2	53.1		—		168.3			168.3
Pension liabilities	—	10.0	(10.0)	—		—			—
Other noncurrent liabilities	161.7	78.8	10.0	—		250.5			250.5
Convertible subordinated debentures	—	—		2.0	(e)	2.0			2.0
Minority interest	80.3	105.5		(185.8	)(m)	—			—
Preferred stock(1)	—	2.0		(2.0	)(e)	—			—
Stockholders' equity:
Common stock(1)	0.6	154.9		0.4	(c)	1.0			1.0
				(154.9	)(c)
Paid-in capital	831.1	625.1		2,067.4	(c)	2,898.5			2,898.5
				(625.1	)(c)
Retained earnings	894.4	353.5		(58.5	)(d)	835.9	(8.7	)(f)	827.2
				(353.5	)(c)
Accumulated other comprehensive loss	(29.8)	(183.6)		183.6	(c)	(29.8)			(29.8)
Non-controlling interest				185.8	(m)	185.8			185.8

Total stockholders' equity	1,696.3	949.9	—	1,245.2		3,891.4	(8.7)		3,882.7

Total liabilities and stockholders' equity	$3,018.5	$2,182.9	$—	$1,059.4		$6,260.8	$(342.6)		$5,918.2

See accompanying notes to
unaudited pro forma condensed combined consolidated financial statements, which are an integral part of these statements.

CF HOLDINGS AND TERRA

UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2007

(amounts in millions, except per share data)

	CF Holdings	Terra(a)(b)	Acquisition Adjustments(g)(k)		Pro forma	Other Adjustments		Pro forma As Adjusted
Net sales	$2,756.7	$2,360.1	$—		$5,116.8			$5,116.8
Cost of sales	2,086.7	1,825.0	—		3,911.7			3,911.7

Gross margin	670.0	535.1	—		1,205.1	—		1,205.1
Selling, general and administrative	65.2	92.0	—		157.2			157.2
Equity in earnings of unconsolidated affiliates	—	(16.2)	—		(16.2)			(16.2)
Other operating—net	3.2	39.0	—		42.2			42.2

Operating earnings	601.6	420.3	—		1,021.9	—		1,021.9
Interest expense	1.7	29.1	1.1	(j)	30.3	(24.1	)(f)	6.2
			(1.6	)(f)
Interest income	(24.4)	(17.3)	—		(41.7)	13.1	(f)	(28.6)
Minority interest	54.6	50.3	(104.9	)(m)	—			—
Other non-operating—net	(1.6)	38.8	—		37.2			37.2

Earnings before income taxes and equity in earnings (loss) of unconsolidated affiliates	571.3	319.4	105.4		996.1	11.0		1,007.1
Income tax provision	199.5	114.8	0.2	(h)	314.5	4.4	(h)	318.9
Equity in earnings (loss) of unconsolidated
affiliates—net of taxes	0.9	(2.7)	—		(1.8)			(1.8)

Net earnings	$372.7	$201.9	$105.2		$679.8	$6.6		$686.4

Net earnings per share(i)
Basic	$6.71	$2.17						$5.86
Diluted	$6.57	$1.90						$5.78
Weighted average common shares outstanding(i)
Basic	55.5	90.6						99.3
Diluted	56.7	106.5						100.6

See accompanying notes to
unaudited pro forma condensed combined consolidated financial statements, which are an integral part of these statements.

CF HOLDINGS AND TERRA

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2008
(amounts in millions, except per share data)

	CF Holdings	Terra(a)(b)	Acquisition Adjustments(g)(k)		Pro forma	Other Adjustments		Pro forma As Adjusted
Net sales	$2,849.1	$2,208.0	$—		$5,057.1			$5,057.1
Cost of sales	1,987.1	1,532.4	—		3,519.5			3,519.5

Gross margin	862.0	675.6	—		1,537.6	—		1,537.6
Selling, general and administrative	53.0	58.2	—		111.2			111.2
Equity in earnings of unconsolidated affiliates		(45.7)	—		(45.7)			(45.7)
Other operating—net	2.7	—	—		2.7			2.7

Operating earnings	806.3	663.1	—		1,469.4	—		1,469.4
Interest expense	1.2	20.6	0.9	(j)	22.7	(18.1	)(f)	4.6
Interest income	(21.8)	(19.3)			(41.1)	9.3	(f)	(31.8)
Minority interest	67.1	52.4	(119.5	)(m)	—			—
Other non-operating—net	(1.4)	—	—		(1.4)			(1.4)

Earnings before income taxes and equity in earnings of unconsolidated affiliates	761.2	609.4	118.6		1,489.2	8.8		1,498.0
Income tax provision	274.2	229.7	(0.4	)(h)	503.5	3.5	(h)	507.0
Equity in earnings of unconsolidated affiliates—net of taxes	7.5	89.0	—		96.5			96.5

Net earnings from continuing operations	$494.5	$468.7	$119.0		$1,082.2	$5.3		$1,087.5

Net earnings per share(i)
Basic	$8.78	$5.01						$9.67
Diluted	$8.60	$4.47						$9.55
Weighted average common shares outstanding(i)
Basic	56.3	91.8						100.1
Diluted	57.5	104.9						101.4

See accompanying notes to unaudited pro forma condensed combined consolidated financial statements, which are an integral part of these statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED FINANCIAL STATEMENTS
(amounts in millions, except per share data)

a)
Basis of Presentation—The pro forma financial statements have been derived from historical consolidated financial statements of CF Holdings and Terra. The unaudited pro forma adjustments are based on publicly available information and certain assumptions that we believe are reasonable, which are described herein. These assumptions and adjustments have been developed from publicly available information from Terra's Annual Report on Form 10-K for the year ended December 31, 2007 and from Terra's Quarterly Report on Form 10-Q for the quarter ended September 30, 2008. Non-public or confidential information concerning Terra was not available to CF Holdings for purposes of preparing these pro forma financial statements or performing financial or other due diligence. Terra has not participated in the preparation of these pro forma financial statements or prospectus/offer to exchange and has not reviewed or verified the information or assumptions relating to Terra in these pro forma financial statements. Pro forma adjustments have been included only to the extent appropriate information is known, factually supportable, and reasonably available to CF Holdings.

  Differences in the accounting practices or policies applied by CF Holdings and Terra may exist that would materially impact these pro forma financial statements. Based on the review of the disclosures in Terra's Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 and its Annual Report on Form 10-K for the year ended December 31, 2007, CF Holdings identified there may be differences in accounting practices or policies related to the use of hedge accounting or useful lives of depreciable assets. Because CF Holdings has no information which would enable the estimation of any differences which may result from CF Holdings and Terra's application of differing accounting practices or policies, the extent of the adjustments that may be necessary is not known at this time and no pro forma adjustments have been recorded to conform accounting practices or policies.

  From January 1, 2008 Terra has presented the operations of its Beaumont, Texas facility as discontinued operations, which have been excluded from the net earnings from continuing operations in the pro forma statement of operations for the nine-months ended September 30, 2008. Terra's statement of operations for the year ended December 31, 2007 does not reflect the Beaumont, Texas facility as discontinued operations, and since CF Holdings has not had the opportunity to perform due diligence and review Terra's non-public information, the pro forma statement of operations for the year ended December 31, 2007 still reflects the impact of the Beaumont, Texas facility within continuing operations. CF Holdings has been unable to record a pro forma adjustment to remove these results.

  The pro forma financial statements do not reflect any cost savings from operating efficiencies or synergies, or any expenditures related to restructuring actions to achieve cost savings. The effects of both cost savings and expenditures for restructuring could materially impact these pro forma financial statements.

b)
Reclassification on the Pro Forma Balance Sheet—Certain financial statement line items included in CF Holdings and Terra's historical presentation have been recast to conform the presentations of the companies, including a reclassification of CF Holdings' derivative margin deposits and derivative liabilities consistent with Terra's presentation and reclassification of Terra's deferred turnaround cost, accrued liabilities and pension liabilities consistent with CF Holdings' presentation. These reclassifications had no impact on the financial position, historical operating income or net earnings from continuing operations reported by CF Holdings or Terra. CF Holdings has not been able to perform any due diligence through which other differences in presentation could be definitively identified. There may be additional differences in presentation applied by CF Holdings and Terra that could materially impact these pro forma financial statements.

c)
Preliminary purchase price—CF Holdings is proposing to acquire all of the outstanding shares of Terra common stock at the fixed exchange ratio of 0.4235 shares of CF Holdings common stock for each share of Terra common stock. For purposes of the pro forma financial statements, the purchase price was computed using Terra's publicly available information, and reflects the market value of CF Holdings common stock to be issued in connection with the acquisition based on CF Holdings' common stock closing price of $47.23 per share, on January 15, 2009, the last full trading day before CF Holdings made public its proposal to acquire Terra. As the purchase price will be computed using the value of CF Holdings' common stock on the closing date, the actual purchase price will fluctuate with the market price of CF Holdings' common stock until the acquisition is closed. As a result, the final purchase price could differ significantly from the current estimate, which would materially impact these pro forma financial statements.

  Based on these assumptions, the purchase price is estimated to be $2,067.8 million, which includes the issuance of CF Holding common stock for the assumed exercise of Terra stock options and conversion of unvested restricted stock, which are described below. The excess of the purchase price over the book value of the net assets acquired as of September 30, 2008 is estimated to be $1,117.9 million, calculated as follows:

September 30, 2008
Terra shares of common stock outstanding as of September 30, 2008	102.1
Shares of Terra common stock to be issued to the holders of Terra stock options and unvested restricted stock	1.3

Total Terra shares to be acquired	103.4
Exchange ratio	0.4235

Number of shares of CF Holdings common stock to be issued in exchange	43.8
Assumed closing price of CF Holdings common stock	$47.23

Total purchase price	$2,067.8
Net book value of Terra's assets acquired September 30, 2008	949.9

Excess purchase price over book value of net assets acquired	$1,117.9

  As CF Holdings has not been able to perform any detailed valuation analyses necessary to arrive at the estimated fair market value of the Terra assets to be acquired and liabilities to be assumed and the related allocations of purchase price, we have characterized the amount of purchase price over the book value of the assets acquired and liabilities assumed, as excess purchase price, and have not allocated any amounts to reflect the fair market value of the assets acquired and liabilities assumed or considered any related income tax effects that could result from such allocation. Upon completion of the exchange offer, CF Holdings will perform the valuation analyses necessary to estimate the fair values of the net assets of Terra as of the closing date. CF Holdings will reduce the excess purchase price reflected in the pro forma balance sheet for the amounts allocated to the fair value of Terra's net assets, including property, plant and equipment, equity investments and any identified intangible assets and record the related income tax effects, as applicable. In connection therewith, CF Holdings may identify additional charges to the pro forma statements of operations, for example, due to additional depreciation of property, plant and equipment or amortization of identified intangibles assets, or we may identify additional tangible or intangible assets or liabilities that have not been included on the pro forma balance sheet.

  For purposes of estimating the purchase price, CF Holdings has also assumed that, at the effective date of the acquisition, 100% of the outstanding unvested restricted stock will vest upon the change in control. We assumed the stock options will be exercised (after giving effect to the withholding of shares of Terra common stock to satisfy the aggregate exercise price of such options) and the Terra common stock acquired thereby, along with the restricted stock, will be exchanged for shares of CF Holdings common stock at the fixed exchange ratio. This includes the assumption that performance based restricted stock is paid out at 100% of the Terra common stock subject to outstanding awards. These assumptions are for purposes of presentation in the pro forma financial statements and may not be representative of the ultimate treatment or amounts applied to the Terra restricted stock and stock options as a result of the transaction. CF Holdings has not been able to obtain complete details of the Terra restricted stock and stock options at September 30, 2008, and has used information relating to the number of awards and the terms of those awards from Terra's publicly available information as of December 31, 2007.

  As a result of these limitations, CF Holdings is unable to provide any sensitivity as to the impact the final purchase price allocations may have on the pro forma financial statements and other information included herein.

  If the holders of the stock options do not elect to exercise their options to receive Terra shares, or if CF Holdings decides to offer an alternative form of compensation to the holders of the stock options or the restricted stock, there may be adjustments that would materially impact these pro forma financial statements. This transaction will cause the Terra unvested restricted stock to immediately vest, resulting in an accelerated compensation charge for Terra of approximately $3.0 million. These estimated expenses are not reflected in the pro forma financial statements at September 30, 2008 as Terra's retained earnings and additional paid-in capital are eliminated upon the completion of the acquisition.

  The acquisition is reflected in the pro forma balance sheet as follows:

    •
    the excess purchase price over the book value of the assets acquired of $1,117.9 million is reflected as an asset,

    •
    the issuance of 43.8 million shares of CF Holdings common stock increases the par value of common stock by $0.4 million and additional paid-in capital by $2,067.4 million,

    •
    the acquisition and cancellation of Terra's common stock reduces common stock by $154.9 million, additional paid-in capital by $625.1 million, retained earnings by $353.5 million and accumulated other comprehensive loss by $183.6 million.

d)
Transaction costs—CF Holdings estimates that combined expenses for this transaction will be approximately $60.0 million, which will be reflected as an expense of the combined companies in the period the expense is incurred. These costs include fees for investment banking services, legal, accounting, due diligence, tax, valuation, printing and other various services necessary to complete the transaction. These estimated expenses are reflected in the pro forma balance sheet as of September 30, 2008 as a reduction to cash of $60.0 million, a charge to retained earnings of $58.5 million and an increase of $1.5 million to other assets related to debt issuance costs. Some of these costs may be deductible for income tax purposes. However, sufficient information is not available at this time to make this determination and no income tax benefit was assumed.

e)
Conversion of Terra preferred stock—Terra has 4.25% cumulative convertible perpetual Series A Preferred Shares ("Terra preferred stock") with a carrying value of $2.0 million outstanding at September 30, 2008. The preferred stock is not redeemable, but is convertible into Terra common stock at the option of the holder at a conversion price of $9.96 per common share (a conversion ratio of 100.4016). Terra has the right, under certain conditions, to require holders of Terra preferred stock to exchange their shares for 4.25% convertible subordinated debentures ("convertible debt") with similar terms.

  As a condition to this exchange offer, Terra is required to exercise its right to require all holders of Terra preferred stock to exchange their Terra preferred stock for convertible debt. After the exchange to convertible debt, the holders will have the right to convert their convertible debt into Terra common stock at a rate of 100.4016 shares of Terra common stock for each one thousand dollars of convertible debt, which will then be exchanged for shares of CF Holdings common stock at the rate of 0.4235 per share, in accordance with prospectus/offer to exchange. We have assumed that the convertible debt holders will not immediately convert into shares of Terra common stock.

  Accordingly, we have reflected an adjustment in the pro forma balance sheet at September 30, 2008 to eliminate the Terra preferred stock of $2.0 million, and record the new convertible debt of $2.0 million. The incremental interest expense on the convertible debt is not material to the pro forma statements of operations. The outstanding balance of convertible debt at September 30, 2008 is included in the calculation of diluted EPS as 0.1 million equivalent common shares.

f)
Debt—On February 2, 2007, Terra replaced its then-existing 12.875% senior secured notes due 2008 and its second priority 11.5% senior secured notes due 2010 with the Terra senior notes. Accordingly, we have included an adjustment (in the "pro forma column") of $1.6 million in the pro forma statement of operations for the year ended December 31, 2007 to reduce the interest expense to that which would have been incurred had the Terra senior notes been outstanding from January 1, 2007. There is no related adjustment to the pro forma balance sheet at September 30, 2008 or to the pro forma statement of operations for the nine-months ended September 30, 2008, because the 12.875% senior secured notes due 2008 and second priority 11.5% senior secured notes due 2010 were not outstanding at September 30, 2008 or for any time during the nine-months ended September 30, 2008.

  In addition, upon a change of control, the holders of the Terra senior notes have the right to require Terra to purchase the Terra senior notes for cash at a purchase price equal to 101% of the notional amount of $330 million, plus accrued and unpaid interest through the repurchase date. The "pro forma" column assumes that none of the note holders exercise this right and Terra does not repurchase the notes. The "pro forma, as adjusted" column assumes that the holders exercise this right and Terra repurchases 100% of the notes with cash on hand.

  Accordingly, the pro forma balance sheet at September 30, 2008 reflects the use of cash and cash equivalents for the repurchase of the $330.0 million of the Terra senior notes for $333.3 million, plus accrued interest of $3.9 million. The loss on the purchase of the Terra senior notes of $3.3 million is recorded as a charge to retained earnings. Other assets have been reduced related to the remaining debt issuance costs at September 30, 2008 of $5.4 million, with a corresponding charge to retained earnings.

  The following table illustrates the pro forma adjustments impacting the pro forma balance sheet at September 30, 2008:

September 30, 2008
Purchase price of debt	$333.3
Book value of unsecured senior notes	$330.0

Loss on the repurchase of the debt	$(3.3)
Unamortized debt issuance cost	$(5.4)

Total amount recorded to retained earnings	$(8.7)

  An adjustment to the pro forma statements of operations for the year ended December 31, 2007 and for the nine-months ended September 30, 2008 has been reflected for the elimination of interest expense on the Terra senior notes, and the amortization of debt issuance costs associated with these notes. The pro forma adjustment for the total of these items is $24.1 million and

  $18.1million for the year ended December 31, 2007 and for the nine-months ended September 30, 2008, respectively.

  In addition, an adjustment to the pro forma statements of operations for the year ended December 31, 2007 and for the nine-months ended September 30, 2008 has been reflected for the reduction of interest income due to the use of cash and cash equivalents to repurchase the Terra senior notes. The following table illustrates the pro forma adjustments impacting the pro forma statements of operations for the year ended December 31, 2007 and for the nine-months ended September 30, 2008:

	Nine-months ended September 30, 2008	Year ended December 31, 2007
Cash used to purchase unsecured senior notes	$333.3	$333.3
Annual interest income rate	3.74%	3.94%
	75.00%	100.00%

Interest income lost	$9.3	$13.1

g)
Compensation arrangements—Several of Terra's executive officers have entered into agreements with Terra that include severance and other arrangements that occur upon a change of control if Terra terminates the employment relationship, or if the respective employee terminates the employment relationship because the executive's position with Terra has materially and adversely changed following a change in control. Terra's proxy disclosures for the year ended December 31, 2007 indicated that payments of $25.2 million (including gross-up payments of $17.0 million) would need to be made to Terra's seven highest paid executive officers, if the named executives are terminated following a change in control. If the named executives are not terminated, the required payments would be tax gross-up payments of $12.3 million. The amount of the tax gross-up is impacted by the number of shares that vest upon a change in control and the price of Terra common stock on the date of the change in control. The tax gross-up disclosed in Terra's proxy disclosure is based on the December 31, 2007 Terra stock price of $47.76. As more fully described in note c, at the effective date of the acquisition it has been assumed and reflected in these pro forma financial statements that all outstanding stock options and restricted stock will vest upon a change in control and be exchanged into shares of CF Holdings common stock. Since CF Holdings has not had the opportunity to perform due diligence and review Terra's non-public information and no decisions have been made regarding the evaluation of staffing or employment levels, the extent of any adjustment relating to change of control payments to these, or any other, executive officers or employees that may be necessary is not known and no pro forma adjustments have been recorded.

h)
Income Taxes—The income tax effect on the pro forma adjustments is based on an estimated statutory tax rate of 40%. Additionally, CF Holdings has not had the opportunity to perform due diligence and review Terra's non-public information, including details of deferred tax assets and liabilities. Therefore, there may be further adjustments that could materially impact these pro forma financial statements. We have characterized the entire amount of the purchase price over the reported book value of the assets and liabilities assumed as excess purchase price and no tax impact has been reflected on this adjustment.

i)
Net earnings per share—The unaudited pro forma consolidated net earnings per share is calculated based on the assumed exchange of all outstanding Terra common stock for CF Holdings common stock. This exchange includes the conversion of Terra restricted stock and the assumed exercise of outstanding Terra stock options and the exchange of the resulting Terra common shares. The outstanding share information for Terra utilizes the number of common shares outstanding at September 30, 2008 and the information related to restricted stock and stock options as of December 31, 2007. The incremental number of common shares that are assumed to be issued by CF Holdings in this exchange offer are 43.8 million as of January 1, 2007. The weighted average shares outstanding used in the pro forma earnings per share calculations for the periods are summarized below:

	Nine-months ended September 30, 2008	Year ended December 31, 2007
Pro Forma, as adjusted, net earnings from continuing operations	$1,087.5	$686.4
Income attributable to noncontrolling interest in subsidiaries	(119.5)	(104.9)

Income attributable to controlling interest in subsidiaries	$968.0	$581.5

Basic:
CF weighted average common shares	56.3	55.5
Equivalent Terra common shares after exchange	43.8	43.8

Pro forma weighted average basic common shares	100.1	99.3

Diluted:
CF weighted average common shares	57.5	56.7
Equivalent Terra common shares after exchange	43.8	43.8
Incremental shares attributable to assumed conversion of 4.25% convertible subordinated debentures	0.1	0.1

Pro forma weighted average diluted common shares	101.4	100.6

Basic earnings per common share	$9.67	$5.86
Diluted earnings per common share	$9.55	$5.78
j)
CF Holdings Revolving Credit Agreement—CF Holdings, Terra and Terra Nitrogen (a subsidiary of Terra), all maintain revolving credit facilities, of which, none had any outstanding borrowings during the pro forma period. Upon closing of the transaction, we have assumed that a single revolving credit facility would be established for the combined entity as well as a separate credit facility for Terra Nitrogen. It is not anticipated that any borrowings under these facilities would be necessary as a condition of completing the exchange offer. However, certain fees and expenses may be incurred related to this facility which have been included in the estimate of costs of the transaction as discussed in note (d) above.

  The estimated incremental impact of certain commitment fees and amortization of debt issuance cost related to the new revolving credit facilities on the pro forma statements of operations is $1.1 million for the year ended December 31, 2007 and $0.9 million for the nine-months ended September 30, 2008.

  As CF Holdings has not been able to perform due diligence procedures, we have been unable to determine certain specific balances related to Terra and Terra Nitrogen's revolving credit facilities which could impact the pro forma financial statements.

k)
Derivatives—Terra enters into derivative transactions related to foreign currency transactions, natural gas purchase transactions, and the selling price of nitrogen products. Terra accounts for certain of these derivatives as accounting hedges in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activity. In accordance with this accounting standard, all other derivatives are recorded at fair value on Terra's consolidated balance sheet. At September 30,

  2008, Terra reported $132.1 million of margin deposits with derivative counterparties, assets related to derivative transactions of $30.7 million and liabilities related to derivative transactions of $218.7 million in its consolidated balance sheet.

  CF Holdings has not been able to perform due diligence procedures and has been unable to determine whether it will be able to continue to designate certain of these derivatives as hedges under SFAS No. 133. At the acquisition date, CF Holdings will be required to re-assess the derivatives under SFAS No. 133 by re-designating the hedges and performing hedge effectiveness tests. Additionally, we are unable to determine if the derivative hedge liability, or any other liability related to purchasing or hedging activities, will be accelerated by a change in control. Accordingly, there may be adjustments related to the evaluation of the hedging relationships or the payment of any liabilities related to purchasing or hedging that are impacted by a change in control that could materially impact the pro forma financial statements.

l)
Common and preferred stock—For a summary of the authorized, issued, and outstanding common stock of Terra and CF Holdings, as well as information on preferred stock, see the section of this prospectus/offer to exchange entitled "Comparison of Stockholder Rights."

m)
Noncontrolling Interests in Consolidated Financial Statements—CF Holdings will adopt SFAS No. 160 Noncontrolling Interests in Consolidated Financial Statements an amendment of ARB No. 51, on January 1, 2009. This Statement requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. In the consolidated financial statements for the year ended December 31, 2007 and for the nine-months ended September 30, 2008, CF Holdings reports minority interest expense of $54.6 million and $67.1 million, respectively. Terra reports $50.3 million and $52.4 million, respectively, prior to calculating net earnings. In the consolidated balance sheet at September 30, 2008, CF Holdings reports a minority interest liability of $80.3 million and Terra reports $105.5 million. Following the adoption of SFAS No. 160, these amounts will be excluded from net earnings, and presented within stockholders' equity, as noncontrolling interest. Accordingly, we have adjusted the pro forma statements of operations for the nine-months ended September 30, 2008 and for the year ended December 31, 2007, to eliminate the combined minority interest expense of $119.5 million and $104.9 million, respectively, from net earnings from continuing operations. We have also adjusted the pro forma balance sheet at September 30, 2008 to reclassify the combined minority interest of $185.8 million to stockholders' equity.

  In addition, as the accompanying pro forma adjustments assume the acquisition of 100% of the outstanding common shares of Terra, there is no minority interest in CF Holdings' acquisition of Terra.

  Further, due to Terra's 75.3% ownership of Terra Nitrogen Company L.P., following the adoption of SFAS No. 160, CF Holdings will be required to place a fair value on the remaining 24.7% minority ownership in Terra Nitrogen Company L.P. on the date of CF Holdings' acquisition of Terra, and record this within stockholders' equity in its consolidated financial statements. As CF Holdings has been unable to perform any fair value analyses on Terra, including its subsidiaries, the pro forma financial statements do not reflect any fair value adjustments that may be required to the consolidated financial statements of CF Holdings.

FORWARD-LOOKING STATEMENTS

        Certain statements contained in this prospectus/offer to exchange may constitute "forward-looking statements." All statements in this prospectus/offer to exchange, other than those relating to historical information or current condition, are forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. Risks and uncertainties relating to the proposed transaction include: Terra's failure to accept CF Holdings' proposal and enter into definitive agreements to effect the transaction; our ability to obtain shareholder, antitrust, regulatory and other approvals on the proposed terms and schedule; uncertainty of the expected financial performance of CF Holdings following completion of the proposed transaction; CF Holdings' ability to achieve the cost-savings and synergies contemplated by the proposed transaction within the expected time frame; CF Holdings' ability to promptly and effectively integrate the businesses of Terra and CF Holdings; and disruption from the proposed transaction making it more difficult to maintain relationships with customers, employees or suppliers. Additional risks and uncertainties include: the relatively expensive and volatile cost of North American natural gas; the cyclical nature of our business and the agricultural sector; changes in global fertilizer supply and demand and its impact on the price of our products; the nature of our products as global commodities; intense global competition in the consolidating markets in which we operate; conditions in the U.S. agricultural industry; weather conditions; our inability to accurately predict seasonal demand for our products; the concentration of our sales with certain large customers; the impact of changing market conditions on our forward pricing program; the reliance of our operations on a limited number of key facilities; the significant risks and hazards against which we may not be fully insured; reliance on third party transportation providers; unanticipated adverse consequences related to the expansion of our business; our inability to expand our business, including the significant resources that could be required; potential liabilities and expenditures related to environmental and health and safety laws and regulations; our inability to obtain or maintain required permits and governmental approvals; or to meet financial assurance requirements; acts of terrorism; difficulties in securing the supply and delivery of raw materials we use and increases in their costs; losses on our investments in securities; loss of key members of management and professional staff; recent global market and economic conditions, including credit markets; and the other risks and uncertainties included from time to time in our filings with the SEC. We undertake no obligation to update or revise any forward-looking statements.

        These and other relevant factors, including those risk factors in this prospectus/offer to exchange and any other information included or incorporated by reference in this document, and information that may be contained in our other filings with the SEC, should be carefully considered when reviewing any forward-looking statement.

LEGAL MATTERS

        Before this registration statement becomes effective, Skadden, Arps, Slate, Meagher & Flom LLP will provide an opinion regarding the validity of the shares of CF Holdings common stock to be issued pursuant to the offer. As described in the section entitled "Material Federal Income Tax Consequences of the Offer," CF Holdings may receive an opinion from Skadden, Arps, Slate, Meagher & Flom LLP in connection with the consummation of the second-step merger stating that, for U.S. Federal income tax purposes, the offer and the second-step merger will constitute a reorganization within the meaning of the Internal Revenue Code.

EXPERTS

        The consolidated financial statements and schedule of CF Holdings as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated by reference herein and in the registration statement in reliance on the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The audit report of KPMG LLP, incorporated by reference herein, covering the consolidated financial statements of CF Holdings contains an explanatory paragraph that states that, as of December 31, 2006, CF Holdings adopted Statement of Financial Accounting Standards No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R),in the third quarter of 2005, CF Holdings adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment and, as of December 31, 2005, CF Holdings changed its method of accounting for conditional asset retirement obligations upon the adoption of Financial Accounting Standards Board Interpretation No. 47, Conditional Asset Retirement Obligations, an Interpretation of FASB Statement No. 143.

        The consolidated financial statements of Terra appearing in its Annual Report (Form 10-K) for the year ended December 31, 2007 (including schedules appearing therein), and Terra's effectiveness of internal control over financial reporting as of December 31, 2007 included therein, have been audited by an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Pursuant to Rule 439 under the Securities Act, CF Holdings requires the consent of Terra's independent auditors to incorporate by reference their audit reports included in Terra's Annual Report on Form 10-K for the year ended December 31, 2007 in this prospectus/offer to exchange. CF Holdings is requesting and has, as of the date hereof, not received such consent from Terra's independent auditors. If CF Holdings receives this consent, CF Holdings will promptly file it as an exhibit to CF Holdings' registration statement of which this prospectus/offer to exchange forms a part.

SOLICITATION OF PROXIES

        As discussed in this prospectus/offer to exchange, CF Holdings currently intends to file a proxy statement with the SEC for use in connection with the solicitation of proxies from Terra stockholders in respect of the election of certain persons nominated by CF Holdings to be elected to serve as directors on the board of directors of Terra. CF Holdings advises Terra stockholders to read such proxy statement when it becomes available, because each will contain important information regarding the proxy solicitation. Terra stockholders may, when such documents become available, obtain a free copy of the proxy statement and other documents that CF Holdings files with the SEC at its web site at http://www.sec.gov. In addition, each of these documents, when prepared or available, may be obtained free of charge from CF Holdings by contacting the information agent as directed on the back cover of this prospectus/offer to exchange.

MISCELLANEOUS

        The offer is being made solely by this prospectus/offer to exchange and the accompanying letter of transmittal, and any amendments or supplements thereto, and is being made to all holders of shares of Terra common stock. CF Holdings is not aware of any jurisdiction where the making of the offer or the tender of shares of Terra common stock in connection therewith would not be in compliance with the laws of such jurisdiction. If CF Holdings becomes aware of any jurisdiction in which the making of the offer or the tender of shares of Terra common stock in connection therewith would not be in compliance with applicable law, CF Holdings will make a good faith effort to comply with any such law. If, after such good faith effort, CF Holdings cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares of Terra common stock in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on behalf of CF Holdings and Composite by the dealer managers or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

 WHERE YOU CAN FIND MORE INFORMATION

        CF Holdings and Terra file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information filed with the SEC at the SEC's public reference room:

Public Reference Room
100 F Street NE
Room 1024
Washington, D.C. 20549

        For information regarding the operation of the Public Reference Room, you may call the SEC at 1-800-SEC-0330. These filings made with the SEC are also available to the public through the website maintained by the SEC at http://www.sec.gov or from commercial document retrieval services.

        CF Holdings has filed a registration statement on Form S-4 to register with the SEC the offering and sale of shares of CF Holdings common stock to be issued in the offer and the second-step merger. This prospectus/offer to exchange is a part of that registration statement. We may also file amendments to the registration statement. In addition, on the date of the initial filing of the registration statement that contains this prospectus/offer to exchange, we filed with the SEC a Tender Offer Statement on Schedule TO under the Exchange Act, together with exhibits, to furnish certain information about the offer, and we may also file amendments to the Schedule TO. You may obtain copies of the Form S-4 and Schedule TO (and any amendments to those documents) by contacting the information agent as directed on the back cover of this prospectus/offer to exchange.

        The SEC allows CF Holdings to incorporate information into this prospectus/offer to exchange "by reference," which means that CF Holdings can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus/offer to exchange, except for any information superseded by information contained directly in this prospectus/offer to exchange. This prospectus/offer to exchange incorporates by reference the documents set forth below that CF Holdings and Terra have previously filed with the SEC. These documents contain important information about CF Holdings and Terra and their financial condition, business and results.

CF Holdings Filings (File No. 001-32597):	Period
Annual Report on Form 10-K	Fiscal Year Ended December 31, 2007, as filed on February 27, 2008

The description of the common stock as contained in Item 1 of CF Holdings' Registration Statement on Form 8-A, filed on August 8, 2005, including all amendments and reports filed for the purpose of updating such description.

The description of CF Holdings rights plan as contained in Exhibit 4.2 to CF Holdings' Registration Statement on Form S-1/A, filed on July 26, 2005, including all amendments and reports filed for the purpose of updating such description.

CF Holdings Filings (File No. 001-32597):	Period
Quarterly Reports on Form 10-Q	Fiscal Quarter ended on March 31, 2008, as filed on May 6, 2008
Fiscal Quarter ended on June 30, 2008, as filed on August 4, 2008
Fiscal Quarter ended on September 30, 2008, as filed on November 4, 2008
Current Reports on Form 8-K
Filed on February 27, 2008, February 29, 2008, March 18, 2008, May 28, 2008, July 1, 2008, October 3, 2008, October 28, 2008, November 17, 2008, December 18, 2008, January 16, 2009 and February 10, 2009
Proxy Statement on Schedule 14A	Filed on April 4, 2008
Terra Filings (File No. 001-08520):	Period
Annual Report on Form 10-K (except for the report of Terra's independent public accountants contained therein which is not incorporated herein by reference because the consent of Terra's independent public accountants has not yet been obtained nor has exemptive relief under Rule 437, promulgated under the Securities Act, been granted to CF Holdings by the SEC)	Fiscal year ended December 31, 2007, as filed on February 28, 2008
Quarterly Reports on Form 10-Q	Fiscal quarter ended on March 31, 2008, as filed on April 29, 2008
Fiscal quarter ended on June 30, 2008, as filed on July 25, 2008
Fiscal quarter ended on September 30, 2008, as filed on October 24, 2008
Current Reports on Form 8-K
Filed on January 8, 2008, January 10, 2008, April 1, 2008, May 5, 2008, May 19, 2008, July 21, 2008, September 12, 2008, October 6, 2008, November 5, 2008, December 10, 2008 (2 reports), December 18, 2008 (2 reports), January 16, 2009, January 29, 2009, February 4, 2009 and February 13, 2009
Proxy Statement on Schedule 14A	Filed February 29, 2008

        CF Holdings also hereby incorporates by reference any additional documents that it or Terra may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the initial filing date of this registration statement that contains this prospectus/offer to exchange to the termination of the offering. Nothing in this prospectus/offer to exchange shall be deemed to incorporate information furnished but not filed with the SEC.

        Stockholders may obtain any of these documents without charge upon written or oral request to the information agent at Innisfree M&A Incorporated, 501 Madison Avenue, New York, NY 10022,

toll-free at 877-456-3507 (stockholders) or collect at 212-750-5833 (banks and brokers), or from the SEC at the SEC's website at http://www.sec.gov.

        IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM CF HOLDINGS, PLEASE CONTACT THE INFORMATION AGENT NO LATER THAN MAY 8, 2009, OR FIVE BUSINESS DAYS BEFORE THE EXPIRATION DATE, WHICHEVER IS LATER, TO RECEIVE THEM BEFORE THE EXPIRATION DATE OF CF HOLDINGS' AND COMPOSITE'S OFFER. If you request any incorporated documents, the information agent will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

        YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS/OFFER TO EXCHANGE IN MAKING YOUR DECISION WHETHER TO TENDER YOUR SHARES OF TERRA COMMON STOCK INTO CF HOLDINGS' AND COMPOSITE'S OFFER. NEITHER CF HOLDINGS NOR COMPOSITE HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT DIFFERS FROM THAT CONTAINED IN THIS PROSPECTUS/OFFER TO EXCHANGE. THIS PROSPECTUS/OFFER TO EXCHANGE IS DATED FEBRUARY 23, 2009. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS/OFFER TO EXCHANGE IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS PROSPECTUS/OFFER TO EXCHANGE TO STOCKHOLDERS NOR THE ISSUANCE OF SHARES OF CF HOLDINGS COMMON STOCK IN CF HOLDINGS' AND COMPOSITE'S OFFER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

SCHEDULE I
DIRECTORS AND EXECUTIVE OFFICERS OF CF HOLDINGS

        The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of CF Holdings are set forth below. References in this Schedule I to "CF Holdings" mean CF Industries Holdings, Inc. Unless otherwise indicated below, the current business address of each director and officer is c/o CF Industries Holdings, Inc., 4 Parkway North, Suite 400, Deerfield, Illinois 60015. Unless otherwise indicated below, the current business telephone of each director and officer is (847) 405-2400. Where no date is shown, the individual has occupied the position indicated for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with CF Holdings. Each director and officer is a United States citizen except for Mr. Harvey, who is a citizen of the United Kingdom. Except as described in this Schedule I, none of the directors and officers of CF Holdings listed below has, during the past five years, (1) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

DIRECTORS

Name	Age	Present Principal Occupation and Five-Year Employment History
Stephen R. Wilson	60	Stephen R. Wilson has been a member of our board since April 2005 and chairman of the board since July 2005. Mr. Wilson has served as our president and chief executive officer since October 2003. Mr. Wilson joined us in 1991 as senior vice president and chief financial officer, following a lengthy career with Inland Steel Industries, Inc.
Robert C. Arzbaecher	49
		Robert C. Arzbaecher has been a member of our board since August 2005 and serves as the chairman of our compensation committee and as a member of our audit committee. Mr. Arzbaecher has served as chairman of the board of Actuant Corporation, a manufacturer and marketer of industrial products and systems, since 2001 and president and chief executive officer of Actuant since 2000. From 1992 until 2000, he held various financial positions with Applied Power, Inc., Actuant's predecessor, the most recent of which was chief financial officer. Prior to 1992, Mr. Arzbaecher held various financial positions with Grabill Aerospace, Farley Industries, and Grant Thornton, a public accounting firm. Mr. Arzbaecher is a certified public accountant, and he is also a director of FMI Common Stock Fund, Inc., FMI Funds, Inc., and FMI Mutual Funds, Inc.
Wallace W. Creek	70
		Wallace W. Creek has been a member of our board since August 2005 and serves as the chairman of our audit committee. Mr. Creek served as controller of General Motors Corporation from 1992 to 2002 and held several executive positions in finance at GM over a 43-year career. Mr. Creek was senior vice president of finance of Collins & Aikman Corporation, a leading manufacturer of automotive interior components, from December 2002 to June 2004. On May 17, 2005, Collins & Aikman filed a voluntary petition in the United States Bankruptcy Court for the Eastern District of Michigan seeking reorganization relief under the provisions of Chapter 11 of the United States Bankruptcy Code. Mr. Creek is also a director of Columbus McKinnon Corporation.

Name	Age	Present Principal Occupation and Five-Year Employment History
William Davisson	61	William Davisson has been a member of our board since August 2005. Mr. Davisson has served as the chief executive officer of GROWMARK, Inc. since 1998. GROWMARK was an owner of our predecessor company, CF Industries, Inc., before our initial public offering ("IPO") in August 2005. From 1998 to 2005, Mr. Davisson served as a member of the board of directors of CF Industries, Inc., and he was chairman of the board of directors of CF Industries, Inc. from 2002 to 2004. Mr. Davisson has worked in the GROWMARK system his entire career, since 1970, and he is a certified public accountant.
Stephen A. Furbacher	61
		Stephen A. Furbacher has been a member of our board since July 2007 and serves as a member of our compensation and corporate governance and nominating committees. Mr. Furbacher served as president and chief operating officer of Dynegy Inc. from August 2005 until December 2007 and as executive vice president of Dynegy's previously owned natural gas liquids business segment from September 1996 to August 2005. He joined Dynegy in May 1996, just prior to Dynegy's acquisition of Chevron's midstream business. Before joining Dynegy, Mr. Furbacher served as President of Warren Petroleum Company, the natural gas liquids division of Chevron U.S.A. He began his career with Chevron in August 1973 and served in positions of increasing responsibility before being named President of Warren Petroleum Company in July 1994. Mr. Furbacher serves as a member of the board of directors for Valparaiso University.
David R. Harvey	69
		David R. Harvey has been a member of our board since August 2005 and serves as the chairman of our corporate governance and nominating committee and as a member of our audit committee. Mr. Harvey is also our lead independent director. Mr. Harvey has served as chairman of the board of Sigma Aldrich Corporation, a manufacturer and distributor of biochemical and organic chemicals, since January 2001. From 1999 through 2005, Mr. Harvey served as chief executive officer of Sigma Aldrich and, from 1986 until 1999, as its chief operating officer. Prior to 1986, Mr. Harvey served in various executive positions at Aldrich Chemical Company, including president and vice president—Europe, and in various sales and marketing positions at Shell International Chemical Company. Mr. Harvey has served as a director of Sigma Aldrich since 1981.
John D. Johnson	60
		John D. Johnson has been a member of our board since August 2005. Mr. Johnson has served as the president and chief executive officer of CHS Inc. (formerly Cenex Harvest States) since 2000. CHS was an owner of our predecessor company, CF Holdings Industries, Inc., before our initial public offering in August 2005. From 2000 to 2005, Mr. Johnson served as a member of the board of directors of CF Holdings Industries, Inc., and he was chairman of the board of directors of CF Holdings Industries, Inc. from 2004 to 2005. Mr. Johnson joined Harvest States, a predecessor to CHS, in 1976, and served as president and chief executive officer of Harvest States from 1995 to 1998. From 1998 to 2000, Mr. Johnson served as general manager and president of CHS.
Edward A. Schmitt	62
		Edward A. Schmitt has been a member of our board since August 2005 and is a member of our compensation and corporate governance and nominating committees. Mr. Schmitt served as chairman of the board, chief executive officer, and president of Georgia Gulf Corporation, a major manufacturer of chemical products, from 2001 until 2008. From 1985 until 2001, he held various manufacturing and executive positions with Georgia Gulf, including executive vice president, president, and chief executive officer. Prior to 1985, Mr. Schmitt held manufacturing and engineering positions with Georgia Pacific Corporation (Georgia Gulf was created in 1985 from Georgia Pacific's commodity chemicals division), Allied Chemical Corporation, and the Aluminum Company of America.

 EXECUTIVE OFFICERS

Name	Title	Age	Present Principal Occupation and Five-Year Employment History
Stephen R. Wilson	Chairman of the Board, President and CEO, and Director	60	For biographical information see under "Directors" above.
Anthony J. Nocchiero	Senior Vice President and Chief Financial Officer	58

Anthony J. Nocchiero joined us in April 2007 as senior vice president and chief financial officer. Before joining us, Mr. Nocchiero was chief financial officer and vice president, finance, of Merisant Worldwide, Inc., a position he held from July 2005 to March 2007. From January 2002 to July 2005, Mr. Nocchiero was self-employed as an advisor and private consultant. From January 1999 to December 2001, Mr. Nocchiero served as vice president and chief financial officer of BP Chemicals, the global petrochemical business of BP p.l.c. Prior to that, he spent twenty-four years with Amoco Corporation, including service as Amoco's vice president and controller from April 1998 to January 1999. Mr. Nocchiero holds a B.S. degree in chemical engineering from Washington University and an M.B.A. degree from the Kellogg School of Management at Northwestern University.

David J. Pruett	Senior Vice President, Operations	55

David J. Pruett joined us in July 2005 as senior vice president, operations. Prior to joining us, Mr. Pruett worked for Dyno Nobel, Inc., a global, Norwegian owned explosives company. From January 2003 to August 2004, he held the position of vice president, merger implementation, managing the merger of Dyno Nobel with the Ensign Bickford Company, and from May 1996 to January 2003, he served as vice president, manufacturing, sourcing and logistics, for Dyno Nobel North America. Mr. Pruett was not employed from August 2004 through July 2005. Mr. Pruett has a B.S. degree in chemistry and an M.S. degree in pulp and paper chemistry from Michigan Technological University. He earned his Ph.D. degree in analytical chemistry from Michigan State University. As reported on CF Holdings' Current Report on Form 8-K filed with the SEC on February 10, 2009, Mr. Pruett is leaving CF Holdings effective March 31, 2009.

Douglas C. Barnard	Vice President, General Counsel, and Secretary	50

Douglas C. Barnard has served as our vice president, general counsel, and secretary since January 2004. From January 2001 to July 2003, Mr. Barnard served as an executive vice president and general counsel of Bcom3 Group, Inc., an advertising and marketing communication services group (including service from January 2003 to July 2003 in a successor corporation formed to market and sell securities received in the sale of Bcom3 Group). From July 2003 until January 2004, Mr. Barnard was not employed. Previously, from August 2000 to January 2001, he was a partner in the law firm of Kirkland and Ellis. From August 1996 to July 2000, Mr. Barnard was vice president, general counsel, and secretary of LifeStyle Furnishings International Ltd., a manufacturer and distributor of residential furniture and decorative fabrics. He holds a B.S. degree from the Massachusetts Institute of Technology, a J.D. degree from the University of Minnesota, and an M.B.A. degree from the University of Chicago.

Name	Title	Age	Present Principal Occupation and Five-Year Employment History
Bert A. Frost	Vice President, Sales and Market Development	44

Bert A. Frost has served as our vice president, sales and market development since January 2009. Before joining us in November 2008, Mr. Frost spent over 13 years with Archer-Daniels-Midland Company, where he served most recently as Managing Director—International Fertilizer/Inputs from June 2008 to November 2008 and Director—Fertilizer, Logistics and Ports Divisions, ADM—Brazil from April 2000 to June 2008. Earlier in his career, Mr. Frost held positions of increasing responsibility at Archer-Daniels-Midland and Koch Industries, Inc. He holds a B.S. degree from Kansas State University.

Richard A. Hoker	Vice President and Corporate Controller	44

Richard A. Hoker has served as our vice president and corporate controller since November 2007. Before joining us, Mr. Hoker spent over 11 years with Sara Lee Corporation, where he served most recently as vice president and controller from January 2007 to November 2007 and principal accounting officer from July 2007 to November 2007. Prior to being named controller, Mr. Hoker held other financial management positions of increasing responsibility at Sara Lee. Prior to joining Sara Lee, Mr. Hoker was a member of the financial advisory services consulting group at Coopers & Lybrand LLP in Chicago (now PricewaterhouseCoopers) and previously led teams in the firm's audit practice. Mr. Hoker holds a B.S. degree in accounting from DePaul University and an M.B.A. degree in finance and accounting from the University of Chicago. He is also a certified public accountant.

Wendy S. Jablow Spertus	Vice President, Human Resources	46

Wendy S. Jablow Spertus has served as our vice president, human resources, since August 2007. Prior to joining us, Ms. Jablow Spertus served as the chief human resources officer of Fenwal, Inc., a medical device manufacturer, from December 2006 to July 2007. From April 2006 to July 2006, she served as vice president, human resources, of The Boler Company, a manufacturer of truck and suspension systems. Ms. Jablow Spertus spent the previous eight years with Ideal Industries, Inc., an electrical equipment manufacturer and technology design company, where she served as vice president, human resources and administration, from February 1998 to February 2006 and for six concurrent years as vice president and general manager of Ideal Industries' DataComm business unit. During March 2006 and from August 2006 to December 2006, Ms. Jablow Spertus was not employed. Ms. Jablow Spertus holds a B.S. in economics from the Wharton School at the University of Pennsylvania and an M.B.A. degree from the University of Michigan. She is also a certified public accountant.

Philipp P. Koch	Vice President, Supply Chain	57

Philipp P. Koch has served as our vice president, supply chain, since January 2008 and was previously our vice president, raw materials procurement, from July 2003 to January 2008. Before joining us, Mr. Koch spent nearly 25 years in the energy industry with Amoco Corporation and BP PLC from January 1980 to July 2003. Mr. Koch has a B.A. degree from Greenville College and an M.B.A. degree from DePaul University.

Name	Title	Age	Present Principal Occupation and Five-Year Employment History
W. Anthony Will	Vice President, Corporate Development	43

W. Anthony Will has served as our vice president, corporate development, since April 2007. Before joining us, Mr. Will was a partner with Accenture Ltd., a position he held from April 2005 to December 2006. From January 2002 to August 2004, he was vice president business development of Sears, Roebuck and Company. From January 2007 to March 2007 and from September 2004 to March 2005, Mr. Will was not employed. From January 2001 to January 2002, Mr. Will was a consultant with Egon Zehnder International, a global consulting firm. Previously, from October 1998 to January 2001, he served as vice president, strategy and corporate development, of Fort James Corporation, a global paper and consumer products company. Prior to joining Fort James, Mr. Will was a manager with the Boston Consulting Group, a global strategy consulting firm. Mr. Will holds a B.S. degree in electrical engineering from Iowa State University and an M.M. degree (M.B.A.) from the Kellogg School of Management at Northwestern University.

SCHEDULE II
DIRECTORS AND EXECUTIVE OFFICERS OF COMPOSITE

        The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Composite are set forth below. References in this Schedule II to "Composite" mean Composite Acquisition Corporation. Unless otherwise indicated below, the current business address of each director and officer is c/o Composite Acquisition Corporation, 4 Parkway North, Suite 400, Deerfield, Illinois 60015. Unless otherwise indicated below, the current business telephone of each director and officer is (847) 405-2400. Where no date is shown, the individual has occupied the position indicated for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Composite. Each director and officer is a United States citizen. Except as described in this Schedule II none of the directors and officers of Composite listed below has, during the past five years, (1) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

DIRECTORS AND EXECUTIVE OFFICERS

Name	Title	Age	Present Principal Occupation and Five-Year Employment History
Stephen R. Wilson	Director; President	60	Stephen R. Wilson has been a member of the CF Holdings board since April 2005 and chairman of the board since July 2005. Mr. Wilson has served as the president and chief executive officer of CF Holdings since October 2003. Mr. Wilson joined CF Holdings in 1991 as senior vice president and chief financial officer, following a lengthy career with Inland Steel Industries, Inc.
Anthony J. Nocchiero	Director; Vice President, Treasurer and Assistant Secretary	58
			Anthony J. Nocchiero joined CF Holdings in April 2007 as senior vice president and chief financial officer. Before joining CF Holdings, Mr. Nocchiero was chief financial officer and vice president, finance, of Merisant Worldwide, Inc., a position he held from July 2005 to March 2007. From January 2002 to July 2005, Mr. Nocchiero was self-employed as an advisor and private consultant. From January 1999 to December 2001, Mr. Nocchiero served as vice president and chief financial officer of BP Chemicals, the global petrochemical business of BP p.l.c. Prior to that, he spent twenty-four years with Amoco Corporation, including service as Amoco's vice president and controller from April 1998 to January 1999. Mr. Nocchiero holds a B.S. degree in chemical engineering from Washington University and an M.B.A. degree from the Kellogg School of Management at Northwestern University.

Name	Title	Age	Present Principal Occupation and Five-Year Employment History
Douglas C. Barnard	Director; Vice President and Secretary	50	Douglas C. Barnard has served as CF Holdings vice president, general counsel, and secretary since January 2004. From January 2001 to July 2003, Mr. Barnard served as an executive vice president and general counsel of Bcom3 Group, Inc., an advertising and marketing communication services group (including service from January 2003 to July 2003 in a successor corporation formed to market and sell securities received in the sale of Bcom3 Group). From July 2003 until January 2004, Mr. Barnard was not employed. Previously, from August 2000 to January 2001, he was a partner in the law firm of Kirkland and Ellis. From August 1996 to July 2000, Mr. Barnard was vice president, general counsel, and secretary of LifeStyle Furnishings International Ltd., a manufacturer and distributor of residential furniture and decorative fabrics. He holds a B.S. degree from the Massachusetts Institute of Technology, a J.D. degree from the University of Minnesota, and an M.B.A. degree from the University of Chicago.

 SCHEDULE III
SECURITIES TRANSACTIONS IN THE PAST 60 DAYS

        Other than the purchase of shares of Terra common stock in the open market by CF Composite set forth in the table below, none of CF Holdings, Composite, CF Composite or any of the persons identified on Schedule I or Schedule II has engaged in any transaction involving any securities of Terra in the past 60 days.

Trade Date	Shares	Average Price
January 20, 2009	1,000	$19.724

ANNEX A

MARYLAND GENERAL CORPORATION LAW

SUBTITLE 6. SPECIAL VOTING REQUIREMENTS

MARYLAND BUSINESS COMBINATION ACT

§ 3-601. Definitions

        (a)   In this subtitle the following words have the meanings indicated.

        (b)   "Affiliate", including the term "affiliated person", means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified person.

        (c)   "Associate", when used to indicate a relationship with any person, means:

          (1)   Any corporation or organization (other than the corporation or a subsidiary of the corporation) of which such person is an officer, director, or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities;

          (2)   Any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and

          (3)   Any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the corporation or any of its affiliates.

        (d)   "Beneficial owner", when used with respect to any voting stock, means a person that:

          (1)   Individually or with any of its affiliates or associates, beneficially owns voting stock, directly or indirectly;

          (2)   Individually or with any of its affiliates or associates, has:

              (i)  The right to acquire voting stock (whether the right is exercisable immediately or only after the passage of time), in accordance with any agreement, arrangement, or understanding, on the exercise of conversion rights, exchange rights, warrants, or options, or otherwise; or

             (ii)  Except solely by virtue of a revocable proxy, the right to vote voting stock in accordance with any agreement, arrangement, or understanding; or

          (3)   Except solely by virtue of a revocable proxy, has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of voting stock with any other person that beneficially owns, or the affiliates or associates of which beneficially own, directly or indirectly, the voting stock.

        (e)   "Business combination" means:

          (1)   Unless the merger, consolidation, or share exchange does not alter the contract rights of the stock as expressly set forth in the charter or change or convert in whole or in part the outstanding shares of stock of the corporation, any merger, consolidation, or share exchange of the corporation or any subsidiary with (i) any interested stockholder or (ii) any other corporation (whether or not itself an interested stockholder) which is, or after the merger, consolidation, or share exchange would be, an affiliate of an interested stockholder that was an interested stockholder prior to the transaction;

          (2)   Any sale, lease, transfer, or other disposition, other than in the ordinary course of business or pursuant to a dividend or any other method affording substantially proportionate treatment to the holders of voting stock, in one transaction or a series of transactions in any 12-month period, to any interested stockholder or any affiliate of any interested stockholder (other than the corporation or any of its subsidiaries) of any assets of the corporation or any subsidiary having, measured at the time the transaction or transactions are approved by the board of directors of the corporation, an aggregate book value as of the end of the corporation's most recently ended fiscal quarter of 10 percent or more of the total market value of the outstanding stock of the corporation or of its net worth as of the end of its most recently ended fiscal quarter;

          (3)   The issuance or transfer by the corporation, or any subsidiary, in one transaction or a series of transactions, of any equity securities of the corporation or any subsidiary which have an aggregate market value of 5 percent or more of the total market value of the outstanding stock of the corporation to any interested stockholder or any affiliate of any interested stockholder (other than the corporation or any of its subsidiaries) except pursuant to the exercise of warrants or rights to purchase securities offered pro rata to all holders of the corporation's voting stock or any other method affording substantially proportionate treatment to the holders of voting stock;

          (4)   The adoption of any plan or proposal for the liquidation or dissolution of the corporation in which anything other than cash will be received by an interested stockholder or any affiliate of any interested stockholder;

          (5)   Any reclassification of securities (including any reverse stock split), or recapitalization of the corporation, or any merger, consolidation, or share exchange of the corporation with any of its subsidiaries which has the effect, directly or indirectly, in one transaction or a series of transactions, of increasing by 5 percent or more of the total number of outstanding shares, the proportionate amount of the outstanding shares of any class of equity securities of the corporation or any subsidiary which is directly or indirectly owned by any interested stockholder or any affiliate of any interested stockholder; or

          (6)   The receipt by any interested stockholder or any affiliate of any interested stockholder (other than the corporation or any of its subsidiaries) of the benefit, directly or indirectly (except proportionately as a stockholder), of any loan, advance, guarantee, pledge, or other financial assistance or any tax credit or other tax advantage provided by the corporation or any of its subsidiaries.

        (f)    "Common stock" means any stock other than preferred or preference stock.

        (g)   "Control", including the terms "controlling", "controlled by" and "under common control with", means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise, and the beneficial ownership of 10 percent or more of the votes entitled to be cast by a corporation's voting stock creates a presumption of control.

        (h)   "Corporation" includes a real estate investment trust as defined in Title 8 of this article.

        (i)    "Equity security" means:

          (1)   Any stock or similar security, certificate of interest, or participation in any profit sharing agreement, voting trust certificate, or certificate of deposit for an equity security;

          (2)   Any security convertible, with or without consideration, into an equity security, or any warrant or other security carrying any right to subscribe to or purchase an equity security; or

          (3)   Any put, call, straddle, or other option or privilege of buying an equity security from or selling an equity security to another without being bound to do so.

        (j)    "Interested stockholder" means any person (other than the corporation or any subsidiary) that:

          (1)(i)  Is the beneficial owner, directly or indirectly, of 10 percent or more of the voting power of the outstanding voting stock of the corporation after the date on which the corporation had 100 or more beneficial owners of its stock; or

             (ii)  Is an affiliate or associate of the corporation and was the beneficial owner, directly or indirectly, of 10 percent or more of the voting power of the then outstanding stock of the corporation:

              1.     At any time within the 2-year period immediately prior to the date in question; and

              2.     After the date on which the corporation had 100 or more beneficial owners of its stock.

          (2)   For the purpose of determining whether a person is an interested stockholder, the number of shares of voting stock deemed to be outstanding shall include shares deemed owned by the person through application of subsection (d) of this section but may not include any other shares of voting stock which may be issuable pursuant to any agreement, arrangement, or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

          (3)   A person is not an interested stockholder if, prior to the most recent time at which the person would otherwise have become an interested stockholder, the board of directors of the corporation approved the transaction which otherwise would have resulted in the person becoming an interested stockholder.

          (4)   In approving a transaction in accordance with paragraph (3) of this subsection, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

        (k)   "Market value" means:

          (1)   In the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the composite tape for New York Stock Exchange-listed stocks, or, if such stock is not quoted on the composite tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. automated quotations system or any system then in use, or, if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the board of directors of the corporation in good faith; and

          (2)   In the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the board of directors of the corporation in good faith.

        (l)    "Original articles of incorporation" means:

          (1)   Articles of incorporation as originally filed or as amended in accordance with § 2-603 of this article; and

          (2)   Articles of incorporation as amended or restated by a corporation meeting the requirements of § 3-603(e)(1)(i), (ii), or (iv) of this subtitle, without regard to the voting requirements of § 3-603(e)(1)(iii) of this subtitle.

        (m)  "Subsidiary" means any corporation of which voting stock having a majority of the votes entitled to be cast is owned, directly or indirectly, by the corporation.

        (n)   "Voting stock" means shares of capital stock of a corporation entitled to vote generally in the election of directors.

§ 3-602. Business Combinations-In General

        (a)   Unless an exemption under § 3-603(c), (d), or (e) of this subtitle applies, a corporation may not engage in any business combination with any interested stockholder or any affiliate of the interested stockholder for a period of 5 years following the most recent date on which the interested stockholder became an interested stockholder.

        (b)   Unless an exemption under § 3-603 of this subtitle applies, in addition to any vote otherwise required by law or the charter of the corporation, a business combination that is not prohibited by subsection (a) of this section shall be recommended by the board of directors and approved by the affirmative vote of at least:

          (1)   80 percent of the votes entitled to be cast by outstanding shares of voting stock of the corporation, voting together as a single voting group; and

          (2)   Two-thirds of the votes entitled to be cast by holders of voting stock other than voting stock held by the interested stockholder who will (or whose affiliate will) be a party to the business combination or by an affiliate or associate of the interested stockholder, voting together as a single voting group.

§ 3-603. Business Combinations-Exemptions

        (a)   For purposes of this section:

          (1)   "Announcement date" means the first general public announcement of the proposal or intention to make a proposal of the business combination or its first communication generally to stockholders of the corporation, whichever is earlier;

          (2)   "Determination date" means the most recent date on which the interested stockholder became an interested stockholder; and

          (3)   "Valuation date" means:

              (i)  For a business combination voted upon by stockholders, the latter of the day prior to the date of the stockholders' vote or the day 20 days prior to the consummation of the business combination; and

             (ii)  For a business combination not voted upon by stockholders, the date of the consummation of the business combination.

        (b)   The vote required by § 3-602(b) of this subtitle does not apply to a business combination as defined in § 3-601(e)(1) of this subtitle if each of the following conditions is met:

          (1)   The aggregate amount of the cash and the market value as of the valuation date of consideration other than cash to be received per share by holders of common stock in such business combination is at least equal to the highest of the following:

              (i)  The highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the interested stockholder for any shares of common stock of the same class or series acquired by it within the 5-year period immediately prior to the announcement date of the proposal of the business combination, plus an amount equal to interest compounded annually from the earliest date on which the highest per share acquisition price was paid through the valuation date at the rate for 1-year United States Treasury obligations from time to time in effect, less the aggregate amount of any cash dividends paid and the market value of any dividends paid in other than cash, per share of common stock from the earliest date through the valuation date, up to the amount of the interest; or

             (ii)  The highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the interested stockholder for any shares of common stock of the same class or series acquired by it on, or within the 5-year period immediately before, the determination date, plus an amount equal to interest compounded annually from the earliest date on which the highest per share acquisition price was paid through the valuation date at the rate for 1-year United States Treasury obligations from time to time in effect, less the aggregate amount of any cash dividends paid and the market value of any dividends paid in other than cash, per share of common stock from the earliest date through the valuation date, up to the amount of the interest; or

            (iii)  The market value per share of common stock of the same class or series on the announcement date, plus an amount equal to interest compounded annually from that date through the valuation date at the rate for 1-year United States Treasury obligations from time to time in effect, less the aggregate amount of any cash dividends paid and the market value of any dividends paid in other than cash, per share of common stock from that date through the valuation date, up to the amount of the interest; or

            (iv)  The market value per share of common stock of the same class or series on the determination date, plus an amount equal to interest compounded annually from that date through the valuation date at the rate for 1-year United States Treasury obligations from time to time in effect, less the aggregate amount of any cash dividends paid and the market value of any dividends paid in other than cash, per share of common stock from that date through the valuation date, up to the amount of the interest; or

             (v)  The price per share equal to the market value per share of common stock of the same class or series on the announcement date or on the determination date, whichever is higher, multiplied by the fraction of:

              1.     The highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the interested stockholder for any shares of common stock of the same class or series acquired by it within the 5-year period immediately prior to the announcement date, over

              2.     The market value per share of common stock of the same class or series on the first day in such 5-year period on which the interested stockholder acquired any shares of common stock.

          (2)   The aggregate amount of the cash and the market value as of the valuation date of consideration other than cash to be received per share by holders of shares of any class or series of outstanding stock other than common stock in the business combination is at least equal to the highest of the following (whether or not the interested stockholder has previously acquired any shares of the particular class or series of stock):

              (i)  The highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the interested stockholder for any shares of such class or series of stock acquired by it within the 5-year period immediately prior to the announcement date of the proposal of the business combination, plus an amount equal to interest compounded annually from the earliest date on which the highest per share acquisition price was paid through the valuation date at the rate for 1-year United States Treasury obligations from time to time in effect, less the aggregate amount of any cash dividends paid and the market value of any dividends paid in other than cash, per share of the class or series of stock from the earliest date through the valuation date, up to the amount of the interest; or

             (ii)  The highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the interested stockholder for any shares of such class or series of stock acquired by it on, or within the 5-year period immediately prior to, the determination date, plus an amount equal to interest compounded annually from the earliest date on which the highest per share acquisition price was paid through the valuation date at the rate for 1-year United States Treasury obligations from time to time in effect, less the aggregate amount of any cash dividends paid and the market value of any dividends paid in other than cash, per share of the class or series of stock from the earliest date through the valuation date, up to the amount of the interest; or

            (iii)  The highest preferential amount per share to which the holders of shares of such class or series of stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation; or

            (iv)  The market value per share of such class or series of stock on the announcement date, plus an amount equal to interest compounded annually from that date through the valuation date at the rate for 1-year United States Treasury obligations from time to time in effect, less the aggregate amount of any cash dividends paid and the market value of any dividends paid in other than cash, per share of the class or series of stock from that date through the valuation date, up to the amount of the interest; or

             (v)  The market value per share of such class or series of stock on the determination date, plus an amount equal to interest compounded annually from that date through the valuation date at the rate for 1-year United States Treasury obligations from time to time in effect, less the aggregate amount of any cash dividends paid and the market value of any dividends paid in other than cash, per share of the class or series of stock from that date through the valuation date, up to the amount of the interest; or

            (vi)  The price per share equal to the market value per share of such class or series of stock on the announcement date or on the determination date, whichever is higher, multiplied by the fraction of:

              1.     The highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the interested stockholder for any shares of any class of voting stock acquired by it within the 5-year period immediately prior to the announcement date, over

              2.     The market value per share of the same class of voting stock on the first day in such 5-year period on which the interested stockholder acquired any shares of the same class of voting stock.

          (3)   The consideration to be received by holders of any class or series of outstanding stock is to be in cash or in the same form as the interested stockholder has previously paid for shares of the same class or series of stock. If the interested stockholder has paid for shares of any class or series of stock with varying forms of consideration, the form of consideration for such class or series of stock shall be either cash or the form used to acquire the largest number of shares of such class or series of stock previously acquired by it.

          (4)(i)  After the determination date and prior to the consummation of such business combination:

              1.     There shall have been no failure to declare and pay at the regular date therefor any full periodic dividends (whether or not cumulative) on any outstanding preferred stock of the corporation;

              2.     There shall have been:

                A.    No reduction in the annual rate of dividends paid on any class or series of stock of the corporation that is not preferred stock (except as necessary to reflect any subdivision of the stock); and

                B.    An increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the stock; and

              3.     The interested stockholder did not become the beneficial owner of any additional shares of stock of the corporation except as part of the transaction which resulted in such interested stockholder becoming an interested stockholder or by virtue of proportionate stock splits or stock dividends.

             (ii)  The provisions of subsubparagraphs 1 and 2 of subparagraph (i) do not apply if no interested stockholder or an affiliate or associate of the interested stockholder voted as a director of the corporation in a manner inconsistent with such subsubparagraphs and the interested stockholder, within 10 days after any act or failure to act inconsistent with such subsubparagraphs, notifies the board of directors of the corporation in writing that the interested stockholder disapproves thereof and requests in good faith that the board of directors rectify such act or failure to act.

        (c)(1)  Whether or not such business combinations are authorized or consummated in whole or in part after July 1, 1983 or after the determination date, the provisions of § 3-602 of this subtitle do not apply to business combinations that specifically, generally, or generally by types, as to specifically identified or unidentified existing or future interested stockholders or their affiliates, have been approved or exempted therefrom, in whole or in part, by resolution of the board of directors of the corporation:

              (i)  Prior to September 1, 1983 or such earlier date as may be irrevocably established by resolution of the board of directors; or

             (ii)  If involving transactions with a particular interested stockholder or its existing or future affiliates, at any time prior to the most recent time that the interested stockholder became an interested stockholder.

          (2)   Unless by its terms a resolution adopted under this subsection is made irrevocable, it may be altered or repealed by the board of directors, but this shall not affect any business combinations that have been consummated, or are the subject of an existing agreement entered into, prior to the alteration or repeal.

        (d)(1)  Unless the charter or bylaws of the corporation specifically provides otherwise, the provisions of § 3-602 of this subtitle do not apply to business combinations of a corporation that, on July 1, 1983, had an existing interested stockholder, whether a business combination is with the existing stockholder or with any other person that becomes an interested stockholder after July 1, 1983, or their present or future affiliates, unless, at any time after July 1, 1983, the board of directors of the corporation elects by resolution to be subject, in whole or in part, specifically, generally, or generally by types, as to specifically identified or unidentified interested stockholders, to the provisions of § 3-602 of this subtitle.

          (2)   The charter or bylaws of the corporation may provide that if the board of directors adopts a resolution under paragraph (1) of this subsection the resolution shall be subject to approval of the stockholders in the manner and by the vote specified in the charter or the bylaws.

          (3)   An election under this subsection may be added to but may not be altered or repealed except by a charter amendment adopted by a vote of stockholders meeting the requirements of subsection (e)(1)(iii) of this section.

          (4)   If a corporation elects under this subsection to be included within the provisions of this subtitle generally, without qualification or limitation, it shall file with the Department articles supplementary including a copy of the resolution making the election and a statement describing the manner in which the resolution was adopted. The articles supplementary shall be executed in the manner required by Title 1 of this article. The articles supplementary constitute articles supplementary under § 1-101(e)(2) of this article, but do not constitute an amendment to the charter.

        (e)(1)  Unless the charter of the corporation provides otherwise, the provisions of § 3-602 of this subtitle do not apply to any business combination of:

              (i)  A close corporation as defined in § 4-101(b) of this article;

             (ii)  A corporation having fewer than 100 beneficial owners of its stock;

            (iii)  A corporation whose original articles of incorporation have a provision, or whose stockholders adopt a charter amendment after June 30, 1983 by a vote of at least 80 percent of the votes entitled to be cast by outstanding shares of voting stock of the corporation, voting together as a single voting group, and two-thirds of the votes entitled to be cast by persons (if any) who are not interested stockholders of the corporation or affiliates or associates of interested stockholders, voting together as a single voting group, expressly electing not to be governed by the provisions of § 3-602 of this subtitle in whole or in part, or in either case as to business combinations, specifically, generally, or generally by types, or as to identified or unidentified existing or future interested stockholders or their affiliates, provided that, other than in the case of the original articles of incorporation, an amendment may not be effective until 18 months after the vote of stockholders and may not apply to any business combination of the corporation with an interested stockholder (or any affiliate of the interested stockholder) who became an interested stockholder on or before the date of the vote;

            (iv)  A corporation registered under the Investment Company Act of 1940 as an open end investment company;

             (v)  A corporation registered under the Investment Company Act of 1940 as a closed end investment company unless its board of directors adopts a resolution to be subject to § 3-602 of this subtitle on or after June 1, 2000, provided that the resolution shall not be effective with respect to a business combination with any person who has become an interested stockholder before the time that the resolution is adopted; or

            (vi)  A corporation with an interested stockholder that became an interested stockholder inadvertently, if the interested stockholder:

              1.     As soon as practicable (but not more than 10 days after the interested stockholder knew or should have known it had become an interested stockholder) divests itself of a sufficient amount of the voting stock of the corporation so that it no longer is the beneficial owner, directly or indirectly, of 10 percent or more of the outstanding voting stock of the corporation; and

              2.     Would not at any time within the 5-year period preceding the announcement date with respect to the business combination have been an interested stockholder except by inadvertence.

          (2)   For purposes of paragraph (1)(ii) of this subsection, all stockholders of a corporation that have executed an agreement to which the corporation is an executing party governing the purchase and sale of stock of the corporation or a voting trust agreement governing stock of the corporation shall be considered a single beneficial owner of the stock covered by the agreement.

        (f)    A business combination of a corporation that has a charter provision permitted by § 2-104(b)(5) of this article is subject to the voting requirements of § 3-602 of this subtitle unless one of the requirements or exemptions of subsection (b), (c), (d), or (e) of this section have been met.

        Manually signed facsimile copies of the letter of transmittal will be accepted. The letter of transmittal and certificates for shares of Terra common stock and any other required documents should be sent to the exchange agent at one of the addresses set forth below:

The Exchange Agent for the Offer is:

BNY MELLON SHAREOWNER SERVICES

By Mail:	By Overnight Courier or By Hand:
BNY Mellon Shareowner Services Corporate Action Division P.O. Box 3301 South Hackensack, NJ 07606	BNY Mellon Shareowner Services Corporate Action Division 480 Washington Blvd, 27th Floor Jersey City, NJ 07310

By Facsimile:
(For Eligible Institutions Only)
(201) 680-4626

Confirm Facsimile Transmission:
(201) 680-4860

        Any questions or requests for assistance may be directed to the information agent or the dealer managers at their respective addresses or telephone numbers set forth below. Additional copies of this prospectus/offer to exchange, the letter of transmittal and the notice of guaranteed delivery may be obtained from the information agent at its address and telephone numbers set forth below. Holders of shares of Terra common stock may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the offer.

The Information Agent for the Offer is:

501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders May Call Toll Free: 877-456-3507
Banks and Brokers May Call Collect: 212-750-5833

The Dealer Managers for the Offer are:

Morgan Stanley & Co. Incorporated	Rothschild Inc.
1585 Broadway	1251 Avenue of the Americas
New York, New York 10036	New York, New York 10020
Toll Free: (888) 840-4015	Toll Free: (800) 753-5151

        Until the expiration of the offer, or any subsequent offering period, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus/offer to exchange.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS/OFFER TO EXCHANGE

Item 20.    Indemnification of Directors and Officers.

        CF Holdings is a Delaware corporation. Reference is made to Section 102(b)(7) of the DGCL, which enables a corporation in its original certificate of incorporation or an amendment to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except:

  •
  for any breach of the director's duty of loyalty to the corporation or its stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or

  •
  for any transaction from which a director derived an improper personal benefit.

Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person's conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred. The indemnification permitted under the DGCL is not exclusive, and a corporation is empowered to purchase and maintain insurance against liabilities whether or not indemnification would be permitted by statute.

        CF Holdings' Amended and Restated Certificate of Incorporation contains provisions that provide for indemnification of officers and directors and their heirs and representatives to the full extent permitted by, and in the manner permissible under, the DGCL. As permitted by Section 102(b)(7) of the DGCL, CF Holdings' Amended and Restated Certificate of Incorporation contains a provision eliminating the personal liability of a director to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to some exceptions.

        CF Holdings has entered into separate indemnification agreements with each of its board members and officers that require it to indemnify such persons to the fullest extent permitted by the DGCL. These indemnification agreements also require CF Holdings to advance any expenses incurred by the board members and officers as a result of any proceeding against them as to which they could be indemnified.

        CF Holdings maintains, at its expense, a policy of insurance which insures its directors and officers, subject to exclusions and deductions as are usual in these kinds of insurance policies, against specified liabilities which may be incurred in those capacities.

Item 21.    Exhibits and Financial Statement Schedules.

  (a)
  Exhibits.

        See the Exhibit Index.

  (b)
  Financial Statement Schedules.

        None.

  (c)
  Reports, Opinions and Appraisals.

        None.

Item 22.    Undertakings.

        (a)   The undersigned registrant hereby undertakes:

      (a)(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    to include any prospectus/offer to exchange required by Section 10(a)(3) of the Securities Act of 1933.

            (ii)   to reflect in the prospectus/offer to exchange any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus/offer to exchange filed with the SEC pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (2)   That every prospectus (i) that is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (d)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (b)   To respond to requests for information that is incorporated by reference into the prospectus/offer to exchange pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

        (c)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deerfield, State of Illinois, on February 23, 2009.

CF INDUSTRIES HOLDINGS, INC.
By:	/s/ STEPHEN R. WILSON Stephen R. Wilson President and Chief Executive Officer Chairman of the Board

Power of Attorney

        Each person whose signature appears below hereby constitutes and appoints Stephen R. Wilson and Anthony J. Nocchiero, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this registration statement, whether pre-effective or post-effective, including any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or any amendments or supplements hereto in the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on February 23, 2009:

Signature	Title

/s/ STEPHEN R. WILSON Stephen R. Wilson	President and Chief Executive Officer, Chairman of the Board (Principal Executive Officer)
/s/ ANTHONY J. NOCCHIERO Anthony J. Nocchiero	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ RICHARD A. HOKER Richard A. Hoker	Vice President and Corporate Controller (Principal Accounting Officer)
/s/ ROBERT C. ARZBAECHER Robert C. Arzbaecher	Director

Signature	Title

/s/ WALLACE W. CREEK Wallace W. Creek	Director
/s/ WILLIAM DAVISSON William Davisson	Director
/s/ STEPHEN A. FURBACHER Stephen A. Furbacher	Director
/s/ DAVID R. HARVEY David R. Harvey	Director
/s/ JOHN D. JOHNSON John D. Johnson	Director
/s/ EDWARD A. SCHMITT Edward A. Schmitt	Director

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger dated as of July 21, 2005, by and among CF Industries Holdings, Inc., CF Merger Corp. and CF Industries, Inc. (incorporated by reference to Exhibit 2.1 to Amendment No. 3 to CF Industries Holdings, Inc.'s Registration Statement on Form S-1 filed with the SEC on July 26, 2005, File No. 333-124949).
3.1
Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 4.1 to CF Industries Holdings, Inc.'s Registration Statement on Form S-8 filed with the SEC on August 11, 2005, File No. 333-127422).
3.2
Amended and Restated By-laws of CF Industries Holdings, Inc., as amended through December 12, 2008 (incorporated by reference to Exhibit 3.1 to CF Industries Holdings, Inc.'s Current Report on Form 8-K filed with the SEC on December 18, 2008, File No. 001-32597).
4.1
Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 2 to CF Industries Holdings, Inc.'s Registration Statement on Form S-1 filed with the SEC on July 20, 2005, File No. 333-124949).
4.2
Rights Agreement, dated as of July 21, 2005, between CF Industries Holdings, Inc. and The Bank of New York, as the Rights Agent (incorporated by reference to Exhibit 4.2 to Amendment No. 3 to CF Industries Holdings, Inc.'s Registration Statement on Form S-1 filed with the SEC on July 26, 2005, File No. 333-124949).
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding the validity of the common stock being registered.*
8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain tax matters.
12.1	Computation of Ratio of Earnings to Fixed Charges.
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21 to CF Industries Holdings, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2007).
23.1	Consent of KPMG LLP, an independent registered public accounting firm.
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement).
24.1	Power of Attorney (included on the signature pages hereto).
99.1	Form of Letter of Transmittal.
99.2	Form of Notice of Guaranteed Delivery.
99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99.4	Form of Letter to Clients.
99.5	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

*
To be filed by Amendment.